Exhibit 4.1

MARRIOTT OWNERSHIP RESORTS, INC.,

as Issuer

ILG, LLC,

as Co-Issuer

The GUARANTORS party hereto

and

HSBC BANK USA, NATIONAL ASSOCIATION,

as Trustee

INDENTURE

Dated as of September 4, 2018

5.625% Senior Notes due 2023

i

Appendix A — Provisions Relating to Initial Notes and Exchange Notes

EXHIBIT INDEX

Exhibit A	—	Form of Initial Note
Exhibit B	—	Form of Supplemental Indenture
Exhibit C	—	Form of Transferee Letter of Representation

CROSS-REFERENCE TABLE

TIA Section		Indenture Section
310	(a)(1)	7.10
	(a)(2)	7.10
	(a)(3)	N.A.
	(a)(4)	N.A.
	(b)	7.08; 7.10
	(c)	N.A.
311	(a)	7.11
	(b)	7.11
	(c)	N.A.
312	(a)	2.06
	(b)	12.03
	(c)	12.03
313	(a)	7.06
	(b)(1)	N.A.
	(b)(2)	7.06
	(c)	7.06; 12.02
	(d)	7.06
314	(a)(1)	4.03
	(a)(2)	4.03
	(a)(3)	4.03; 12.02
	(a)(4)	4.18
	(b)	N.A.
	(c)(1)	12.04
	(c)(2)	12.04
	(c)(3)	N.A.
	(d)	N.A.
	(e)	12.05
315	(a)	7.01
	(b)	7.05
	(c)	7.01
	(d)	7.01
	(e)	6.11
316	(a) (last sentence)	2.09
	(a)(1)(A)	6.05
	(a)(1)(B)	6.04
	(a)(2)	N.A.
	(b)	6.07
317	(a)(1)	6.08
	(a)(2)	6.09
	(b)	2.05
318	(a)	12.01

N.A. means not applicable.

Note: This Cross-Reference Table shall not, for any purposes, be deemed to be part of this Indenture.

v

INDENTURE, dated as of September 4, 2018, among MARRIOTT OWNERSHIP RESORTS, INC., a Delaware corporation (the “Issuer”), ILG, LLC, a Delaware limited liability company (the “Co-Issuer” and, together with the Issuer, the “Issuers”), MARRIOTT VACATIONS WORLDWIDE CORPORATION, a Delaware corporation (the “Parent Guarantor”), the other GUARANTORS party hereto from time to time and HSBC BANK USA, NATIONAL ASSOCIATION, a national banking association, as Trustee (the “Trustee”).

RECITALS

The Issuers have duly authorized the execution and delivery of this Indenture to provide for the issuance on the date hereof of $88,165,000 aggregate principal amount of the Issuers’ 5.625% Senior Notes due 2023 (the “Original Notes”), together with any Exchange Notes (as defined in Appendix A hereto) issued therefor as provided herein (the Original Notes, any Additional Notes (as defined below) and the Exchange Notes, together referred to herein as the “Notes”). All things necessary to make this Indenture a valid agreement of the Issuers, in accordance with its terms, have been done, and the Issuers have done all things necessary to make the Notes, when executed by the Issuers and authenticated and delivered by the Trustee and duly issued by the Issuers, the valid obligations of the Issuers as hereinafter provided.

In addition, the Guarantors party hereto have duly authorized the execution and delivery of this Indenture as guarantors of the Notes. All things necessary to make this Indenture a valid agreement of each Guarantor, in accordance with its terms, have been done, and each Guarantor has done all things necessary to make the Guarantees, when the Notes are executed by the Issuers and authenticated and delivered by the Trustee and duly issued by the Issuers, the valid obligations of such Guarantor as hereinafter provided.

The Notes are being issued in connection with the Combination Transactions (as defined below).

This Indenture is subject to, and shall be governed by, the provisions of the TIA (as defined below) that are required to be a part of and govern indentures qualified under the TIA.

THIS INDENTURE WITNESSETH

For and in consideration of the premises and the purchase of the Notes by the Holders thereof, the parties hereto covenant and agree, for the equal and proportionate benefit of all Holders, as follows:

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01 Definitions.

“Accounts Receivable Facilities” means the transactions contemplated by the Accounts Receivable Facility Documents pursuant to which the Designated Notes Parties sell Time Share Receivables to a Receivables Subsidiary for resale by such Receivables Subsidiary as part of a customary asset securitization or similar financing transaction involving Time Share Receivables, the obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Parent Guarantor and its Subsidiaries (other than a Receivables Subsidiary) and as to which neither the Parent Guarantor nor any of its Subsidiaries (other than a Receivables Subsidiary) provides credit support of any kind.

“Accounts Receivable Facility Documents” means the pooling and servicing agreement, the receivables purchase agreement and each of the other documents and agreements entered into in connection with an Accounts Receivable Facility, as amended, supplemented, modified, extended, renewed, restated or refunded from time to time.

“Acquisition” means the purchase or acquisition (whether in one or a series of related transactions) by any Person of (a) more than fifty percent (50%) of the Capital Stock with ordinary voting power of another Person or (b) all or substantially all of the Property (other than Capital Stock) of another Person or division or line of business or business unit of another Person, whether or not involving a merger or consolidation with such Person.

“Acquired Debt” means Debt (1) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary, (2) assumed in connection with the acquisition of assets from such Person, whether or not Incurred by such Person in connection with such Person becoming a Restricted Subsidiary of the Parent Guarantor or such acquisition or (3) of a Person at the time such Person merges or amalgamates with or into or consolidates or otherwise combines with the Parent Guarantor or any Restricted Subsidiary. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (1) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (2) of the preceding sentence, on the date of consummation of such acquisition of assets and, with respect to clause (3) of the preceding sentence, on the date of the relevant merger, amalgamation, consolidation or other combination.

“Additional Assets” means:

(a) any Property (other than cash, cash equivalents, securities and inventory), including any improvements thereto through capital expenditures or otherwise, to be used, or that is useful, in a Permitted Business;

(b) Capital Stock of (i) a Person that becomes a Restricted Subsidiary as a result of the acquisition of that Capital Stock by the Parent Guarantor or another Restricted Subsidiary from any Person other than the Parent Guarantor or an Affiliate of the Parent Guarantor or (ii) any Person that at such time is a Restricted Subsidiary; provided, however, that, in the case of this clause (b), the Restricted Subsidiary is primarily engaged in a Permitted Business; or

(c) all or substantially all of the assets of a Permitted Business.

“Additional Interest” means the interest payable as a consequence of the failure to effectuate in a timely manner the exchange offer and/or shelf registration procedures set forth in the Registration Rights Agreement.

“Additional Notes” means any Notes issued under this Indenture in addition to the Original Notes, including any Exchange Notes issued in exchange for such Additional Notes, but excluding (i) any Exchange Notes in respect of the Original Notes and (ii) any Notes issued pursuant to Sections 2.07, 2.08, 2.10 or 3.06 or Appendix A in respect of the Original Notes.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with that specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of that Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Approved Bank” means (a) any lender under the Credit Agreement, (b) any United States domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (c) any bank (or parent thereof) whose short-term commercial paper rating from S&P is at least A-2 or the equivalent thereof or from Moody’s is at least P-2 or the equivalent thereof.

“Asset Sale” means any direct or indirect sale, lease (other than operating lease entered into in the ordinary course of business), transfer, issuance or other disposition (or series of related sales, leases, transfers, issuances or dispositions that are part of a common plan) by the Parent Guarantor or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of:

(a) any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares),

(b) all or substantially all the assets of any division or line of business of the Parent Guarantor or any Restricted Subsidiary, or

(c) any other Property of the Parent Guarantor or any Restricted Subsidiary outside of the ordinary course of business of the Parent Guarantor or such Restricted Subsidiary,

other than, in the case of clause (a), (b) or (c) above,

(i) any disposition by a Restricted Subsidiary to the Parent Guarantor or by the Parent Guarantor or a Restricted Subsidiary to a Restricted Subsidiary;

(ii) any disposition that constitutes a Permitted Investment or Restricted Payment permitted by Section 4.05;

(iii) any disposition effected in compliance with Section 5.01 or 5.02 or any disposition that constitutes a Change of Control;

(iv) any disposition that does not (together with all related dispositions) involve assets having a Fair Market Value or consideration in excess of $7.5 million;

(v) any disposition of Cash Equivalents in the ordinary course of business;

(vi) the creation or Incurrence of a Permitted Lien or any other Lien created or Incurred in compliance with Section 4.06 and dispositions in connection therewith;

(vii) the issuance by a Restricted Subsidiary of Preferred Stock or Disqualified Stock that is permitted by Section 4.04;

(viii) a surrender or waiver of contract rights or a settlement, release or surrender of contract, tort or other claims in the ordinary course of business;

(ix) any sale or other disposition of Time Share Receivables by the Designated Notes Parties and Receivables Subsidiaries pursuant to, and in accordance with the terms of, the Accounts Receivable Facility Documents;

(x) any sale or other disposition of timeshare interests in real property in the ordinary course of business of the Parent Guarantor and its Subsidiaries;

(xi) the disposition in the ordinary course of business of interests in any resort operating as part of the European business of the Parent Guarantor or its Restricted Subsidiaries to an independent trustee after all or substantially all of the Time Share Inventory attributable to such resort have been sold to third parties; and

(xii) the disposition in the ordinary course of business of interests in the entities which hold the interests in inventory used in the operation of the Marriott Vacation Club, Asia Pacific business to an independent trustee or administrative third parties subject to regulatory provisions of the laws of the jurisdictions governing such entities.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at any date of determination,

(a) if the Sale and Leaseback Transaction is a Capital Lease Obligation, the amount of Debt represented thereby according to the definition of “Capital Lease Obligation” and

(b) in all other instances, the greater of:

(1) the Fair Market Value of the Property subject to the Sale and Leaseback Transaction, and

(2) the present value (discounted at the interest rate implicit in the transaction, as reasonably determined by the Parent Guarantor) of the total obligations of the lessee for rental payments during the remaining term of the lease included in the Sale and Leaseback Transaction (including any period for which the lease has been extended).

“Authentication Agent” means the term defined in Section 2.14.

“Average Life” means, as of any date of determination, with respect to any Debt or Preferred Stock, the quotient obtained by dividing:

(a) the sum of the product of the numbers of years (rounded to the nearest one-twelfth of one year) from the date of determination to the dates of each successive scheduled principal payment of that Debt or redemption or similar payment with respect to that Preferred Stock multiplied by the amount of the payment by

(b) the sum of all payments of this kind.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“Beneficial Owner” means a beneficial owner as defined in Rule 13d-3 under the Exchange Act, except that:

(a) a Person shall be deemed to be the Beneficial Owner of all shares that the Person has the right to acquire, whether that right is exercisable immediately or only after the passage of time, and

(b) for purposes of clause (a) of the definition of “Change of Control,” any “person” or “group” (as those terms are defined in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, shall be deemed to be the Beneficial Owners of any Voting Stock of a corporation or other legal entity held by any other corporation or legal entity (the “parent corporation”), so long as that person or group Beneficially Owns, directly or indirectly, in the aggregate a majority of the total voting power of the Voting Stock of that parent corporation.

The term “Beneficially Own” shall have a corresponding meaning.

“Board of Directors” means: (1) with respect to a corporation, the board of directors of the corporation or a duly authorized committee of the board of directors; (2) with respect to a partnership, the board of directors of the general partner of the partnership; (3) with respect to a limited liability company, the managing member or members or any controlling committee or board of managers of such company or the board of directors of the sole member or the managing member thereof; and (4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York or the city in which the Corporate Trust Office of the Trustee is located are authorized or required by law to close.

“Capital Lease Obligation” means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Indenture, the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty, in each case; provided that all obligations of such Person that are or would be characterized as an operating lease as determined in accordance with GAAP as in effect on the Issue Date (whether or not such operating lease was in effect on such date) shall continue to be accounted for as an operating lease (and not as a capital lease) for purposes of this Indenture regardless of any change in GAAP following the Issue Date (or any change in the implementation in GAAP for future periods that are contemplated as of the Issue Date) that would otherwise require such obligation to be re-characterized as a capital lease. For purposes of Section 4.06, a Capital Lease Obligation shall be deemed secured by a Lien on the Property being leased.

“Capital Stock” means, with respect to any Person, any shares or other equivalents (however designated) of any class of corporate stock or partnership interests or any other participation, rights, warrants, options or other interests in the nature of an equity interest in that Person, including Preferred Stock, but excluding any debt security convertible or exchangeable into that equity interest.

“Capital Stock Sale Proceeds” means the aggregate net proceeds (including the Fair Market Value of property other than cash) received by the Parent Guarantor from the issuance or sale (other than to a Subsidiary of the Parent Guarantor or an employee stock ownership plan or trust established by the Parent Guarantor or the Subsidiary for the benefit of their employees) by the Parent Guarantor of its Capital Stock (other than Disqualified Stock) after the Issue Date, net of attorneys’ fees, accountants’ fees, initial purchasers’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with the issuance or sale and net of taxes paid or payable as a result thereof.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Parent Guarantor or any Restricted Subsidiary: (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States, is pledged in support thereof) having maturities of not more than 24 months from the date of acquisition, (b) Dollar denominated time deposits, certificates of deposit or bankers’ acceptances of any Approved Bank, in each case with maturities of not more than 364 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s, and maturing within 24 months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including any of the lenders) or recognized securities dealer having capital and surplus in excess of $500 million for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least one hundred percent (100%) of the amount of the repurchase obligations, (e) Investments (classified in accordance with GAAP as current assets) in money market investment programs registered under the Investment Company Act of 1940 that are administered by financial institutions having capital of at least $500 million and the portfolios of which are limited to Investments of the character described in the foregoing subclauses hereof, (f) other short-term investments utilized by the Parent Guarantor or any Foreign Subsidiaries in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing, (g) U.S. Dollars or foreign currencies held from time to time in the ordinary course of business, and (h) interests in any investment company or money market fund which invests 95% or more of its assets in instruments specified in clauses (a) through (g) above.

“Change of Control” means the occurrence of any of the following events:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, becomes the ultimate Beneficial Owner, directly or indirectly, of 50% or more of the total voting power of the Voting Stock of Parent Guarantor; or

(b) the sale, transfer, assignment, lease, conveyance or other disposition, directly or indirectly, of all or substantially all the Property of the Parent Guarantor, the Issuers and the Restricted Subsidiaries, considered as a whole (other than a disposition of assets as an entirety or virtually as an entirety to a Wholly Owned Restricted Subsidiary), shall have occurred; or

(c) during any period of two consecutive years, individuals who at the beginning of that period constituted the Board of Directors (together with any new directors whose election or appointment by such Board of Directors or whose nomination for election by the shareholders of Parent Guarantor was approved by a vote of not less than three-fourths of the directors then still in office who were either directors at the beginning of that period or whose election or nomination for election was previously so approved or by a vote of the shareholders of Parent Guarantor) cease for any reason to constitute a majority of the Board of Directors then in office; or

(d) the shareholders of Parent Guarantor shall have approved any plan of liquidation or dissolution of Parent Guarantor.

“Code” means the Internal Revenue Code of 1986, as amended.

“Co-Issuer” shall have the meaning assigned to such term in the preamble hereto until a successor Person, if any, shall have become such in compliance with the applicable provisions of this Indenture, and thereafter “Co-Issuer” shall mean such successor Person.

“Combination Transactions” means the acquisition of ILG by the Parent Guarantor through a series of business combinations pursuant to the Merger Agreement.

“Commodity Price Protection Agreement” means, in respect of a Person, any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement designed to protect that Person against fluctuations in commodity prices.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period, plus

(a) without duplication and to the extent deducted (and not added back) in determining such Consolidated Net Income, the sum of:

(i) consolidated interest expense (and, to the extent not reflected therein, bank and letter of credit fees and costs of surety bonds in connection with financing activities) for such period (including imputed interest expense in respect of Capital Lease Obligations),

(ii) consolidated income tax expense for such period,

(iii) all amounts attributable to depreciation and amortization for such period,

(iv) any non-cash extraordinary charges for such period,

(v) any other non-cash charges (other than the write-down or write-off of current assets, any additions to bad debt reserve or bad debt expense or any accruals for estimated sales discounts, returns or allowances) for such period,

(vi) any losses for such period attributable to early extinguishment of Debt or obligations under any Swap Agreement,

(vii) the amount of any restructuring, business optimization costs, charges or reserves (including any unusual or non-recurring operating expenses directly attributable to the implementation of cost savings initiatives), recruiting fees, fees of restructuring or business optimization consultants, integration and non-recurring severance, relocation, consolidation, transition, integration or other similar charges and expenses, contract termination costs, excess pension charges, system establishment charges, start-up or closure or transition costs, expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, fees, expenses or charges relating to curtailments or modifications to pension and post-retirement employee benefit plans and litigation settlements or losses outside the ordinary course of business); provided that the aggregate amount added back pursuant to this clause (vii) may not exceed, when aggregated with the amount of any increase for such period to Consolidated EBITDA pursuant to clause (ii) of the definition of “pro forma,” 10% of Consolidated EBITDA for such period (prior to giving effect to any increase pursuant to such clause (ii) or this clause (a)(vii)), and minus

(b) without duplication:

(i) to the extent not deducted in determining such Consolidated Net Income, all cash payments made during such period on account of non-cash charges that were or would have been added to Consolidated Net Income, and

(ii) to the extent included in determining such Consolidated Net Income, (A) any extraordinary gains and all non-cash items of income (other than normal accruals in the ordinary course of business) for such period and (B) any gains for such period attributable to early extinguishment of Debt or obligations under any Swap Agreement or Hedging Obligation, all determined on a consolidated basis in accordance with GAAP.

“Consolidated Fixed Charges” means, for any period for the Parent Guarantor and its consolidated Restricted Subsidiaries, the sum, without duplication, of,

(a) Consolidated Interest Expense for such period, plus

(b) Disqualified Stock Dividends paid, accrued or scheduled to be paid or accrued during such period, excluding dividends paid in Qualified Capital Stock, plus

(c) Preferred Stock Dividends paid, accrued or scheduled to be paid or accrued during such period, excluding dividends paid in Qualified Capital Stock.

“Consolidated Fixed Charges Coverage Ratio” means, as of any date of determination, the ratio of:

(a) the aggregate amount of Consolidated EBITDA for the most recent four consecutive fiscal quarters ending prior to such determination date for which financial statements are required to be filed pursuant to Section 4.03 to

(b) Consolidated Fixed Charges for those four fiscal quarters;

provided, however, that:

(1) if:

(A) since the beginning of that period the Parent Guarantor or any Restricted Subsidiary has Incurred any Debt that remains outstanding or Repaid any Debt, or

(B) the transaction giving rise to the need to calculate the Consolidated Fixed Charges Coverage Ratio involves an Incurrence or Repayment of Debt, Consolidated Fixed Charges for that period shall be calculated after giving effect on a pro forma basis to that Incurrence or Repayment as if the Debt was Incurred or Repaid on the first day of that period; provided that, in the event of any Repayment of Debt, Consolidated EBITDA for that period shall be calculated as if the Parent Guarantor or such Restricted Subsidiary had not earned any interest income actually earned during such period in respect of the funds used to Repay such Debt, and

(2) if:

(A) since the beginning of that period the Parent Guarantor or any Restricted Subsidiary shall have made any Asset Sale or an Investment (by merger or otherwise) in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of Property which constitutes all or substantially all of an operating unit of a business,

(B) the transaction giving rise to the need to calculate the Consolidated Fixed Charges Coverage Ratio involves an Asset Sale, Investment or acquisition, or

(C) since the beginning of that period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Parent Guarantor or any Restricted Subsidiary since the beginning of that period) shall have made such an Asset Sale, Investment or acquisition,

Consolidated EBITDA for that period shall be calculated after giving pro forma effect to the Asset Sale, Investment or acquisition as if the Asset Sale, Investment or acquisition occurred on the first day of that period.

If any Debt bears a floating rate of interest and is being given pro forma effect, the interest expense on that Debt shall be calculated as if the base interest rate in effect for the floating rate of interest on the date of determination had been the applicable base interest rate for the entire period (taking into account any Interest Rate Agreement applicable to that Debt if the applicable Interest Rate Agreement has a remaining term in excess of 12 months). In the event the Capital Stock of any Restricted Subsidiary is sold during the period, the Parent Guarantor shall be deemed, for purposes of clause (1) above, to have Repaid during that period the Debt of that Restricted Subsidiary to the extent the Parent Guarantor and its continuing Restricted Subsidiaries are no longer liable for that Debt after the sale.

“Consolidated Interest Expense” means, for any period for the Parent Guarantor and its Restricted Subsidiaries, the sum of the total interest expense of the Parent Guarantor and its consolidated Restricted Subsidiaries (calculated without regard to any limitations on the payment thereof) plus, without duplication, the interest component under Capital Lease Obligations determined on a consolidated basis and amortization of original issue discount resulting from the issuance of Debt at less than par; provided that there shall be excluded from Consolidated Interest Expense the following: (a) the amortization of deferred financing, legal and accounting costs with respect to the Credit Agreement, the Existing ILG Notes, the New Marriott Notes, the Convertible Notes and the Notes, (b) the interest expense with respect to Non-Recourse Debt incurred in connection with Accounts Receivable Facilities and (c) the interest income derived from Time Share Receivables, in each case to the extent the same would otherwise have been included therein. Consolidated Interest Expense shall be calculated on a pro forma basis.

“Consolidated Net Income” means, for any period, the net income or loss of the Parent Guarantor and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income of any Person (other than the Parent Guarantor) that is not a Restricted Subsidiary except to the extent of the amount of cash dividends or similar cash distributions actually paid by such Person to the Parent Guarantor or, subject to clauses (b) and (c) below, any of the Restricted Subsidiaries during such period, (b) the income of, and any amounts referred to in clause (a) above paid to, any Restricted Subsidiary (other than the Issuers or a Subsidiary Guarantor) to the extent that, on the date of determination, the declaration or payment of cash dividends or similar cash distributions by such Restricted Subsidiary is restricted by operation of the terms of its organizational documents or any agreement, instrument, judgment, decree, statute, rule or regulation applicable to such Restricted Subsidiary, (c) the income or loss of, and any amounts referred to in clause (a) above paid to, any Restricted Subsidiary that is not wholly owned by the Parent Guarantor to the extent such income or loss or such amounts are attributable to the noncontrolling interest in such Restricted Subsidiary, (d) any (i) non-cash compensation charge or expense arising from any grant of stock, stock options or other equity based awards and any non-cash deemed finance charges in respect of any pension liabilities or other provisions and (ii) income (loss) attributable to deferred compensation plans or trusts, (e) any gain or loss (less all fees and expenses relating thereto) realized upon sales or other dispositions of assets of the Parent Guarantor or such Restricted Subsidiary, other than in the ordinary course of business, (f) any after-tax effect of income (loss) from the early extinguishment of Debt or Hedging Obligations or other derivative instruments, (g) the cumulative effect of a change in accounting principles, (h) any net after-tax (x) extraordinary, unusual or nonrecurring gains or losses and (y) extraordinary, unusual or nonrecurring costs, charges or expenses, (i) any fees, expenses or charges incurred during such period, or any amortization thereof for such period, in connection with any acquisition, recapitalization, Investment, Asset Sale, disposition, incurrence or repayment of Debt (including such fees, expenses or charges related to the offering and issuance of the Notes and other securities and the syndication and incurrence of any Credit Facilities), issuance of Capital Stock, refinancing transaction or amendment or modification of any debt instrument (including any amendment or other modification of the Notes and other securities and any Credit Facilities) and any such transaction undertaken but not completed, and any charges or merger costs incurred during such period as a result of any such transaction (including, for the avoidance of doubt, the effects of expensing all transaction related expenses in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic No. 805, Business Combinations) and (j) the effects from applying purchase accounting, including applying purchase accounting to inventory, property and equipment, software and other intangible assets and deferred revenue required or permitted by GAAP and related authoritative pronouncements, as a result of any other past or future acquisitions or the amortization or write-off of any amounts thereof.

Notwithstanding the foregoing, (i) for purposes of Section 4.05 only, there shall be excluded from Consolidated Net Income any dividends, repayment of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Parent Guarantor or a Restricted Subsidiary to the extent the dividends, repayments or transfers increase the amount of Restricted Payments permitted under Section 4.05 pursuant to clause (c)(iv) or (c)(v) thereof, and (ii) any net income (loss) of any Person (other than the Parent Guarantor) that is not a Restricted Subsidiary shall be excluded in calculating Consolidated Net Income, except that the Parent Guarantor’s equity in the net income of any such Person for any period shall be included without duplication, in such Consolidated Net Income up to the aggregate amount of cash distributed by the Person during such period to the Parent Guarantor or a Restricted Subsidiary as a dividend or distribution.

“Consolidated Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) the aggregate amount of all Debt of the Parent Guarantor and its Restricted Subsidiaries (other than Debt under Accounts Receivable Facilities) secured by Liens at the date of determination (on a pro forma basis reflecting any Incurrence of Debt and repayment of Debt made on such date) to (b) the aggregate amount of Consolidated EBITDA for the Parent Guarantor for the four full fiscal quarters, treated as one period, ending prior to the date of the transaction giving rise to the need to calculate the Consolidated Secured Leverage Ratio for which financial statements are required to be filed pursuant to Section 4.03. In addition to and without limitation of the foregoing, for purposes of this definition, this ratio shall be calculated in a manner consistent with the definition of the “Consolidated Fixed Charges Coverage Ratio,” including any pro forma calculations.

“Consolidated Total Assets” of any Person as of any date means the total assets of such Person and its Restricted Subsidiaries as of the most recent fiscal quarter end for which an internal consolidated balance sheet of such Person and its Subsidiaries is available, all calculated on a consolidated basis in accordance with generally accepted accounting principles.

“Convertible Notes” means the Parent Guarantor’s 1.50% Convertible Senior Notes due 2022 issued pursuant to that certain Indenture, dated as of September 25, 2017, by and between the Parent Guarantor and The Bank of New York Mellon Trust Company, N.A., as trustee.

“Corporate Trust Office” means the designated office of the Trustee at which its corporate trust business shall be administered at any time, and such office at the date hereof is located at 452 Fifth Avenue, 8E6, New York, New York 10018, Attention: Corporate Trust & Loan Agency. The Trustee may designate a different office address from time to time by notice to the Holders and the Issuers. Upon any succession by a successor Trustee, the address shall be the designated corporate trust office of any successor Trustee (or such other address as such successor Trustee may designate from time to time by notice to the Holders and the Issuers).

“Credit Agreement” means that certain Credit Agreement, dated as of August 31, 2018, by and among Marriott Ownership Resorts, Inc. and Interval Acquisition Corp., as borrowers, the Parent Guarantor, the lenders and agents from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, as amended, restated, supplemented, modified, renewed, refunded, replaced (whether at maturity or thereafter) or refinanced in whole or in part from time to time in one or more agreements (in each case, with the same or new agents, lenders or institutional investors).

“Credit Facilities” means, with respect to the Parent Guarantor or any Restricted Subsidiary, one or more debt facilities (including the Credit Agreement) or commercial paper facilities with banks or other lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or bankers’ acceptances or issuances of debt securities evidenced by notes, debentures, bonds or similar instruments, in each case, as amended, restated, supplemented, modified, renewed, refunded, replaced or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time (and whether or not with the original trustee, administrative agent, holders and lenders or another trustee, administrative agent or agents or other holders or lenders and whether provided under the Credit Agreement or any other credit agreement or other agreement or indenture).

“Currency Exchange Protection Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement, currency option or other similar agreement or arrangement designed to protect that Person against fluctuations in currency exchange rates.

“Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

“Debt” means, with respect to any Person on any date of determination (without duplication):

(a) the principal of and premium (if any) in respect of:

(1) debt of the Person for money borrowed, and

(2) debt evidenced by notes, debentures, bonds or other similar instruments for the payment of which the Person is responsible or liable;

(b) all Capital Lease Obligations of the Person and all Attributable Debt in respect of Sale and Leaseback Transactions entered into by the Person;

(c) all obligations of the Person issued or assumed as the deferred purchase price of Property, all conditional sale obligations of the Person and all obligations of the Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

(d) all obligations of the Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (a) through (c) above) entered into in the ordinary course of business of the Person to the extent those letters of credit are not drawn upon or, if and to the extent drawn upon, the drawing is reimbursed no later than the third Business Day following receipt by the Person of a demand for reimbursement following payment on the letter of credit);

(e) the amount of all obligations of the Person with respect to the Repayment of any Disqualified Stock or, with respect to any Subsidiary of the Person, any Preferred Stock (but excluding, in each case, any accrued dividends);

(f) all obligations of the type referred to in clauses (a) through (e) of other Persons and all dividends of other Persons for the payment of which, in either case, the Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

(g) all obligations of the type referred to in clauses (a) through (f) of other Persons secured by any Lien on any Property of the Person (whether or not such obligation is assumed by the Person), the amount of such obligation being deemed to be the lesser of the value of that Property or the amount of the obligation so secured;

(h) to the extent not otherwise included in this definition, Hedging Obligations of such Person (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such Obligations that would be payable by such person at such time); and

(i) all obligations under any Accounts Receivable Facility to the extent that such obligations are required to be reflected as a liability on the consolidated balance sheet of the Parent Guarantor in accordance with GAAP.

The amount of Debt (including, for the avoidance of doubt, any guarantee) of any Person at any date shall be the outstanding balance at that date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at that date.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Non-Cash Consideration” means the Fair Market Value of non-cash consideration received by the Parent Guarantor or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash and Cash Equivalents received in connection with a subsequent sale of such Designated Non-Cash Consideration.

“Designated Notes Parties” shall mean the Issuers or any Guarantor or Foreign Subsidiary that are from time to time party to the Accounts Receivable Facility Documents.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale and Leaseback Transaction and any sale or issuance of Capital Stock in a Restricted Subsidiary but excluding any sale or issuance of Capital Stock in the Parent Guarantor) of any Property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding, for purposes hereof,

(a) Dispositions of obsolete, worn out or no longer useful property, whether now owned or hereafter acquired, in each case, in the ordinary course of business, (b) Dispositions of inventory, promotional materials and product displays in the ordinary course of business, (c) Dispositions of equipment to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property; (d) Dispositions of defaulted receivables in the ordinary course of business for collection, (e) any Involuntary Disposition, and (f) the unwinding of any Hedging Obligation.

“Disqualified Stock” means, with respect to any Person, any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in either case at the option of the holder thereof) or otherwise:

(a) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,

(b) is or may become redeemable or repurchaseable at the option of the holder thereof, in whole or in part, or

(c) is convertible or exchangeable at the option of the holder thereof for Debt or Disqualified Stock,

on or prior to, in the case of clause (a), (b) or (c), the date that is 91 days after the Stated Maturity of the Notes.

“Disqualified Stock Dividends” means all dividends with respect to Disqualified Stock of the Parent Guarantor or any Restricted Subsidiary held by Persons other than the Parent Guarantor or a Wholly Owned Restricted Subsidiary. The amount of any dividend of this kind shall be equal to the quotient of the dividend divided by the difference between one and the maximum statutory consolidated federal, state and local income tax rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of the Disqualified Stock.

“Dollar Equivalent” means, with respect to any monetary amount in a currency other than U.S. Dollars, at any time for the determination thereof, the amount of U.S. Dollars obtained by converting such foreign currency involved in such computation into U.S. Dollars at the spot rate for the purchase of U.S. Dollars with the applicable foreign currency as published by the Federal Reserve Board on the date of such determination.

“Domestic Restricted Subsidiary” means a Restricted Subsidiary that is a U.S. Subsidiary.

“Event of Default” has the meaning set forth in Section 6.01.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated by the SEC thereunder.

“Exchange Notes” means the 5.625% Senior Notes due 2023 of the Issuers issued in a Registered Exchange Offer pursuant to the Registration Rights Agreement.

“Exchange Offer” means the exchange of the Existing ILG Notes for up to $350 million in aggregate principal amount of the Notes, subject to the terms and conditions described in the Offering Memorandum.

“Existing ILG Notes” means the 5.625% Senior Notes due 2023 of IAC issued pursuant to the Original Indenture and those issued pursuant to the Original Indenture in connection with a registered exchange offer pursuant to the Registration Rights Agreement, dated as of April 10, 2015, by and among IAC, the guarantors named therein and the initial purchasers named therein.

“Fair Market Value” means, with respect to any asset or liability, the fair market value of such asset or liability, as determined by an Officer of the Issuer in good faith.

“Foreign Subsidiary” means any Restricted Subsidiary of the Parent Guarantor that is not a U.S. Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board Accounting Standards Codification or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date, except with respect to any reports or financial information required to be delivered pursuant to Section 4.03, which shall be prepared in accordance with GAAP as in effect on the date thereof. For the purposes of this Indenture, the term “consolidated,” with respect to any Person, shall mean such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary shall be accounted for as an Investment. If at any time the SEC permits or requires U.S. domiciled companies subject to the reporting requirements of the Exchange Act to use IFRS in lieu of GAAP for financial reporting purposes, the Parent Guarantor may elect by written notice to the Trustee to so use IFRS in lieu of GAAP and, upon any such notice, references herein to GAAP shall thereafter be construed to mean (a) for periods beginning on and after the date specified in such notice, IFRS as in effect on the date specified in such notice, except with respect to any reports or financial information required to be delivered pursuant to Section 4.03, which shall be prepared in accordance with IFRS as in effect on the date thereof and (b) for prior periods, GAAP as defined in the first sentence of this definition.

“Global Note” means a Note in registered global form without interest coupons.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America or any country that is a member of the European Union on the Issue Date (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America or such European Union country is pledged and which are not callable or redeemable at the Issuers’ option.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt of any other Person and any obligation, direct or indirect, contingent or otherwise, of that Person:

(a) to purchase or pay (or advance or supply funds for the purchase or payment of) the Debt of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise), or

(b) entered into for the purpose of assuring in any other manner the obligee against loss in respect of such Debt (in whole or in part);

provided, however, that the term “Guarantee” shall not include:

(1) endorsements for collection or deposit in the ordinary course of business, or

(2) a contractual commitment by one Person to invest in another Person for so long as the Investment is reasonably expected to constitute a Permitted Investment under clause (a), (b) or (h) of the definition of “Permitted Investment.”

The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantors” means the Parent Guarantor and the Subsidiary Guarantors.

“Hedging Obligation” of any Person means any obligation of that Person pursuant to any Interest Rate Agreement, Currency Exchange Protection Agreement, Commodity Price Protection Agreement or any other similar agreement or arrangement.

“Holder” or “Noteholder” means the Person in whose name the Note is registered on the Note register described in Section 2.04.

“IAC” means Interval Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of ILG.

“IFRS” means the international financial reporting standards as issued by the International Accounting Standards Board.

“ILG” means ILG, LLC, a Delaware limited liability company (formerly known as ILG, Inc., a Delaware corporation), and any of its successors.

“Incur” means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by merger, conversion, exchange or otherwise), extend, assume, Guarantee or become liable in respect of that Debt or other obligation or the recording, as required pursuant to GAAP or otherwise, of any Debt or obligation on the balance sheet of that Person (and “Incurrence” and “Incurred” shall have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation of that Person that exists at such time, and is not theretofore classified as Debt, becoming Debt shall not be deemed an Incurrence of that Debt; provided further, however, that any Debt or other obligations of a Person existing at the time the Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by that Subsidiary at the time it becomes a Subsidiary; and provided further, however, that solely for purposes of determining compliance with Section 4.04, amortization of debt discount or premium shall not be deemed to be the Incurrence of Debt; provided that in the case of Debt sold at a discount or at a premium, the amount of the Debt Incurred shall at all times be the aggregate principal amount at Stated Maturity.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Independent Financial Advisor” means an accounting or investment banking firm of national standing or any third-party appraiser of national standing; provided that the firm or appraiser is not an Affiliate of the Parent Guarantor.

“interest” with respect to the Notes means interest with respect thereto and Additional Interest, if any.

“Interest Payment Date” means April 15 and October 15 of each year to the Stated Maturity of the Notes.

“Interest Rate Agreement” means, for any Person, any interest rate swap agreement, interest rate option agreement or other similar agreement or arrangement designed to protect against fluctuations in interest rates.

“Issuer” shall have the meaning assigned to such term in the preamble hereto until a successor Person or successor Persons shall have become such in compliance with the applicable provisions of this Indenture, and thereafter “Issuer” shall mean such successor Person or successor Persons.

“Issuers” shall mean the Issuer and the Co-Issuer (if applicable) together; provided that if no Co-Issuer is a party to this Indenture, all references to Issuers herein shall refer to the Issuer.

“Investment” by any Person means any direct or indirect loan (other than advances to customers and suppliers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of that Person), advance or other extension of credit or capital contribution (by means of transfers of cash or other Property to others or payments for Property or services for the account or use of others, or otherwise) to, or Incurrence of a Guarantee of any obligation of, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, any other Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor undertakes any Support Obligation with respect to Debt or other obligations of such other Person. For purposes of Section 4.05, Section 4.10 and the definition of “Restricted Payment,” “Investment” shall include the portion (proportionate to the Parent Guarantor’s equity interest in the Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Parent Guarantor at the time that the Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of that Subsidiary as a Restricted Subsidiary, the Parent Guarantor shall be deemed to continue to have a permanent Investment in an Unrestricted Subsidiary of an amount (if positive) equal to:

(a) the Parent Guarantor’s Investment in that Subsidiary at the time of such redesignation, less

(b) the portion (proportionate to the Parent Guarantor’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of that Subsidiary at the time of such redesignation.

In determining the amount of any Investment made by transfer of any Property other than cash, the Property shall be valued at its Fair Market Value at the time of the Investment.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P.

“Involuntary Disposition” means the receipt by the Parent Guarantor or any Restricted Subsidiary of any cash insurance proceeds or condemnation awards or expropriation compensation payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of its Property.

“Issue Date” means September 4, 2018.

“Lien” means, with respect to any Property of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to that Property (including any Capital Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing or any Sale and Leaseback Transaction).

“Merger Agreement” means the Agreement and Plan of Merger, dated as of April 30, 2018, by and among Marriott Vacations Worldwide Corporation, ILG, Inc., Ignite Holdco, Inc., Ignite Holdco Subsidiary, Inc., Volt Merger Sub, Inc. and Volt Merger Sub, LLC, as the same may be amended, restated or otherwise modified.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Available Cash” from any Asset Sale means cash payments received therefrom (including any cash payments received upon the sale or other disposition of any Designated Non-Cash Consideration received in any Asset Sale, any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Debt or other obligations relating to the Property that is the subject of that Asset Sale or received in any other non-cash form), in each case net of:

(a) all legal, title and recording tax expenses, commissions and other fees (including, without limitation, brokers’ or investment bankers’ commissions or fees) and expenses incurred, and all federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of the Asset Sale,

(b) all payments made on any Debt that is secured by any Property subject to the Asset Sale, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to that Property, or which must by its terms, or in order to obtain a necessary consent to the Asset Sale, or by applicable law, be repaid out of the proceeds from the Asset Sale,

(c) all distributions and other payments required to be made to noncontrolling interest holders in Subsidiaries or joint ventures as a result of the Asset Sale, and

(d) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the Property disposed in the Asset Sale and retained by the Parent Guarantor or any Restricted Subsidiary after the Asset Sale, provided, that, to the extent that any portion of the consideration for an Asset Sale is required by contract to be held in a separate escrow or deposit account to support indemnification, adjustment of purchase price or similar obligations, such portion of the consideration shall become Net Available Cash only at such time as it is released to the Parent Guarantor or a Restricted Subsidiary from the escrow or deposit account.

“Net Cash Proceeds” means with respect to any Incurrence or issuance of Debt, the aggregate principal amount actually received in cash by the Parent Guarantor or any Restricted Subsidiary in connection therewith, net of direct costs (including legal, accounting and investment banking fees and expenses, sales brokerage commissions and underwriting discounts).

“New Marriott Notes” means the Issuers’ 6.500% Senior Notes due 2026 issued under an Indenture, dated as of August 23, 2018, among the Issuer, the guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee, as amended by the First Supplemental Indenture, dated as of September 1, 2018, as further amended or supplemented from time to time.

“Non-Recourse Debt” means Debt of a Person: (a) which the lenders or holders thereof have no recourse other than to specific assets of such Person and (b) as to which neither the Parent Guarantor nor any of its Subsidiaries provides any Support Obligation or credit support of any kind. Notwithstanding the foregoing, Debt shall not be considered to be recourse to a Person if recourse is contingent upon the occurrence of specified events that have not yet occurred in circumstances in which the occurrence of such events is within the control of such Person (e.g., provisions commonly known as “bad boy” provisions).

“Note Guarantee” means, individually, any Guarantee of payment of the Notes and the Issuers’ other obligations under this Indenture by a Guarantor pursuant to the terms of this Indenture and any supplemental indenture thereto, and, collectively, all such Guarantees.

“Offering Memorandum” means the offering memorandum and consent solicitation statement, dated July 26, 2018, as amended on August 15, 2018 and as further amended or supplemented.

“Officer” means, with respect to any Person, (1) the Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, Vice Chairman, any President, the Chief Accounting Officer, any Executive Vice President, any Senior Vice President or Vice President, the Controller, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of (a) such Person or (b) if such Person is owned or managed by a single entity, of such entity, or (2) any other individual designated as an “officer” by the Board of Directors of such Person or any other body or Person authorized by the organizational documents or by the members of such Person to act for it.

“Officer’s Certificate” means a certificate signed by one Officer of the Issuer and delivered to the Trustee.

“Opinion of Counsel” means a written opinion from legal counsel which is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer.

“Original Indenture” means the Indenture governing the Existing ILG Notes, dated as of April 10, 2015, by and among IAC, the guarantors party thereto from time to time and HSBC Bank USA, National Association, as trustee, as in effect immediately prior to the consummation of the Exchange Offer on the Issue Date.

“Parent Guarantor” shall have the meaning assigned to such term in the preamble hereto until a successor Person shall have become such in compliance with the applicable provisions of this Indenture, and thereafter “Parent Guarantor” shall mean such successor Person.

“Permitted Bond Hedge Transaction” means any call or capped call option (or substantively equivalent derivative transaction) relating to the Parent Guarantor’s common stock (or other securities or property following a merger event or other change of the common stock of the Parent Guarantor) purchased by the Parent Guarantor in connection with the issuance of any convertible Debt; provided that the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received by the Parent Guarantor from the sale of any related Permitted Warrant Transaction, does not exceed the net proceeds received by the Parent Guarantor from the sale of such convertible Debt issued in connection with such Permitted Bond Hedge Transaction.

“Permitted Business” means any business that is reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which the Parent Guarantor and its Restricted Subsidiaries are engaged on the Issue Date.

“Permitted Investment” means any Investment by the Parent Guarantor or a Restricted Subsidiary in:

(a) any Restricted Subsidiary or any Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided that the primary business of the Restricted Subsidiary is a Permitted Business;

(b) any Person if as a result of the Investment that Person is merged or consolidated with or into, or transfers or conveys all or substantially all its Property to, the Parent Guarantor or a Restricted Subsidiary; provided that the Person’s primary business is a Permitted Business;

(c) cash, Cash Equivalents and Temporary Cash Investments;

(d) commission, payroll, travel and similar advances to cover matters that are expected at the time of those advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(e) stock, obligations or other securities received in settlement of debts created in the ordinary course of business and owing to the Parent Guarantor or a Restricted Subsidiary or in satisfaction of judgments;

(f) any Person to the extent the Investment represents the non-cash portion of the consideration received in connection with an Asset Sale consummated in compliance with Section 4.07;

(g) Hedging Obligations permitted under clauses (v), (vi) or (vii) of the second paragraph of Section 4.04;

(h) customers or suppliers of the Parent Guarantor or any of its Subsidiaries in the form of extensions of credit or transfers of Property, to the extent otherwise constituting an Investment, and in the ordinary course of business and any Investments received in the ordinary course of business in satisfaction or partial satisfaction thereof;

(i) any Person if the Investments (or binding commitments in respect thereof) are outstanding on the Issue Date and not otherwise described in clauses (a) through (h) above, and any extension, modification or renewal of any such Investments (but not any such extension, modification, renewal or to the extent it involves additional advances, contributions or other investments of cash or property, other than reasonable expenses incidental to the structuring, negotiation and consummation of such extension, modification or renewal);

(j) any securities, derivative instruments or other Investments of any kind that are acquired and held for the benefit of Parent Guarantor or Restricted Subsidiary employees in the ordinary course of business pursuant to deferred compensation plans or arrangements approved by the Board of Directors; provided, however, that (i) the amount of such Investment represents funds paid or payable in respect of deferred compensation previously included as an expense in the calculation of Consolidated Net Income (and not excluded pursuant to clause (d) of the definition of “Consolidated Net Income”), and (ii) the terms of such Investment shall not require any additional Investment by the Parent Guarantor or any Restricted Subsidiary;

(k) any Person (other than an Affiliate) in aggregate amount not to exceed the greater of (x) $50 million and (y) 5.0% of the Parent Guarantor’s Consolidated Total Assets outstanding at any one time in the aggregate;

(l) any Investment acquired in exchange for shares of Capital Stock of the Parent Guarantor (other than Disqualified Stock); provided that the proceeds of such issuance shall be excluded from the definition of “Capital Stock Sale Proceeds”;

(m) any receivable owing to the Parent Guarantor or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided that such trade terms may include such concessionary trade terms as the Parent Guarantor or any such Restricted Subsidiary deems reasonable under the circumstances;

(n) any Investment (i) in exchange for any other Investment or accounts receivable held by the Parent Guarantor or any such Restricted Subsidiary in connection with or as a result of bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, (ii) in satisfaction of judgments or in compromise, settlement or resolution of any litigation, arbitration or other dispute, or (iii) as a result of a foreclosure by the Parent Guarantor or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(o) Guarantees of Debt permitted under Section 4.04;

(p) Investments made in connection with the funding of contributions under any nonqualified retirement plan or similar employee compensation plan in an amount not to exceed the amount of compensation expense recognized by the Parent Guarantor and its Restricted Subsidiaries in connection with such plans;

(q) Investments in joint ventures or in Unrestricted Subsidiaries or entities that become joint ventures or Unrestricted Subsidiaries as a result of such Investments, having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (q) that are at that time outstanding, not to exceed 10.0% of the Parent Guarantor’s Consolidated Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(r) except to the extent constituting an Acquisition, Investments by the Parent Guarantor in Receivables Subsidiaries in connection with Accounts Receivable Facilities;

(s) Investments held by a Person at the time such Person becomes a Restricted Subsidiary or is merged with or into the Parent Guarantor or any Restricted Subsidiary and not made in contemplation of such Person becoming a Restricted Subsidiary;

(t) advances in the ordinary course of business to secure developer contracts of the Parent Guarantor and its Subsidiaries;

(u) Investments arising from pledges and deposits pursuant to paragraphs (g), (h) and (u) of the definition of Permitted Liens;

(v) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business or Investments acquired by the Parent Guarantor or a Restricted Subsidiary as a result of a foreclosure by the Parent Guarantor or any Restricted Subsidiary with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(w) loans or advances or other similar transactions with customers, distributors, clients, developers, suppliers or purchasers or sellers of goods or services, in each case, in the ordinary course of business, regardless of frequency;

(x) advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the Parent Guarantor or such Restricted Subsidiary;

(y) guarantees by the Parent Guarantor or any Restricted Subsidiary of operating leases or of other obligations that do not constitute Debt, in each case entered into by the Parent Guarantor or any Restricted Subsidiary in the ordinary course of business; and

(z) Investments consisting of the non-exclusive licensing of intellectual property pursuant to joint marketing arrangements with other Persons otherwise permitted hereunder.

For the avoidance of doubt, any Investment that is a Permitted Investment hereunder may be transferred to the Parent Guarantor or a Restricted Subsidiary, or exchanged for other assets of the Parent Guarantor or a Restricted Subsidiary.

“Permitted Liens” means:

(a) Liens (including, without limitation and to the extent constituting a Lien, negative pledges) to secure Debt in an aggregate principal amount not to exceed the amount permitted to be Incurred under clause (ii) of the second paragraph of Section 4.04, regardless of whether the Parent Guarantor and the Restricted Subsidiaries are actually subject to Section 4.04 at the time the Lien is Incurred;

(b) Liens for taxes, assessments or governmental charges or levies on the Property of the Parent Guarantor or any Restricted Subsidiary and deposits in respect thereof if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision that shall be required in conformity with GAAP shall have been made therefor;

(c) Liens imposed by law, such as carriers’, warehousemen’s, materialmen’s, repairmen’s and mechanics’ Liens and other similar Liens, on the Property of the Parent Guarantor or any Restricted Subsidiary arising in the ordinary course of business and securing payment of obligations that are not more than 60 days past due or are being contested in good faith and by appropriate proceedings;

(d) Liens on the Property of the Parent Guarantor or any Restricted Subsidiary Incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety bonds or other obligations of a like nature and Incurred in a manner consistent with industry practice, including banker’s liens and rights of set-off, in each case which are not Incurred in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of Property and which do not in the aggregate impair in any material respect the use of Property in the operation of the business of the Parent Guarantor and the Restricted Subsidiaries taken as a whole;

(e) Liens on Property at the time the Parent Guarantor or any Restricted Subsidiary acquired the Property, including any acquisition by means of a merger or consolidation with or into the Parent Guarantor or any Restricted Subsidiary; provided, however, that any Lien of this kind may not extend to any other Property of the Parent Guarantor or any Restricted Subsidiary; provided further, however, that the Liens shall not have been Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which the Property was acquired by the Parent Guarantor or any Restricted Subsidiary;

(f) Liens on the Property of a Person at the time that Person becomes a Restricted Subsidiary; provided, however, that any Lien of this kind may not extend to any other Property of the Parent Guarantor or any other Restricted Subsidiary that is not a direct Subsidiary of that Person; provided further, however, that the Lien was not Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which the Person became a Restricted Subsidiary;

(g) pledges or deposits by the Parent Guarantor or any Restricted Subsidiary under workers’ compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases to which the Parent Guarantor or any Restricted Subsidiary is party, or deposits to secure public or statutory obligations of the Parent Guarantor or any Restricted Subsidiary, or deposits for the payment of rent, in each case Incurred in the ordinary course of business;

(h) Liens (including, without limitation and to the extent constituting Liens, negative pledges), assignments and pledges of rights to receive premiums, interest or loss payments or otherwise arising in connection with workers’ compensation loss portfolio transfer insurance transactions or any insurance or reinsurance agreements pertaining to losses covered by insurance, and Liens (including, without limitation and to the extent constituting Liens, negative pledges) in favor of insurers or reinsurers on pledges or deposits by the Parent Guarantor or any Restricted Subsidiary under workmen’s compensation laws, unemployment insurance laws or similar legislation;

(i) Liens of landlords on fixtures, equipment and movable property located on leased premises and utility easements, building restrictions and such other encumbrances or charges against real Property as are of a nature generally existing with respect to properties of a similar character;

(j) Liens arising out of judgments or awards against the Parent Guarantor or a Restricted Subsidiary with respect to which the Parent Guarantor or the Restricted Subsidiary shall then be proceeding with an appeal or other proceeding for review;

(k) Liens in favor of issuers of performance, stay, appeal, indemnification, surety or similar bonds, completion guarantees or letters of credit issued pursuant to the request of and for the account of the Parent Guarantor or a Restricted Subsidiary in the ordinary course of its business; provided that these letters of credit do not constitute Debt;

(l) leases or subleases of real property granted by the Parent Guarantor or a Restricted Subsidiary to any other Person and not interfering in any material respect with the business of the Parent Guarantor and its Subsidiaries, taken as a whole;

(m) Liens (including, without limitation and to the extent constituting Liens, negative pledges) on intellectual property arising from intellectual property licenses entered into in the ordinary course of business;

(n) Liens on Capital Stock in joint ventures securing obligations of such joint venture, to the extent required by the terms of the organizational documents or material contracts of such joint venture;

(o) Liens existing on the Issue Date not otherwise described in clauses (a) through (n) above;

(p) Liens securing Debt Incurred pursuant to clause (ix) of the second paragraph of Section 4.04 on the Property (other than in respect of a Receivables Subsidiary) purchased with the proceeds of such Debt;

(q) Liens on the Property of the Parent Guarantor or any Restricted Subsidiary to secure any Refinancing, in whole or in part, of any Debt secured by Liens referred to in clause (e), (f), (o) or (p) above or this clause (q); provided, however, that any Lien of this kind shall be limited to all or part of the same Property that secured the original Lien (together with improvements and accessions to such Property) and the aggregate principal amount of Debt that is secured by the Lien shall not be increased to an amount greater than the sum of:

(1) the outstanding principal amount, or, if greater, the committed amount, of the Debt secured by Liens described under clause (e), (f), (o) or (p) above or this clause (q), as the case may be, at the time the original Lien became a Permitted Lien under this Indenture, and

(2) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, Incurred by the Parent Guarantor or the Restricted Subsidiary in connection with the Refinancing;

(r) Liens on cash or Temporary Cash Investments held as proceeds of Permitted Refinancing Debt pending the payment, purchase, defeasance or other retirement of the Debt being Refinanced;

(s) Liens not otherwise permitted by clauses (a) through (r) above (other than in respect of a Receivables Subsidiary) securing obligations with an aggregate principal amount not to exceed $25 million;

(t) Liens securing Hedging Obligations permitted under clause (xii) of the second paragraph of Section 4.04;

(u) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(v) Liens to secure Debt (assuming any commitments for secured Debt of the Parent Guarantor and its Restricted Subsidiaries were fully drawn) so long as on a pro forma basis, after giving effect to such Liens, the Consolidated Secured Leverage Ratio does not exceed 3.25 to 1.00;

(w) Liens on property of any Foreign Subsidiary securing Debt of a Foreign Subsidiary Incurred pursuant to clause (xi) of the second paragraph of Section 4.04;

(x) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Parent Guarantor and its Restricted Subsidiaries in the ordinary course of business;

(y) any interest or title of a lessor under any Capital Lease Obligation or operating lease;

(z) Liens granted by a Receivables Subsidiary on Time Share Receivables sold by or to it pursuant to the Accounts Receivable Facility Documents to the extent that such Liens are created by the Accounts Receivable Facility Documents and permitted under clause (xv) of the second paragraph of Section 4.04;

(aa) Liens in favor of any Issuer, the Parent Guarantor or any Restricted Subsidiary;

(bb) licenses, sublicenses, leases or subleases granted to others not interfering in any material respect with the business of the Parent Guarantor or any Restricted Subsidiary;

(cc) Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

(dd) pledges and deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Parent Guarantor or any Restricted Subsidiary;

(ee) Liens solely on any cash earnest money deposits made by the Parent Guarantor or any Restricted Subsidiary in connection with any letter of intent or purchase agreement in respect of any Investment permitted hereunder;

(ff) Liens on goods or inventory the purchase, shipment or storage price of which is financed by a bank guarantee or bankers’ acceptance issued or created for the account of the Parent Guarantor or any Restricted Subsidiary in the ordinary course of business so long as such Liens are extinguished when such goods or inventory are delivered to the Parent Guarantor or a Restricted Subsidiary; provided, that such Lien secures only the obligations of the Parent Guarantor or such Restricted Subsidiary in respect of such bankers’ acceptance or bank guarantee to the extent permitted under Section 4.04; and

(gg) Liens securing insurance premiums financing arrangements; provided, that such Liens are limited to the applicable unearned insurance premiums.

For purposes of determining compliance with Section 4.06 and this definition of Permitted Liens, in the event that a Lien meets the criteria of more than one of the categories described above in clauses (a) through (gg) of Permitted Liens, the Parent Guarantor shall be permitted, in its sole discretion, (x) to classify such Lien on the date of Incurrence and may later reclassify such Lien in any manner (based on the circumstances existing at the time of any such reclassification), (y) to divide and later redivide the amount of such Lien among more than one of such clauses and (z) shall only be required to include such Lien in one of any such clauses; provided that all Liens Incurred pursuant to clause (a) of Permitted Liens shall be deemed to be Incurred pursuant to clause (a) of Permitted Liens and shall not later be reclassified, and the amount of such Liens shall not be divided or later redivided among any other clause of Permitted Liens.

“Permitted Refinancing Debt” means any Debt that Refinances any other Debt, including any successive Refinancings, so long as:

(a) the new Debt is in an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) not in excess of the sum of:

(1) the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding of the Debt being Refinanced, and

(2) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, related to the Refinancing,

(b) the Average Life of the new Debt is equal to or greater than the Average Life of the Debt being Refinanced,

(c) the Stated Maturity of the new Debt is no earlier than the Stated Maturity of the Debt being Refinanced, and

(d) the new Debt shall not be senior in right of payment to the Debt that is being Refinanced;

provided, however, that Permitted Refinancing Debt shall not include:

(x) Debt of a Subsidiary that is not a Subsidiary Guarantor that Refinances Debt of the Parent Guarantor, any Issuer or any Subsidiary Guarantor, or

(y) Debt of the Parent Guarantor or a Restricted Subsidiary that Refinances Debt of an Unrestricted Subsidiary.

“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) relating to the Parent Guarantor’s common stock (or other securities or property following a merger event or other change of the common stock of the Parent Guarantor) and/or cash (in an amount determined by reference to the price of such common stock) sold by the Parent Guarantor substantially concurrently with any purchase by the Parent Guarantor of a Permitted Bond Hedge Transaction.

“Person” means any individual, corporation, company (including any limited liability company), association, partnership, joint venture, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of that Person, over shares of any other class of Capital Stock issued by that Person.

“Preferred Stock Dividends” means all dividends with respect to Preferred Stock of the Parent Guarantor or any Restricted Subsidiary held by Persons other than the Parent Guarantor or a Wholly Owned Restricted Subsidiary. The amount of any dividend of this kind shall be equal to the quotient of the dividend divided by the difference between one and the maximum statutory consolidated federal, state and local income rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of the Preferred Stock.

“Productive Assets” means assets (other than securities and inventory) that are used or usable by the Parent Guarantor and its Restricted Subsidiaries in Permitted Businesses.

“pro forma” means, with respect to any computation hereunder required to be made on a pro forma basis giving effect to any proposed Investment or other acquisition, any Disposition (other than any Disposition pursuant to clause (ix) of the definition of “Asset Sale”), any Restricted Payment or any payment of or in respect of any Debt (collectively, “Pro Forma Events”), computation thereof after giving pro forma effect to adjustments in connection with such Pro Forma Event that are either (i) in accordance with Regulation S-X under the Securities Act or (ii) set forth in an Officer’s Certificate and believed in good faith by the Issuers to be probable based on actions taken or to be taken within 12 months following the consummation of the relevant Pro Forma Event; provided that the aggregate amount of any increase in Consolidated EBITDA resulting from adjustments pursuant to this clause (ii) for any four fiscal quarter period of the Issuers, when aggregated with the amount of any addback to Consolidated EBITDA pursuant to clause (a)(vii) of the definition thereof for such period, shall not exceed 10% of Consolidated EBITDA for such period (prior to giving effect to any increase pursuant to such clause (a)(vii) or this clause (ii)), in each case, using, for purposes of making such computation, the consolidated financial statements of the Parent Guarantor and the Restricted Subsidiaries (and, to the extent applicable, the historical financial statements of any entities or assets so acquired or to be acquired, or so disposed or to be disposed), which shall be reformulated as if such Pro Forma Event (and, in the case of any pro forma computations made hereunder to determine whether such Pro Forma Event is permitted to be consummated hereunder, to any other Pro Forma Event consummated since the first day of the period covered by any component of such pro forma computation and on or prior to the date of such computation), and any Debt or other liabilities Incurred in connection with any such Pro Forma Event, had been consummated and Incurred at the beginning of such period.

“Pro Forma Events” has the meaning set forth in the definition of “pro forma.”

“Property” means, with respect to any Person, any interest of that Person in any kind of property, plant, equipment or other asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any other Person. For purposes of any calculation required pursuant to this Indenture, the value of any Property shall be its Fair Market Value.

“Purchase Money Debt” means Debt:

(a) consisting of the deferred purchase price of property, conditional sale obligations, obligations under any title retention agreement, other purchase money obligations and obligations in respect of industrial revenue bonds, in each case where the maturity of the Debt does not exceed the anticipated useful life of the Property being financed, and

(b) Incurred to finance the acquisition, construction or lease by the Parent Guarantor or a Restricted Subsidiary of the Property, including additions and improvements thereto;

provided, however, that the Debt is Incurred within 365 days after the acquisition, construction or lease of the Property by the Parent Guarantor or Restricted Subsidiary.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Stock.

“Rating Agencies” means Moody’s and S&P; provided that if no rating of Moody’s or S&P then exists, the equivalent of such rating by any other nationally recognized statistical rating organization within the meaning of Rule 436 under the Securities Act.

“Receivables Subsidiary” shall mean a special purpose Wholly Owned Subsidiary of the Parent Guarantor formed to enter into an Accounts Receivable Facility, and in each case engages only in activities reasonably related or incidental thereto.

“Record Date” for the interest or Additional Interest, if any, payable on any applicable Interest Payment Date means the April 1 or October 1 (whether or not a Business Day) immediately preceding such Interest Payment Date.

“Refinance” means, in respect of any Debt, to refinance, extend, renew, refund, repay, prepay, repurchase, redeem, defease or retire, or to issue other Debt, in exchange or replacement for, that Debt. “Refinanced” and “Refinancing” shall have correlative meanings.

“Registration Rights Agreement” means that certain registration rights agreement, dated as of the Issue Date, by and among the Issuers, the Guarantors named therein and the Dealer Managers.

“Repay” means, in respect of any Debt, to repay, prepay, repurchase, redeem, legally defease or otherwise retire that Debt. “Repayment” and “Repaid” shall have correlative meanings. For purposes of Section 4.04 and Section 4.07 and the definition of “Consolidated Fixed Charges Coverage Ratio,” Debt shall be considered to have been Repaid only to the extent the related loan commitment, if any, shall have been permanently reduced in connection therewith.

“Restricted Payment” means:

(a) any dividend or distribution (whether made in cash, securities or other Property) declared or paid on or with respect to any shares of Capital Stock of the Parent Guarantor or any Restricted Subsidiary (including any payment in connection with any merger or consolidation with or into the Parent Guarantor or any Restricted Subsidiary), except for any dividend or distribution that is made solely to the Parent Guarantor, the Issuers or another Restricted Subsidiary or any dividend or distribution payable solely in shares of Capital Stock (other than Disqualified Stock) of the Parent Guarantor;

(b) the purchase, repurchase, redemption, acquisition or retirement for value of any Capital Stock of the Parent Guarantor or any Restricted Subsidiary (other than from the Parent Guarantor or a Restricted Subsidiary) or any securities exchangeable for or convertible into Capital Stock of the Parent Guarantor or any Restricted Subsidiary, including the exercise of any option to exchange any Capital Stock (other than for or into Capital Stock of the Parent Guarantor that is not Disqualified Stock);

(c) the purchase, repurchase, redemption, acquisition or retirement for value, prior to the date for any scheduled maturity, sinking fund or amortization or other installment payment, of any Subordinated Obligation (other than (i) any Subordinated Obligation Incurred under clause (iii) of the second paragraph of Section 4.04 and (ii) the purchase, repurchase or other acquisition of any Subordinated Obligation purchased in anticipation of satisfying a scheduled maturity, sinking fund or amortization or other installment obligation, in each case under this subclause (ii) due within one year of the date of acquisition);

(d) any Investment (other than Permitted Investments) in any Person; or

(e) the issuance, sale or other disposition of Capital Stock of any Restricted Subsidiary to a Person other than the Parent Guarantor or another Restricted Subsidiary if the result thereof is that the Restricted Subsidiary shall cease to be a Restricted Subsidiary, in which event the amount of the “Restricted Payment” shall be the Fair Market Value of the remaining interest, if any, in the former Restricted Subsidiary held by the Parent Guarantor and the other Restricted Subsidiaries.

“Restricted Subsidiary” means any Subsidiary of the Parent Guarantor (including the Issuers) other than an Unrestricted Subsidiary.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., or any successor to the rating agency business thereof.

“Sale and Leaseback Transaction” means any direct or indirect arrangement relating to Property now owned or hereafter acquired whereby the Parent Guarantor or a Restricted Subsidiary transfers that Property to another Person and the Parent Guarantor or a Restricted Subsidiary leases it from that other Person together with any Refinancings thereof.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated by the SEC thereunder.

“Significant Subsidiary” means any Subsidiary that would be a “Significant Subsidiary” of the Parent Guarantor within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Stated Maturity” means, with respect to any security, the date specified in the security as the fixed date on which the payment of principal of the security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of the security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless that contingency has occurred).

“Subordinated Obligation” means any Debt of the Issuers or the Guarantors (whether outstanding on the Issue Date or thereafter Incurred) that is subordinate or junior in right of payment to the Notes pursuant to a written agreement to that effect.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

“Subsidiary Guarantor” means all existing Subsidiaries of the Parent Guarantor that Guarantee the Notes and any future Subsidiaries that Guarantee the Notes, until such Note Guarantees are released in accordance with the terms of this Indenture.

“Support Obligation” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Debt or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Debt or other obligation of the payment or performance of such Debt or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Debt or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Debt or other obligation of any other Person, whether or not such Debt or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Debt to obtain any such Lien). The amount of any Support Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Support Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Parent Guarantor or any Subsidiary shall be a Swap Agreement.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, fines, additions to tax or penalties applicable thereto.

“Temporary Cash Investments” means any of the following:

(a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition,

(b) U.S. Dollar-denominated time deposits and certificates of deposit of an Approved Bank, in each case with maturities of not more than 364 days from the date of acquisition,

(c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within twelve months of the date of acquisition,

(d) repurchase agreements entered into by any Person with a bank or trust company or recognized securities dealer having capital and surplus in excess of $500.0 million for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a Fair Market Value of at least one hundred percent (100%) of the amount of the repurchase obligations,

(e) Investments (classified in accordance with GAAP as current assets) in money market investment programs registered under the Investment Company Act of 1940 that are administered by reputable financial institutions having capital of at least $500.0 million and the portfolios of which are limited to Investments of the character described in the foregoing subclauses hereof, and

(f) other short-term investments utilized by Foreign Restricted Subsidiaries in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing.

“TIA” or “Trust Indenture Act” means the U.S. Trust Indenture Act of 1939, as amended, or any successor statute, and the rules and regulations promulgated by the SEC thereunder.

“Time Share Receivables” means notes receivable arising from the financing of the sale of timeshare intervals and fractional products to a retail customer, together with any assets related thereto, including, without limitation, all contracts and contract rights, purchase orders, security interests, financing statements or other documentation in respect of such notes receivable.

“Transaction Expenses” means any fees and expenses incurred or paid by the Parent Guarantor or any Restricted Subsidiary in connection with the Transactions.

“Transactions” means, collectively, (a) the borrowing of funds under the Credit Agreement on the closing date of the Combination Transactions, (b) the issuance of the Notes on the Issue Date, (c) the refinancing of Debt of the Parent Guarantor and its subsidiaries and ILG and its subsidiaries, respectively, under existing credit facilities on the closing date of the Combination Transactions, (d) the Combination Transactions, (e) the consummation of any other transaction in connection with the foregoing (including the issuance of the New Marriott Notes) and (f) the payment of Transaction Expenses.

“Trust Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, senior associate, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Trustee” means the party named as such in this Indenture until a successor replaces it and, thereafter, means the successor.

“Uniform Commercial Code” means the New York Uniform Commercial Code as in effect from time to time.

“United States” means the United States of America (including the states and the District of Columbia) and its territories, possessions and other areas subject to its jurisdiction.

“Unrestricted Subsidiary” means:

(a) any Subsidiary of the Parent Guarantor that is designated after the Issue Date as an Unrestricted Subsidiary as permitted or required pursuant to Section 4.10 and is not thereafter redesignated as a Restricted Subsidiary as permitted pursuant thereto; and

(b) any Subsidiary of an Unrestricted Subsidiary.

“U.S. Dollar” or “$” means the lawful currency of the United States.

“U.S. Subsidiary” means any direct or indirect Subsidiary of the Parent Guarantor that is organized under the laws of any state of the United States or the District of Columbia.

“Voting Stock” of any Person means all classes of Capital Stock or other interests (including partnership interests) of that Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Wholly Owned” means a Subsidiary all the Voting Stock of which (except directors’ qualifying shares) is at that time owned, directly or indirectly, by the Parent Guarantor and its other Wholly Owned Restricted Subsidiaries.

Section 1.02 Other Definitions.

Term	Defined in Section
“Affiliate Transaction”	4.09
“Agent”	2.04
“Allocable Excess Proceeds”	4.07
“Applicable Law”	12.16
“Authentication Agent”	2.14
“Change of Control Offer”	4.12(a)
“Change of Control Purchase Date”	4.12(b)
“Change of Control Purchase Price”	4.12(a)
“covenant defeasance option”	8.01
“Definitive Note”	Appendix A
“Depositary”	Appendix A
“DTC”	2.04
“Event of Default”	6.01
“Excess Proceeds”	4.07
“Exchange Notes”	Appendix A
“Initial Default”	6.04
“legal defeasance option”	8.01
“Notes Custodian”	Appendix A
“Notice of Default”	6.01
“Offer Amount”	4.07(d)(2)

“Offer Period”	4.07(d)(2)
“Original Notes”	Recitals hereto
“Paying Agent”	2.04
“Permitted Debt”	4.04
“Prepayment Offer”	4.07(c)
“Redemption Date”	3.03
“Registered Exchange Offer”	Appendix A
“Registrar”	2.04
“Reversion Date”	4.01
“Surviving Parent”	5.02(a)
“Surviving Person”	5.01(a)
“Suspended Covenants”	4.01
“Suspension Period”	4.01

Section 1.03 Incorporation by Reference of Trust Indenture Act. Whenever this Indenture refers to a provision of the TIA as applicable to this Indenture, the provision is incorporated by reference in and made a part of this Indenture upon and after, but not before, the qualification of this Indenture under the TIA. The following TIA terms have the following meanings:

“indenture securities” means the Notes and the Guarantees.

“obligor” on the indenture securities means the Issuers and any other obligor on the indenture securities.

All other TIA terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rules have the meanings assigned to them by such definitions.

Section 1.04 Rules of Construction. Unless the context otherwise requires:

(a) a term has the meaning assigned to it;

(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c) “or” is not exclusive;

(d) “including” means “including, without limitation”;

(e) words in the singular include the plural, and words in the plural include the singular;

(f) unsecured Debt shall not be deemed to be subordinate or junior to secured Debt merely by virtue of its nature as unsecured Debt;

(g) the principal amount of any non-interest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the Parent Guarantor dated such date prepared in accordance with GAAP;

(h) the principal amount of any Preferred Stock shall be the greater of (i) the maximum liquidation value of such Preferred Stock or (ii) the maximum mandatory redemption or mandatory repurchase price with respect to such Preferred Stock;

(i) references to any contract, agreement or instrument shall mean the same as amended, modified, supplemented or amended and restated from time to time, in each case, in accordance with any applicable restrictions contained in this Indenture; and

(j) for the avoidance of doubt, the terms “dissolution and “liquidation” do not include a merger, amalgamation or similar transaction.

ARTICLE 2

THE NOTES

Section 2.01 Amount of Notes. The aggregate principal amount of Notes which may be authenticated and delivered under this Indenture is unlimited, subject to compliance with Sections 2.03 and 4.04. All Notes shall be identical in all respects other than issue prices, issuance dates, first Interest Payment Dates and first dates from which interest shall accrue.

Subject to Section 2.03, the Trustee shall authenticate the Original Notes for original issue on the Issue Date. With respect to any Notes issued after the Issue Date (except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, Original Notes pursuant to Sections 2.07, 2.08, 2.10 or 3.06 or Appendix A), the Issuers may issue such Notes but only in compliance with Section 2.03.

Section 2.02 Form and Dating. Provisions relating to the Initial Notes and the Exchange Notes are set forth in Appendix A, which is hereby incorporated in and expressly made part of this Indenture. The Notes and the certificate of authentication included therein shall be substantially in the form of Exhibit A, which is hereby incorporated in and expressly made a part of this Indenture. The Notes may have notations, legends or endorsements required by law, stock exchange rule, agreements to which the Issuers are subject, if any, or usage; provided that any such notation, legend or endorsement is in a form reasonably acceptable to the Issuers. Each Note shall be dated the date of its authentication. The terms of the Notes set forth in Exhibit A are part of the terms of this Indenture. The Notes shall be issuable in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Section 2.03 Execution and Authentication. One Officer shall sign the Notes for each of the Issuer and any Co-Issuer (if applicable) by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

At any time and from time to time after the execution and delivery of this Indenture, the Issuers may deliver Notes executed by the Issuers to the Trustee for authentication. The Trustee shall authenticate and deliver:

(i) Original Notes for original issue in the aggregate principal amount not to exceed $88,165,000;

(ii) Additional Notes from time to time for original issue in aggregate principal amounts specified by the Issuer, the terms of which Additional Notes shall be set forth in either (1) a resolution of the Board of Directors of the Issuer, (2) an Officer’s Certificate or (3) one or more indentures supplemental hereto; provided that the Issuers’ ability to issue Additional Notes shall be subject to the Company’s compliance with Section 4.04; and

(iii) Exchange Notes from time to time for issue in exchange for a like principal amount of Initial Notes (including any Additional Notes issued as Initial Notes),

in each case, after the following conditions have been met:

(1) Receipt by the Trustee of an Officer’s Certificate specifying:

(A) the amount of Notes to be authenticated pursuant to this Indenture and the date on which the Notes are to be authenticated,

(B) whether the Notes are to be Initial Notes, Additional Notes or Exchange Notes, and

(C) whether the Notes are to be issued as one or more Global Notes or Definitive Notes.

(2) In the case of Additional Notes that are not fungible with the Original Notes for federal income tax purposes, such Additional Notes shall bear a different CUSIP number and ISIN.

(3) In the case of Exchange Notes, effectiveness of a Registration Statement and consummation of a Registered Exchange Offer thereunder, Initial Notes exchanged for Exchange Notes shall be cancelled by the Trustee.

A Note shall not be valid until an authorized signatory of the Trustee manually signs the certificate of authentication on the Note. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

The Initial Notes, the Additional Notes and the Exchange Notes shall be considered collectively as a single class for all purposes of this Indenture. Holders of the Initial Notes, the Additional Notes and the Exchange Notes shall vote and consent together on all matters to which such Holders are entitled to vote or consent as one class, and none of the Holders of the Initial Notes, the Additional Notes or the Exchange Notes shall have the right to vote or consent as a separate class on any matter to which such Holders are entitled to vote or consent.

Section 2.04 Registrar and Paying Agent. The Issuers shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (the “Registrar”) and an office or agency where Notes may be presented for payment (the “Paying Agent”). The Registrar shall keep a register of the Notes and of their transfer and exchange. The Issuers may have one or more co-registrars and one or more additional paying agents. The term “Paying Agent” includes any additional paying agent.

The Issuers initially appoint The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes. The Issuers have entered into a letter of representations with DTC in the form provided by DTC and the Trustee and each Registrar, co-registrar, Paying Agent, additional paying agent or custodian (“Agent”) is hereby authorized to act in accordance with such letter and applicable procedures of DTC. Neither the Trustee nor any Agent shall have responsibility for any actions taken or not taken by the Depositary.

The Issuers shall enter into an appropriate agency agreement with any Registrar, Paying Agent or co-registrar not a party to this Indenture. The agreement shall implement the provisions of this Indenture that relate to such agent. The Issuers shall notify the Trustee of the name and address of any such agent. If the Issuers fail to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.07. Any Issuer, the Parent Guarantor or any of its domestically incorporated Wholly Owned Subsidiaries may act as Paying Agent, Registrar, co-registrar or transfer agent.

Initially, the Trustee shall act as Registrar and Paying Agent with regard to the Notes.

Section 2.05 Paying Agent to Hold Money in Trust. No later than 11:00 a.m. (Eastern time) on each due date of the principal and interest on any Note, the Issuers shall deposit with the Paying Agent a sum sufficient to pay such principal and interest when so becoming due. The Issuers shall require each Paying Agent (other than the Trustee) to agree in writing that the Paying Agent shall hold in trust for the benefit of Noteholders or the Trustee all money held by the Paying Agent for the payment of principal of or interest on the Notes and shall notify the Trustee in writing of any default by the Issuers in making any such payment. If any Issuer, the Parent Guarantor or a Wholly Owned Subsidiary acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund. Upon any bankruptcy or reorganization proceedings relating to the Parent Guarantor or any of its Subsidiaries, the Trustee shall serve as the Paying Agent. The Trustee (in its capacity as Trustee or as Paying Agent) shall only be obligated to pay amounts that it has actually received. The Issuers at any time may require a Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed by the Paying Agent. Upon complying with this Section 2.05, the Paying Agent shall have no further liability for the money delivered to the Trustee.

Section 2.06 Noteholder Lists. The Registrar shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Noteholders. If the Trustee is not the Registrar, the Issuers shall furnish to the Trustee, in writing at least five Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Noteholders.

Section 2.07 Replacement Notes. If a mutilated Note is surrendered to the Registrar or if the Holder of a Note claims that such Note has been lost, destroyed or wrongfully taken, the Issuers shall issue and the Trustee shall authenticate a replacement Note; provided the Holder satisfies the reasonable requirements of the Trustee and/or the Authentication Agent, as applicable. Such Holder shall furnish an indemnity bond sufficient in the judgment of the Issuers and the Trustee (and the Paying Agent, Registrar and Authentication Agent, if not the Trustee) to protect the Issuers, the Trustee, the Paying Agent, the Registrar and any co-registrar from any loss which any of them may suffer if a Note is replaced. The Issuers and the Trustee may charge the Holder for their expenses in replacing a Note.

Every replacement Note is an additional obligation of the Issuers. The provisions of this Section 2.07 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, lost, destroyed or wrongfully taken Notes.

Section 2.08 Outstanding Notes. Notes outstanding at any time are all Notes authenticated by the Trustee (or an Authentication Agent), except for those canceled by it, those delivered to it for cancellation and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09, a Note does not cease to be outstanding because an Issuer or an Affiliate of the Issuers holds the Note.

If a Note is replaced pursuant to Section 2.07, it ceases to be outstanding unless the Trustee and the Issuers receive proof satisfactory to them that the replaced Note is held by a protected purchaser.

If the Paying Agent segregates and holds in trust, in accordance with this Indenture, on a redemption date or maturity date money sufficient to pay all principal and interest payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, then on and after that date, such Notes (or portions thereof) cease to be outstanding and interest on them ceases to accrue.

Section 2.09 Treasury Notes. In determining whether the Holders of the requisite principal amount of Notes have concurred in any direction, waiver or consent, Notes beneficially owned by an Issuer, or by any Affiliate of the Issuers, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in actually relying on any such direction, waiver or consent, only Notes that a Trust Officer of the Trustee knows are so owned shall be so disregarded. Notes so owned that have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right to deliver any such direction, waiver or consent with respect to the Notes and that the pledgee is not an Issuer or any obligor upon the Notes or any Affiliate of the Issuers or of such other obligor.

Section 2.10 Temporary Notes. Until definitive Notes are ready for delivery, the Issuers may prepare and the Trustee shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of Definitive Notes but may have variations that the Issuers consider appropriate for temporary Notes. Without unreasonable delay, the Issuers shall prepare and the Trustee shall authenticate Definitive Notes and deliver them in exchange for temporary Notes.

Section 2.11 Cancellation. The Issuers at any time may deliver Notes to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel and dispose of all Notes surrendered for registration of transfer, exchange, payment or cancellation in its customary manner. The Issuers may not issue new Notes to replace Notes that have been redeemed, paid or delivered to the Trustee for cancellation, except pursuant to the terms of this Indenture.

Section 2.12 Defaulted Interest. If the Issuers default in a payment of interest on the Notes, the Issuers shall pay the defaulted interest (plus interest on such defaulted interest to the extent lawful) at the rate borne by the Notes in any lawful manner. The Issuers may pay the defaulted interest to the persons who are Noteholders on a subsequent special record date. The Issuers shall fix or cause to be fixed any such special record date and payment date to the reasonable satisfaction of the Trustee and shall promptly deliver to each Noteholder a notice that states the special record date, the payment date and the amount of defaulted interest to be paid.

Section 2.13 CUSIP, ISIN or Common Code Numbers. The Issuers in issuing the Notes may use “CUSIP,” “ISIN” or “Common Code” numbers (if then generally in use) and, if so, the Trustee shall use “CUSIP,” “ISIN” or “Common Code” numbers in notices of redemption as a convenience to Holders; provided, however, that neither the Issuers nor the Trustee shall have any responsibility for any defect in the “CUSIP,” “ISIN” or “Common Code” number that appears on any Note, check, advice of payment or redemption notice, and any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Issuers shall promptly notify the Trustee in writing of any change in such numbers.

Section 2.14 Authentication Agent. The Trustee may appoint an authentication agent (the “Authentication Agent”) reasonably acceptable to the Issuers that shall be authorized to act on its behalf and subject to its direction in the authentication and delivery of Notes in connection with the original issuance thereof and transfers and exchanges of Notes hereunder, including under Sections 2.03, 2.07 and 2.10 and Appendix A as fully to all intents and purposes as though the Authentication Agent had been expressly authorized by this Indenture and those Sections to authenticate and deliver Notes. Any such appointment shall be evidenced by an instrument signed by a Trust Officer, a copy of which shall be furnished to the Issuers. For all purposes of this Indenture, the authentication and delivery of Notes by the Authentication Agent shall be deemed to be authentication and delivery of such Notes “by the Trustee,” and a certificate of authentication executed on behalf of the Trustee by an Authentication Agent shall be deemed to satisfy any requirement hereunder or in the Notes for the Trustee’s certificate of authentication. Such Authentication Agent shall at all times be a Person eligible to serve as trustee hereunder pursuant to Section 7.10.

Any corporation or other entity into which any Authentication Agent may be merged or converted or with which it may be consolidated, or any corporation or other entity resulting from any merger, consolidation or conversion to which any Authentication Agent shall be a party, or any corporation or other entity succeeding to the corporate trust business of any Authentication Agent, shall be the successor of the Authentication Agent hereunder, if such successor corporation or other entity is otherwise eligible under this Section 2.14, without the execution or filing of any paper or any further act on the part of the parties hereto or the Authentication Agent or such successor corporation or other entity.

Any Authentication Agent may at any time resign by giving written notice of resignation to the Trustee and to the Issuers. The Trustee may at any time terminate the agency of any Authentication Agent by giving written notice of termination to such Authentication Agent and to the Issuers. Upon receiving such a notice of resignation or upon such a termination, or in case at any time any Authentication Agent shall cease to be eligible under this Section, the Trustee may appoint a successor Authentication Agent (which may be the Trustee), shall give written notice of such appointment to the Issuers and shall deliver notice of such appointment to all Holders.

The Issuers agree to pay to the Authentication Agent from time to time reasonable compensation for its services as agreed upon in writing.

The provisions of Sections 7.02, 7.03, 7.04 and this Section 2.14 shall be applicable to any Authentication Agent.

If an Authentication Agent is appointed pursuant to this Section 2.14, the Notes may have endorsed thereon, in addition to the Trustee’s certificate of authentication, an alternative certificate of authentication in the following form:

__________________________,

as Authentication Agent, certifies that this is one of the Notes described in the within-named Indenture.

By:
Authorized Signatory

ARTICLE 3

REDEMPTION

Section 3.01 Notices to Trustee. If the Issuers elect to redeem Notes pursuant to Section 3.07, the Issuers shall furnish to the Trustee, at least 30 days but not more than 60 days before a redemption date, an Officer’s Certificate setting forth: (1) the redemption date, (2) the principal amount of Notes to be redeemed, (3) the redemption price, if then ascertainable, and (4) that such redemption is being made pursuant to Section 3.07.

Any optional redemption referenced in such Officer’s Certificate may be cancelled by the Issuers at any time prior to notice of redemption being sent to any Holder and thereafter shall be null and void.

Section 3.02 Selection of Notes to be Redeemed. In the case of any partial redemption, the Notes shall be selected for redemption, with respect to Global Notes, in accordance with the applicable procedures of DTC and, with respect to certificated Notes, by lot, pro rata or by such method as the Trustee shall deem fair and appropriate; provided that no Note of $2,000 in principal amount or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. Upon the request of the Issuer, a new Note in principal amount equal to the unredeemed portion thereof shall be issued in the name of the Holder thereof upon cancellation of the original Note. Provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption. The Trustee shall notify the Issuers in writing promptly of the Notes or portions of Notes to be redeemed.

Section 3.03 Notice of Redemption. At least 30 days but not more than 60 days before a date for redemption of Notes (such date, a “Redemption Date”), the Issuers shall mail, or cause to be mailed, a notice of redemption by first-class mail, and in the case of Notes held in book-entry form, by electronic transmission or otherwise in accordance with the applicable procedures of DTC, to each Holder of Notes to be redeemed.

The notice shall identify the Notes to be redeemed (including any CUSIP, ISIN or Common Code numbers) and shall state:

(a) the redemption date;

(b) the redemption price;

(c) the name and address of the applicable Paying Agent;

(d) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(e) if fewer than all the outstanding Notes are to be redeemed, the portion of the principal amounts of the particular Notes to be redeemed;

(f) that, unless the Issuers default in making such redemption payment, interest on Notes (or portion thereof) called for redemption ceases to accrue on and after the redemption date;

(g) if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Issuers’ discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied (or waived by the Issuers in their sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Issuers in their sole discretion) by the redemption date, or by the redemption date so delayed; and

(h) that no representation is made as to the correctness or accuracy of the CUSIP, ISIN or Common Code number, if any, listed in such notice or printed on the Notes.

At the Issuer’s written request, the Trustee shall give the notice of redemption in the Issuer’s name and at the Issuer’s expense. In such event, the Issuers shall provide the Trustee with the information required by this Section at least 30 days before the redemption date, unless the Trustee consents to a shorter period.

Section 3.04 Effect of Notice of Redemption. Once notice of redemption is sent, Notes called for redemption become due and payable on the redemption date and at the redemption price stated in the notice (except as provided for pursuant to Section 3.07(b)). Upon surrender to the applicable Paying Agent, such Notes shall be paid at the redemption price stated in the notice, plus accrued and unpaid interest to, but excluding, the redemption date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the related Interest Payment Date that is on or prior to the date of redemption). Failure to give notice or any defect in the notice to any Holder shall not affect the validity of the notice to any other Holder.

Section 3.05 Deposit of Redemption Price. At or prior to 11:00 a.m. New York City time on the redemption date, the Issuers shall deposit with the applicable Paying Agent (or, if an Issuer, the Parent Guarantor or any of its Wholly Owned Subsidiaries is acting as the Paying Agent, shall segregate and hold in trust) money in U.S. Dollars sufficient to pay the redemption price of and accrued interest (subject to the right of Holders of record on the relevant Record Date to receive interest due on the related Interest Payment Date that is on or prior to the date of redemption) on all Notes to be redeemed on that date other than Notes or portions of Notes called for redemption that have been delivered by the Issuers to the Trustee for cancellation. The Paying Agent shall promptly distribute to each Holder whose Notes are to be redeemed the applicable redemption price thereof and accrued and unpaid interest thereon. The Trustee or the Paying Agent shall promptly return to the Issuers any money deposited with the Trustee or the Paying Agent by the Issuers in excess of the amounts necessary to pay the redemption price of, and accrued and unpaid interest on, all Notes to be redeemed.

If the Issuers comply with the provisions of this Section 3.05, on and after the redemption date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption whether or not such Notes are presented for payment, and the Holders of such Notes shall have no further rights with respect to such Notes except the right to receive such payment of the redemption price and accrued and unpaid interest, if any, on such Notes upon surrender of such Notes. If a Note is redeemed on or after a Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest to the redemption date in respect of such Note shall be paid on such redemption date to the Person in whose name such Note is registered at the close of business on such Record Date, and no additional interest shall be payable to Holders whose Notes shall be subject to redemption by the Issuer.

Section 3.06 Notes Redeemed in Part. Upon surrender of a Note that is redeemed in part, the Issuers shall execute and the Trustee shall authenticate for the Holder (at the Issuer’s expense) a new Note equal in principal amount to the unredeemed portion of the Note surrendered; provided that each new Note shall be in a principal amount $2,000 or an integral multiple of $1,000 in excess thereof. Notwithstanding the foregoing, in the case of a Global Note, upon surrender of a Note that is redeemed in part, an appropriate notation shall be made on such Note to decrease the principal amount thereof to an amount equal to the unredeemed portion thereof.

Section 3.07 Optional Redemption.

(a) The Issuers may, at their option, redeem all or any portion of the Notes, at any time, upon not less than 30 days nor more than 60 days prior notice. The Notes may be redeemed at the redemption prices set forth below, plus accrued and unpaid interest, if any, to, but not including, the redemption date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date). The following prices are for Notes redeemed during the 12-month period commencing on April 15 of the years set forth below, and are expressed as percentages of principal amount:

Redemption Year	Price
2018	104.219%
2019	102.813%
2020	101.406%
2021 and thereafter	100.000%

(b) Any notice of redemption may, at the Issuers’ discretion, be subject to one or more conditions precedent, including a sale of Capital Stock of the Parent Guarantor, an Incurrence of Debt, a Change of Control or other transaction. If any redemption is subject to the satisfaction of one or more conditions precedent, the related redemption notice shall describe each such condition, and if applicable, shall state that, in the Issuers’ discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied or waived, or that such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or waived by the redemption date, or by the redemption date as so delayed. In addition, the Issuers may provide in such notice that payment of the redemption price and performance of the Issuers’ obligations with respect to such redemption may be performed by another Person.

(c) In addition, the Notes shall be redeemable at the option of the Issuers as set forth in Section 4.12(g).

(d) If the optional redemption date is on or after a Record Date and on or before the related Interest Payment Date, the accrued and unpaid interest, if any, to, but not including, the redemption date shall be paid to the Person in whose name the Note is registered at the close of business on such Record Date; provided that if the Notes are in global form, such accrued and unpaid interest shall be paid in accordance with the applicable procedures of DTC.

Section 3.08 Mandatory Redemption; Sinking Fund; Open Market Purchases. The Issuers shall not be required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Issuers may be required to offer to purchase the Notes pursuant to Section 4.07 and Section 4.12. The Issuers and their Affiliates may acquire Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of this Indenture.

ARTICLE 4

COVENANTS

Section 4.01 Covenant Suspension. During any period of time that:

(a) the Notes have Investment Grade Ratings from both Rating Agencies, and

(b) no Default or Event of Default has occurred and is continuing under this Indenture,

the Parent Guarantor and the Restricted Subsidiaries shall not be subject to the following Sections of this Indenture: Section 4.04, Section 4.05, Section 4.07, Section 4.08, Section 4.09 and clause (e) of Section 5.02 (collectively, the “Suspended Covenants”). In the event that the Parent Guarantor and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the preceding sentence and, subsequently, one or both of the Rating Agencies withdraws its ratings or downgrades the ratings assigned to the Notes below the required Investment Grade Ratings or a Default or Event of Default occurs and is continuing (the date of such ratings withdrawal or downgrade or the occurrence of such Default or Event of Default, the “Reversion Date”), then the Parent Guarantor and the Restricted Subsidiaries shall thereafter again be subject to the Suspended Covenants for all periods after that withdrawal, downgrade, Default or Event of Default and, furthermore, compliance with the provisions of Section 4.05 with respect to Restricted Payments made after the Reversion Date shall be calculated in accordance with the terms of Section 4.05 as though Section 4.05 had been in effect during the entire period of time from the Issue Date; provided that there shall not be deemed to have occurred a Default or Event of Default with respect to Section 4.05 during the time (the “Suspension Period”) that the Parent Guarantor and the Restricted Subsidiaries were not subject to the Suspended Covenants (or after that time based solely on events that occurred during that time). Accordingly, Restricted Payments made during the Suspension Period shall reduce the amount available to be made as Restricted Payments under the first paragraph of Section 4.05.

The Issuers shall give the Trustee written notice of any such suspension of covenants and in any event not later than five Business Days after such suspension has occurred. In the absence of such notice, the Trustee shall assume that the Suspended Covenants are in full force and effect.

Solely for the purpose of determining the amount of Permitted Liens under Section 4.06 during any Suspension Period and without limiting the Parent Guarantor’s or any Restricted Subsidiary’s ability to Incur Debt during any Suspension Period, to the extent that calculations in Section 4.06 refer to Section 4.04, such calculations shall be made as though Section 4.04 remains in effect during the Suspension Period. On the Reversion Date, all Debt Incurred during the Suspension Period shall be classified to have been Incurred pursuant to clause (a) of the first paragraph of Section 4.04 or one of the clauses of the second paragraph of Section 4.04 (to the extent such Debt would be permitted to be Incurred thereunder as of the Reversion Date and after giving effect to Debt Incurred prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Debt would not be permitted to be Incurred pursuant to clause (a) of the first paragraph of Section 4.04 or one of the clauses of the second paragraph of Section 4.04, such Debt shall be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (vii) of the second paragraph of Section 4.04. For purposes of determining compliance with Section 4.07, on the Reversion Date, the Net Available Cash from all Asset Sales not applied in accordance with Section 4.07 shall be deemed to be reset to zero. No Subsidiaries may be designated as Unrestricted Subsidiaries during any Suspension Period. The Issuers shall give the Trustee written notice of any occurrence of a Reversion Date not later than five Business Days after such Reversion Date. After any such notice of the occurrence of a Reversion Date, the Trustee shall assume that the Suspended Covenants apply and are in full force and effect.

Section 4.02 Payment of Notes. The Issuers shall promptly pay, or cause to be paid, the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes and in this Indenture. Principal, premium, if any, and interest shall be considered paid on the date due if, as of 11:00 a.m. New York City time on such date, the Trustee or the applicable Paying Agent holds in accordance with this Indenture money sufficient to pay all principal, premium, if any, and interest then due.

The Issuers shall pay all Additional Interest, if any, in the same manner on the dates and in the amounts set forth in the Registration Rights Agreement. In the event the Issuers are required to pay Additional Interest, the Issuers shall provide written notice to the Trustee of the Issuers’ obligation to pay Additional Interest no later than three Business Days prior to the next Interest Payment Date, which notice shall set forth the amount of the Additional Interest to be paid by the Issuers.

The Issuers shall pay interest on overdue principal at the rate specified therefor in the Notes, and they shall pay interest on overdue installments of interest at the rate borne by the Notes to the extent lawful.

Section 4.03 Reports. Whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, the Issuers shall furnish to the Holders or cause the Trustee to furnish to the Holders, within the time periods specified in the SEC’s rules and regulations for non-accelerated filers:

(1) all quarterly and annual reports of the Parent Guarantor that would be required to be filed with the SEC on Forms 10-Q and 10-K if the Parent Guarantor were required to file such reports; and

(2) all current reports of the Parent Guarantor required to be filed with the SEC on Form 8-K if the Parent Guarantor were required to file such reports;

provided that the electronic filing of the foregoing reports by the Parent Guarantor on the SEC’s EDGAR system (or any successor system) shall be deemed to satisfy the Issuers’ delivery obligations to the Trustee and any Holder, it being understood that the Trustee shall have no responsibility to determine whether any reports have been filed on the SEC’s EDGAR system (or any successor system).

All such reports shall be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K shall include a report on the Parent Guarantor’s consolidated financial statements by the Parent Guarantor’s certified independent accountants. In addition, the Parent Guarantor shall, substantially concurrently with furnishing or making such reports referred to in clauses (1) and (2) of this Section 4.03 available to the Holders or the Trustee, post the reports on its website within the time periods specified above.

If, at any time, the Parent Guarantor is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Parent Guarantor shall nevertheless continue filing the reports specified in the preceding paragraphs of this Section 4.03 with the SEC within the time periods specified in this Section 4.03 unless the SEC shall not accept such a filing. Neither the Issuers nor the Parent Guarantor shall take any action reasonably expected to cause the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC shall not accept the Parent Guarantor’s filings for any reason, the Issuers or the Parent Guarantor shall post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if the Parent Guarantor were required to file those reports with the SEC.

If the Parent Guarantor has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraphs shall include a presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the financial condition and results of operations of the Parent Guarantor and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Parent Guarantor. In addition, each Issuer agrees that, if at any time the Parent Guarantor is not required to file with the SEC the reports required by the preceding paragraphs, it shall furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

To the extent any information is not provided within the time periods specified in this Section 4.03 and such information is subsequently provided, the Issuers shall be deemed to have satisfied their obligations with respect thereto at such time and any Default with respect thereto shall be deemed to have been cured.

The Issuers shall be deemed to have satisfied their obligation to furnish the reports referred to in clauses (1) and (2) above to the Trustee and the Holders if any direct or indirect parent of the Parent Guarantor has furnished to the Holders or caused the Trustee to furnish to the Holders or filed such reports (including reports filed by such direct or indirect parent’s independent accountants) with the SEC using the EDGAR filing system (or any successor thereto). The Trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, the Issuers’, any Guarantor’s or any other Person’s compliance with the covenants described herein or with respect to any reports or other documents filed under this Indenture.

Section 4.04 Limitation on Debt. The Parent Guarantor shall not, and shall not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Debt (including Acquired Debt) unless, after giving effect to the application of the proceeds thereof either:

(a) the Debt is Debt (in each case, including Acquired Debt) of the Parent Guarantor or a Restricted Subsidiary and after giving pro forma effect to the Incurrence of the Debt and the application of the proceeds thereof, the Consolidated Fixed Charges Coverage Ratio would be at least 2.00 to 1.00; provided that the aggregate principal amount of Debt permitted to be Incurred pursuant to this clause (a) by Restricted Subsidiaries that are not the Issuers or Subsidiary Guarantors may not exceed $35 million at any time outstanding, or

(b) the Debt is Permitted Debt.

“Permitted Debt” means:

(i) Debt of the Parent Guarantor or any Restricted Subsidiary evidenced by the Notes and the related Note Guarantees (including any Exchange Notes issued pursuant to the Registration Rights Agreement and the Guarantees thereof, but excluding any Additional Notes);

(ii) Debt of the Parent Guarantor or a Restricted Subsidiary Incurred under Credit Facilities up to an aggregate principal amount (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) not to exceed $700 million at any time outstanding, which amount shall be permanently reduced by the amount of Net Available Cash from an Asset Sale used to Repay Debt Incurred pursuant to this clause (ii), pursuant to Section 4.07;

(iii) Debt of the Parent Guarantor owing to and held by any Restricted Subsidiary and Debt of a Restricted Subsidiary owing to and held by the Parent Guarantor or any Restricted Subsidiary; provided, however, that (1) any subsequent issue or transfer of Capital Stock or other event that results in any Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of that Debt (except to the Parent Guarantor or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of that Debt by the issuer thereof, and (2) if the Parent Guarantor, an Issuer or a Subsidiary Guarantor is the obligor on that Debt and the Debt is owed to a Restricted Subsidiary that is not an Issuer or a Subsidiary Guarantor, the Debt is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes or the applicable Note Guarantee;

(iv) Debt of a Restricted Subsidiary outstanding on the date on which that Restricted Subsidiary was acquired by the Parent Guarantor or otherwise became a Restricted Subsidiary (other than Debt Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, a transaction or series of transactions pursuant to which the Restricted Subsidiary became a Restricted Subsidiary of the Parent Guarantor or was otherwise acquired by the Parent Guarantor); provided that the principal amount of any Debt Incurred pursuant to this clause (iv) outstanding at any one time may not exceed the greater of (x) $35 million and (y) 3.5% of the Parent Guarantor’s Consolidated Total Assets;

(v) Debt in connection with one or more standby letters of credit or performance or surety bonds or completion guarantees issued by the Parent Guarantor or a Restricted Subsidiary in the ordinary course of business or pursuant to self-insurance obligations and not in connection with the borrowing of money or the obtaining of advances or credit;

(vi) Debt arising from agreements of the Parent Guarantor or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred in connection with the disposition of any business, assets or Capital Stock of a Subsidiary, other than Guarantees of Debt Incurred by any Person acquiring all or any portion of such business, assets or Capital Stock; provided, however, that the maximum aggregate liability in respect of all such Debt shall at no time exceed the gross proceeds actually received by the Parent Guarantor or such Restricted Subsidiary in connection with such disposition;

(vii) Debt of the Parent Guarantor and its Restricted Subsidiaries outstanding on the Issue Date (including any Existing ILG Notes not exchanged in the Exchange Offer, the New Marriott Notes and the Convertible Notes, including, in each case, any Guarantee thereof) and, in each case, not otherwise described in clauses (i) through (vi) above and clause (xii) below;

(viii) Debt of the Parent Guarantor or a Restricted Subsidiary (other than any Receivables Subsidiary) in an aggregate principal amount outstanding at any one time not to exceed $150 million;

(ix) Debt of the Parent Guarantor or a Restricted Subsidiary Incurred in respect of Capital Lease Obligations, Purchase Money Debt and Sale and Leaseback Transactions; provided that the principal amount of any Debt Incurred pursuant to this clause (ix) outstanding at any one time may not exceed the greater of (x) $50 million and (y) 5.0% of the Parent Guarantor’s Consolidated Total Assets;

(x) Debt of the Issuers or any Guarantor consisting of Guarantees of Debt of the Parent Guarantor or any Restricted Subsidiary Incurred under any other clause of this Section 4.04;

(xi) Debt of Foreign Subsidiaries in an aggregate principal amount outstanding at any one time not to exceed $50 million;

(xii) Debt under Hedging Obligations that are Incurred in the ordinary course of business, under Permitted Bond Hedge Transactions or consisting of any Permitted Warrant Transaction, in each case not for speculative purposes;

(xiii) Debt to the extent that the net proceeds thereof are promptly deposited to defease or to satisfy and discharge the Notes in each case in accordance with the requirements of this Indenture;

(xiv) Permitted Refinancing Debt Incurred in respect of Debt Incurred pursuant to clause (a) of the first paragraph of this Section 4.04 and clauses (i), (iv) and (vii) above or this clause (xiv) of the second paragraph of this Section 4.04;

(xv) Debt of any Receivables Subsidiary under an Accounts Receivable Facility to the extent that the obligations thereunder are required to be reflected as a liability on the consolidated balance sheet of the Parent Guarantor in accordance with GAAP;

(xvi) Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Debt is extinguished within five (5) Business Days of its Incurrence;

(xvii) Debt in respect of trade letters of credit, warehouse receipts or similar instruments issued to support performance obligations (other than obligations in respect of Debt) in the ordinary course of business; provided that the aggregate stated amount of any such trade letters of credit, warehouse receipts or similar instruments shall not exceed, as of the date of issuance, amendment or extension thereof, $15.0 million;

(xviii) Debt consisting of (i) the financing of insurance premiums or (ii) take or pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(xix) Debt representing deferred compensation to employees of the Parent Guarantor or any Subsidiary Incurred in the ordinary course of business; and

(xx) all premium (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (i) through (xix) above.

For purposes of determining compliance with any restriction on the Incurrence of Debt in U.S. Dollars where Debt is denominated in a different currency, the amount of such Debt shall be the Dollar Equivalent determined on the date of such determination. The principal amount of any Permitted Refinancing Debt Incurred in the same currency as the Debt being refinanced shall be the Dollar Equivalent of the Debt refinanced determined on the date such Debt being refinanced was initially Incurred. Notwithstanding any other provision of this Section 4.04, for purposes of determining compliance with this Section 4.04, increases in Debt solely due to fluctuations in the exchange rates of currencies will not be deemed to exceed the maximum amount that the Parent Guarantor or any Restricted Subsidiary may Incur under any of clauses (i) through (xx) of this Section 4.04.

For purposes of determining compliance with this Section 4.04:

(A) in the event that all or any portion of an item of Debt meets the criteria of more than one of the types of Debt described in the first and second paragraphs of this Section 4.04, the Parent Guarantor, in its sole discretion, will classify such item of Debt at the time of Incurrence and only be required to include the amount and type of such Debt in one of the above clauses of the first and second paragraphs of this Section 4.04;

(B) the Parent Guarantor shall be entitled to divide and classify and reclassify all or any portion of an item of Debt in more than one of the types of Debt described in this Section 4.04; provided that the Issuers shall designate an aggregate principal amount of $700 million of Debt committed or outstanding under the Credit Agreement on the Issue Date which shall at all times such Debt remains committed or outstanding be treated as Incurred under clause (ii) of the second paragraph of this Section 4.04 and may not be reclassified; and

(C) in the case of any Refinancing Debt, when measuring the outstanding amount of such Debt such amount shall not include, without duplication, the aggregate amount of fees, underwriting discounts, accrued and unpaid interest, premiums (including, without limitation, tender premiums) and other costs and expenses (including, without limitation, original issue discount, upfront fees or similar fees) Incurred in connection with such refinancing.

Section 4.05 Limitation on Restricted Payments. The Parent Guarantor shall not make, and shall not permit any Restricted Subsidiary to make, directly or indirectly, any Restricted Payment if at the time of, and after giving effect to, the proposed Restricted Payment,

(a) a Default or Event of Default shall have occurred and be continuing,

(b) the Parent Guarantor could not Incur at least $1.00 of additional Debt pursuant to clause (a) of the first paragraph of Section 4.04, or

(c) the aggregate amount of that Restricted Payment and all other Restricted Payments declared or made after the Issue Date (the amount of any Restricted Payment, if made other than in cash, to be based upon Fair Market Value) would exceed an amount equal to the sum of:

(i) 50% of the aggregate amount of Consolidated Net Income accrued during the period (treated as one accounting period) from the first day of the fiscal quarter in which the Issue Date occurred to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment and for which reports are required to be provided under Section 4.03 (or if the aggregate amount of Consolidated Net Income for such period shall be a deficit, minus 100% of such deficit), plus

(ii) Capital Stock Sale Proceeds received after the Issue Date, plus

(iii) the sum of:

(A) the aggregate Net Cash Proceeds received by the Parent Guarantor or any Restricted Subsidiary from the issuance or sale after the Issue Date of convertible or exchangeable Debt that has been converted into or exchanged for Capital Stock (other than Disqualified Stock) of the Parent Guarantor, and

(B) the aggregate amount by which Debt of the Parent Guarantor or any Restricted Subsidiary is reduced on the Parent Guarantor’s consolidated balance sheet on or after the Issue Date upon the conversion or exchange of any Debt issued or sold on or prior to the Issue Date that is convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Parent Guarantor, excluding, in the case of clause (A) or (B):

(x) any Debt issued or sold to the Parent Guarantor or a Subsidiary of the Parent Guarantor or an employee stock ownership plan or trust established by the Parent Guarantor or any Subsidiary for the benefit of their employees, and

(y) the aggregate amount of any cash or other Property distributed by the Parent Guarantor or any Restricted Subsidiary upon any such conversion or exchange, plus

(iv) an amount equal to the sum of:

(A) the net reduction in Investments in any Person other than the Parent Guarantor or a Restricted Subsidiary resulting from dividends, repayments of loans or advances or other transfers of Property made after the Issue Date, in each case to the Parent Guarantor or any Restricted Subsidiary from that Person, less the cost of the disposition of those Investments, and

(B) the lesser of the net book value or the Fair Market Value of the Parent Guarantor’s equity interest in an Unrestricted Subsidiary at the time the Unrestricted Subsidiary is designated a Restricted Subsidiary (provided that such designation occurs after the Issue Date);

provided, however, that the foregoing sum shall not exceed, in the case of any Person, the amount of Investments previously made (and treated as Restricted Payments) by the Parent Guarantor or any Restricted Subsidiary in that Person, plus

(v) any cash dividends or cash distributions received directly or indirectly by the Issuers or a Guarantor after the Issue Date from an Unrestricted Subsidiary or any other Person that is not a Restricted Subsidiary, to the extent such dividends or distributions were not otherwise included in Consolidated Net Income (other than to the extent such distribution represents a return of capital and the Investment in such Unrestricted Subsidiary or such other Person was made by the Parent Guarantor or a Restricted Subsidiary pursuant to clause (j) of the second paragraph of this Section 4.05 or to the extent such Investment constituted a Permitted Investment), plus

(vi) an amount equal to the amount calculated pursuant to clause (c) of the first paragraph of Section 4.05 of the Original Indenture through the Issue Date, less the amount of any of Restricted Payments made through the Issue Date by IAC or any of its Restricted Subsidiaries in compliance with Section 4.05 of the Original Indenture.

Notwithstanding the foregoing limitation, the Parent Guarantor and each of the Restricted Subsidiaries may:

(a) declare or pay dividends on its Capital Stock or distributions, or the consummation of any irrevocable redemption, within 60 days after the date of declaration of the dividend or distribution or giving of the redemption notice, as the case may be, if, on said date of declaration or redemption notice, such dividends, distributions or redemption, as the case may be, could have been paid in compliance with this Indenture; provided, however, that the dividend, distribution and redemption shall be included in the calculation of the amount of Restricted Payments;

(b) purchase, repurchase, redeem, legally defease, acquire or retire for value Capital Stock of the Parent Guarantor or Subordinated Obligations in exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Parent Guarantor (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Parent Guarantor or an employee stock ownership plan or trust established by the Parent Guarantor or any Subsidiary for the benefit of their employees); provided, however, that:

(1) the purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments, and

(2) the Capital Stock Sale Proceeds from the exchange or sale shall be excluded from the calculation pursuant to clause (c)(ii) above;

(c) purchase, repurchase, redeem, legally defease, acquire or retire for value any Subordinated Obligations in exchange for, or out of the proceeds of the substantially concurrent sale of, Permitted Refinancing Debt; provided, however, that the purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments;

(d) pay scheduled dividends (not constituting a return on capital) on Disqualified Stock issued pursuant to and in compliance with Section 4.04;

(e) permit a Restricted Subsidiary that is not a Wholly Owned Subsidiary to pay dividends to shareholders of that Restricted Subsidiary that are not the parent of that Restricted Subsidiary, so long as the Parent Guarantor or a Restricted Subsidiary that is the parent of that Restricted Subsidiary receives dividends on a pro rata basis or on a basis that results in the receipt by the Parent Guarantor or a Restricted Subsidiary that is the parent of that Restricted Subsidiary of dividends or distributions of greater value than it would receive on a pro rata basis;

(f) make cash payments in lieu of fractional shares in connection with the exercise of warrants, options or other securities convertible into Capital Stock of the Parent Guarantor; provided, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments;

(g) make repurchases of shares of Capital Stock (other than Disqualified Stock) of the Parent Guarantor deemed to occur upon the exercise of options to purchase shares of Capital Stock (other than Disqualified Stock) of the Parent Guarantor, warrants, other rights to acquire Capital Stock (other than Disqualified Stock) or the vesting of restricted stock units if such shares of Capital Stock (other than Disqualified Stock) of the Parent Guarantor represent a portion of the exercise price of such options, warrants or other rights or represents withholding, income or employment taxes due upon such exercise or vesting; provided, however, that such repurchases shall be excluded in the calculation of the amount of Restricted Payments;

(h) repurchase shares of, or options to purchase shares of, common stock of the Parent Guarantor or a Restricted Subsidiary from current or former officers, directors or employees of the Parent Guarantor or any of its Subsidiaries (or permitted transferees of such current or former officers, directors or employees), pursuant to the terms of agreements (including employment agreements) or plans approved by the Board of Directors under which such individuals acquire shares of such common stock; provided, however, that the aggregate amount of such repurchases shall not exceed $5.0 million in any calendar year (with unused amounts in any calendar year carried over to the immediately succeeding calendar year (but not any other years) subject to a maximum of $7.5 million in any calendar year); and provided further, however, that such repurchases shall be excluded in the calculation of the amount of Restricted Payments;

(i) purchase, defease or otherwise acquire or retire for value any Subordinated Obligations upon a Change of Control of the Parent Guarantor or an Asset Sale by the Parent Guarantor or any Restricted Subsidiary, to the extent required by any agreement pursuant to which such Subordinated Obligations were issued, but only if an offer to purchase Notes has previously been made as required under Section 4.07 or Section 4.12 and all Notes validly tendered and not withdrawn in connection with such offer to purchase Notes have been repurchased pursuant to Section 4.07 or Section 4.12; provided, however, that such payments shall be included in the calculation of the amount of Restricted Payments;

(j) make other Restricted Payments not to exceed $75 million in the aggregate; provided, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments;

(k) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Stock of the Parent Guarantor or a Restricted Subsidiary made by exchange for or out of the proceeds of, the substantially concurrent sale of Disqualified Stock of the Parent Guarantor or such Restricted Subsidiary, as the case may be, so long as such refinancing Disqualified Stock is permitted to be Incurred pursuant to Section 4.04 and constitutes Permitted Refinancing Debt;

(l) payments of the premium in respect of, and other performance by the Parent Guarantor of its obligations under, any Permitted Bond Hedge Transaction;

(m) any Restricted Payments and/or payments or deliveries required by the terms of, and other performance by the Parent Guarantor of its obligations under, any Permitted Warrant Transaction (including making payments and/or deliveries due upon exercise and settlement or termination thereof); and

(n) any payments made in connection with the Transactions; provided, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments.

For purposes of determining compliance with this Section 4.05, in the event that a Restricted Payment meets the criteria of more than one of the exceptions described in clauses (a) through (n) of the preceding paragraph, meets any of the criteria of any of the clauses of the definition of “Permitted Investment,” or is permitted pursuant to the first paragraph of this Section 4.05, the Parent Guarantor, in its sole discretion, (x) shall classify such Restricted Payment or Permitted Investment on the date of such

Restricted Payment or Permitted Investment and may later reclassify such Restricted Payment or Permitted Investment in any manner that complies with this Section 4.05 (based on circumstances existing at the time of reclassification), (y) may divide and later redivide the amount of a Restricted Payment among more than one of such clauses or the first paragraph of this Section 4.05 and (z) shall only be required to include such Restricted Payment or Permitted Investment in one of such clauses or the first paragraph of this Section 4.05.

Section 4.06 Limitation on Liens. The Parent Guarantor shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, Incur or suffer to exist, any Lien (other than Permitted Liens) upon any of its Property (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, or any interest therein or any income or profits therefrom unless (i) it has made or shall make effective provision whereby the Notes and the Note Guarantees shall be secured by that Lien equally and ratably with (or prior to) all other Debt of the Parent Guarantor or any Restricted Subsidiary secured by that Lien or (ii) in the case of Liens securing Subordinated Obligations of any Issuer or any Guarantor, the Notes and the related Note Guarantees are secured by a Lien on such property, assets or proceeds that is senior to such Liens.

Any Lien created for the benefit of the Holders of the Notes pursuant to this Section 4.06 shall be automatically and unconditionally released and discharged (a) upon the release and discharge of each of the Liens described in clauses (i) and (ii) of the first paragraph of this Section 4.06 or (b) upon the Restricted Subsidiary whose Property is secured by such Lien ceasing to be a Subsidiary of the Parent Guarantor in accordance with this Indenture

Section 4.07 Limitation on Asset Sales.

(a) The Parent Guarantor shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless:

(i) the Parent Guarantor or the Restricted Subsidiary receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the Property subject to such Asset Sale;

(ii) at least 75% of the consideration paid to the Parent Guarantor or the Restricted Subsidiary in connection with such Asset Sale is in the form of cash or Cash Equivalents or the assumption by the purchaser of liabilities of the Parent Guarantor or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes or the Note Guarantees) as a result of which the Parent Guarantor and the Restricted Subsidiaries are no longer obligated with respect to such liabilities; and

(iii) each Issuer delivers an Officer’s Certificate to the Trustee certifying that such Asset Sale complies with the foregoing clauses (i) and (ii).

For the purposes of this Section 4.07:

(1) securities or other assets received by the Parent Guarantor or any Restricted Subsidiary from the transferee that are converted by the Parent Guarantor or such Restricted Subsidiary into cash within 180 days after the closing of such Asset Sale shall be considered to be cash to the extent of the cash received in that conversion;

(2) any cash consideration paid to the Parent Guarantor or the Restricted Subsidiary in connection with the Asset Sale that is held in escrow or on deposit to support indemnification, adjustment of purchase price or similar obligations in respect of such Asset Sale shall be considered to be cash;

(3) Productive Assets received by the Parent Guarantor or any Restricted Subsidiary in connection with the Asset Sale shall be considered to be cash;

(4) the requirement that at least 75% of the consideration paid to the Parent Guarantor or the Restricted Subsidiary in connection with the Asset Sale be in the form of cash or Cash Equivalents or assumed liabilities shall also be considered satisfied if the cash or Cash Equivalents received constitutes at least 75% of the consideration received by the Parent Guarantor or the Restricted Subsidiary in connection with such Asset Sale, determined on an after-tax basis; and

(5) any Designated Non-Cash Consideration received by the Parent Guarantor or any Restricted Subsidiary in connection with the Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received in respect of Asset Sales that is at that time outstanding, not to exceed $40 million shall be considered to be cash.

(b) The Net Available Cash (or any portion thereof) from Asset Sales may be applied by the Parent Guarantor or a Restricted Subsidiary, to the extent the Parent Guarantor or such Restricted Subsidiary elects (or is required by the terms of any Debt):

(i) to Repay secured Debt of the Issuers or a Guarantor (and if the secured Debt being repaid is revolving credit Debt, to correspondingly permanently reduce commitments with respect thereto), or any Debt of a non-Guarantor Restricted Subsidiary (excluding, in any such case, any Debt that is owed to the Parent Guarantor or an Affiliate of the Parent Guarantor);

(ii) to Repay other Debt (and if the Debt being repaid is revolving credit Debt, to correspondingly permanently reduce commitments with respect thereto) of the Parent Guarantor or a Restricted Subsidiary (other than Subordinated Obligations and Debt owed to the Parent Guarantor or an Affiliate of the Parent Guarantor) so long as the Parent Guarantor shall equally and ratably reduce obligations under the Notes (i) on a pro rata basis pursuant to Section 3.07, (ii) through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or (iii) by making an offer (in accordance with the procedures set forth in this Section 4.07 for a Prepayment Offer) to all Holders to purchase their Notes at or above 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of Notes that would otherwise be prepaid; or

(iii) to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary equal to the amount of Net Available Cash received by the Parent Guarantor or a Restricted Subsidiary);

provided, however, that the Net Available Cash (or any portion thereof) from Asset Sales from the Parent Guarantor to any Subsidiary must be reinvested in Additional Assets of the Parent Guarantor, the Issuers or another Guarantor. The Issuers may, at their option, make a Prepayment Offer (as defined below) using proceeds from any Asset Sale at any time after the consummation of such Asset Sale.

(c) Any Net Available Cash from an Asset Sale not applied in accordance with the preceding paragraph within 365 days from the date of the receipt of such Net Available Cash or that the Parent Guarantor earlier elects to so designate shall constitute “Excess Proceeds”; provided, however, that a binding commitment to reinvest in Additional Assets pursuant to Section 4.07(b)(iii) shall be treated as a permitted application of the Net Available Cash from the date of such commitment; provided, further, that (i) such reinvestment is consummated within 180 days of the end of the 365-day period referred to in this sentence, and (ii) if such reinvestment is not consummated within the period set forth in subclause (i) of this clause (c) or such binding commitment is terminated, the Net Available Cash not so applied shall be deemed to be Excess Proceeds. The foregoing obligations with respect to any Net Available Cash from an Asset Sale may be satisfied by the Issuers making a Prepayment Offer (as defined below) with respect to all Net Available Cash prior to the expiration of the relevant 365-day period (or such longer period provided above) or with respect to any unapplied Excess Proceeds.

When the aggregate amount of Excess Proceeds not previously subject to a Prepayment Offer (as defined below) exceeds $35 million (taking into account income earned on those Excess Proceeds, if any), the Issuers shall be required to make or cause to be made an offer to purchase the Notes (the “Prepayment Offer”), which offer shall be in the amount of the Allocable Excess Proceeds (as defined below), on a pro rata basis according to principal amount, at a purchase price of at least 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the purchase date (subject to the right of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date), in accordance with the procedures (including prorating in the event of oversubscription) set forth in this Indenture; provided that if the Notes are in global form, interests in such Global Notes shall be selected for redemption in accordance with the applicable procedures of DTC, although no Note of $2,000 in principal amount or less shall be purchased in part. To the extent that any portion of the amount of Net Available Cash remains after compliance with the preceding sentence and provided that all Holders have been given the opportunity to tender their Notes for purchase in accordance with this Indenture, the Parent Guarantor or such Restricted Subsidiary may use the remaining amount for any purpose permitted by this Indenture and the amount of Excess Proceeds shall be reset to zero.

The term “Allocable Excess Proceeds” shall mean the product of:

(i) the Excess Proceeds, and

(ii) a fraction,

(1) the numerator of which is the aggregate principal amount of the Notes outstanding on the date of the Prepayment Offer, and

(2) the denominator of which is the sum of the aggregate principal amount of the Notes outstanding on the date of the Prepayment Offer and the aggregate principal amount of other Debt of the Issuers and the Guarantors outstanding on the date of the Prepayment Offer that is pari passu in right of payment with the Notes and the Note Guarantees and subject to terms and conditions in respect of Asset Sales similar in all material respects to this Section 4.07 and requiring any Issuer or any Guarantor to make an offer to purchase such Debt at substantially the same time as the Prepayment Offer.

(d) (1) Not later than five Business Days after the Issuers are obligated to make a Prepayment Offer pursuant to Section 4.07(c), each Issuer shall send, or cause to be sent, a written notice, by first-class mail (or electronic transmission in the case of Notes held in book-entry form), to the Holders, accompanied by information regarding the Parent Guarantor and its Subsidiaries as each Issuer in good faith believes will enable the Holders to make an informed decision with respect to that Prepayment Offer. The notice shall state, among other things, the purchase price and the purchase date, which shall be, subject to any contrary requirements of applicable law, a Business Day no earlier than 30 days and no later than 60 days from the date the notice is delivered.

(2) At or before 11:00 a.m., New York City time, on the purchase date with respect to any Prepayment Offer, the Issuers shall irrevocably deposit with the Trustee or with the Paying Agent (or, if the Parent Guarantor or a Wholly Owned Subsidiary is the Paying Agent, shall segregate and hold in trust), an amount equal to the amount of the Prepayment Offer (the “Offer Amount”) to be held for payment in accordance with the provisions of this Section 4.07. Upon the expiration of the period for which the Prepayment Offer remains open (the “Offer Period”), the Issuers shall deliver to the Trustee for cancellation the Notes or portions thereof that have been properly tendered and are to be accepted by the Issuers. The Trustee or the Paying Agent shall, on the purchase date, mail or, in the case of Global Notes, deliver in accordance with the applicable procedures of DTC payment to each tendering Holder in the amount of its pro rata share of the Offer Amount. In the event that the aggregate purchase price of the Notes delivered by the Issuers to the Trustee is less than the Offer Amount, the Trustee or the Paying Agent shall deliver the excess to the Issuers immediately after the expiration of the Offer Period for application in accordance with this Section 4.07.

(3) Unless otherwise provided by the policies and procedures of DTC, Holders electing to have a Note purchased shall be required to surrender the Note, with an appropriate form duly completed and attached to the Note, or transfer by book-entry transfer, to the Issuers or their agent at the address specified in the notice at least three Business Days prior to the purchase date. Unless otherwise provided by the policies and procedures of DTC, Holders shall be entitled to withdraw their election if the Trustee or the Issuers receive not later than two Business Days prior to the purchase date, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note that was delivered for purchase by the Holder and a statement that such Holder is withdrawing its election to have such Note purchased. If at the expiration of the Offer Period the aggregate principal amount of Notes surrendered by Holders exceeds the Offer Amount, the Issuers shall select the Notes to be purchased on a pro rata basis for all Notes (with such adjustments as may be deemed appropriate by the Issuers so that only Notes in denominations of $2,000, or integral multiples of $1,000 in excess thereof, shall be purchased). Holders whose Notes are purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry).

(4) A Note shall be deemed to have been accepted for purchase at the time the Trustee or the applicable Paying Agent mails or, in the case of Global Notes, delivers payment therefor to the surrendering Holder.

(e) Subject to Section 9.02(i), the Issuers’ obligation to make a Prepayment Offer may be waived or modified with the written consent of the Holders of a majority in principal amount of the outstanding Notes.

(f) The Issuers shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this Section 4.07. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 4.07, the Issuers shall comply with the applicable securities laws and regulations and shall not be deemed to have breached their respective obligations under this Section 4.07 by virtue thereof.

Section 4.08 Limitation on Restrictions on Distributions from Restricted Subsidiaries. The Parent Guarantor shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist any consensual restriction on the right of any Restricted Subsidiary to:

(a) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock, or pay any Debt or other obligation owed, to the Parent Guarantor or any other Restricted Subsidiary (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to the dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock),

(b) make any loans or advances to the Parent Guarantor or any other Restricted Subsidiary (it being understood that the subordination of loans or advances made to the Parent Guarantor or any Restricted Subsidiary to other Debt Incurred by the Parent Guarantor or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances), or

(c) sell, lease or transfer any of its Property to the Parent Guarantor or any other Restricted Subsidiary (it being understood that such transfers shall not include any type of transfer described in clause (a) or (b) above).

The foregoing limitations shall not apply to restrictions:

(A) in effect on the Issue Date, including, but not limited to pursuant to the Credit Agreement and the related collateral documentation and the indentures governing any Existing ILG Notes not exchanged in the Exchange Offer, the New Marriott Notes and the Convertible Notes, including, in each case, any Guarantee thereof,

(B) relating to Debt of a Restricted Subsidiary existing at the time it became a Restricted Subsidiary if such restriction was not created in connection with or in anticipation of the transaction or series of transactions pursuant to which that Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Parent Guarantor,

(C) that result from any amendment, restatement, modification, renewal, supplement, extension, replacement or Refinancing of Debt Incurred pursuant to an agreement referred to in clauses (A), (B), (F), (G), (J) or this clause (C) in this second paragraph of Section 4.08; provided that the restriction contained in such amendment, restatement, modification, renewal, supplement, extension, replacement or Refinancing is not materially more restrictive (as determined in good faith by the Issuer’s Board of Directors in a resolution of the Board of Directors delivered to the Trustee), taken as a whole, than the restrictions of the same type contained in the agreements or instruments referred to in clauses (A), (B), (F), (G) or (J) or this clause (C) in this second paragraph of Section 4.08, as applicable,

(D) resulting from the Incurrence of any Permitted Debt pursuant to one of the clauses of the second paragraph of Section 4.04; provided that the restriction is no less favorable to the Holders in any material respect (as determined in good faith by the Issuer’s Board of Directors in a resolution of the Board of Directors delivered to the Trustee) than the restrictions of the same type contained in this Indenture, or

(E) existing by reason of applicable law, rule, regulation or order;

(F) with respect to clause (c) of the first paragraph of this Section 4.08 only, relating to Debt that is permitted to be Incurred and secured without also securing the Notes pursuant to Section 4.04 and Section 4.06 that limit the right of the debtor to dispose of the Property securing that Debt,

(G) encumbering Property at the time the Property was acquired by the Parent Guarantor or any Restricted Subsidiary, so long as the restriction relates solely to the Property so acquired and was not created in connection with or in anticipation of the acquisition,

(H) resulting from customary provisions restricting subletting or assignment of leases or customary provisions in other agreements (including, without limitation, intellectual property licenses entered into in the ordinary course of business) that restrict assignment of the agreements or rights thereunder,

(I) which are customary restrictions contained in asset sale agreements limiting the transfer of Property pending the closing of the sale,

(J) existing by reason of this Indenture, the Notes, the Exchange Notes and the Note Guarantees,

(K) in respect of any Receivables Subsidiary to the extent set forth in the Accounts Receivable Facility Documents, or

(L) which are customary provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into with the approval of the Issuer’s Board of Directors and otherwise permitted under this Indenture, which limitation is applicable only to the assets that are the subject of such agreements.

Section 4.09 Limitation on Transactions with Affiliates. The Parent Guarantor shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, conduct any business or enter into or suffer to exist any transaction or series of transactions (including the purchase, sale, transfer, assignment, lease, conveyance or exchange of any Property or the rendering of any service) with, or for the benefit of, any Affiliate of the Parent Guarantor (an “Affiliate Transaction”) unless:

(a) the terms of such Affiliate Transaction are materially no less favorable to the Parent Guarantor or that Restricted Subsidiary, as the case may be, taken as a whole, than those that could be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate of the Parent Guarantor, and

(b) (i) if the Affiliate Transaction involves aggregate payments or value in excess of $10 million, the Board of Directors of the Issuer (including a majority of the disinterested members of the Board of Directors) approves the Affiliate Transaction and, in its good faith judgment, believes that the Affiliate Transaction complies with clause (a) of this first paragraph of Section 4.09 as evidenced by a resolution of the Board of Directors promptly delivered to the Trustee and (ii) if the Affiliate Transaction involves aggregate payments or value in excess of $25 million, the Issuer delivers to the Trustee an opinion issued by an Independent Financial Advisor to the effect that such Affiliate Transaction is fair to the Parent Guarantor or such Restricted Subsidiary from a financial point of view.

Notwithstanding the foregoing limitation, the Parent Guarantor or any Restricted Subsidiary may enter into or suffer to exist the following:

(a) any transaction or series of transactions between the Parent Guarantor and one or more Restricted Subsidiaries or between two or more Restricted Subsidiaries;

(b) any Restricted Payment permitted to be made pursuant to Section 4.05 or any Permitted Investment;

(c) any reasonable or customary employment, consulting, service, severance, termination agreement, employee benefit plan, compensation arrangement, indemnification arrangement, or any similar arrangement entered into by the Parent Guarantor or a Restricted Subsidiary with a current or former director, officer or employee of the Parent Guarantor or a Restricted Subsidiary and payments related thereto; or any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements and other compensation arrangements, options to purchase Capital Stock of the Parent Guarantor, restricted stock plans, restricted stock unit plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits plans and/or indemnity provided on behalf of directors, officers and employees of the Parent Guarantor or a Restricted Subsidiary approved by the Board of Directors of the Issuer;

(d) (i) reimbursement of employee travel and lodging costs and other business expenses Incurred in the ordinary course of business and (ii) loans and advances to employees made in the ordinary course of business in compliance with applicable laws and consistent with the past practices of the Parent Guarantor or that Restricted Subsidiary, as the case may be; provided that those loans and advances do not exceed $5 million in the aggregate at any one time outstanding;

(e) any issuance of shares of Capital Stock (other than Disqualified Stock) of the Parent Guarantor;

(f) any agreement as in effect on the Issue Date or any amendment, modification, supplement, extension or renewal thereto (so long as such amendment, modification, supplement, extension or renewal is not materially adverse to the interests of the Holders) or any transaction contemplated thereby;

(g) any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by or merged or consolidated with or into the Parent Guarantor or a Restricted Subsidiary, as such agreement may be amended, modified, supplemented, extended or renewed from time to time; provided that such agreement was not entered into contemplation of such acquisition, merger or consolidation, and so long as any such amendment, modification, supplement, extension or renewal, when taken as a whole, is not materially more disadvantageous to the Holders, in the reasonable determination of an Officer of the Issuer, than the applicable agreement as in effect on the date of such acquisition, merger or consolidation;

(h) transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of the business of the Parent Guarantor and its Restricted Subsidiaries and otherwise in compliance with the terms of this Indenture; provided that in the reasonable determination of an Officer of the Issuer, such transactions are on terms that are not materially less favorable, when taken as a whole, to the Parent Guarantor or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Parent Guarantor or such Restricted Subsidiary with an unrelated Person;

(i) transactions in which the Parent Guarantor or any Restricted Subsidiary delivers to the Trustee a letter or opinion from an Independent Financial Advisor stating that such transaction is fair to the Parent Guarantor or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable, when taken as a whole, than those that might reasonably have been obtained by the Parent Guarantor or such Restricted Subsidiary in a comparable transaction at such time on an arms-length basis from a Person that is not an Affiliate;

(j) the Transactions and the payment of all Transaction Expenses; and

(k) transactions in connection with an Accounts Receivable Facility.

Section 4.10 Designation of Restricted and Unrestricted Subsidiaries. The Board of Directors of the Issuer may designate any Restricted Subsidiary (other than an Issuer) or other Subsidiary of the Parent Guarantor to be an Unrestricted Subsidiary if:

(a) the Subsidiary to be so designated does not own any Capital Stock or Debt of, or own or hold any Lien on any Property of, the Parent Guarantor or any other Restricted Subsidiary,

(b) immediately before and after such designation, no Event of Default shall have occurred and be continuing, and

(c) any of the following:

(i) the Subsidiary to be so designated has total assets of $10,000 or less,

(ii) if the Subsidiary has consolidated assets greater than $10,000, then the designation would be permitted under Section 4.05, or

(iii) the designation is effective immediately upon the entity becoming a Subsidiary of the Parent Guarantor (as designated by the Board of Directors in the manner provided in this Section 4.10).

Unless so designated as an Unrestricted Subsidiary, any Person that becomes a Subsidiary of the Parent Guarantor shall be classified as a Restricted Subsidiary; provided, however, that the Subsidiary shall not be designated a Restricted Subsidiary and shall be automatically classified as an Unrestricted Subsidiary if the Person is a Subsidiary of an Unrestricted Subsidiary.

Except as provided in the first sentence of this Section 4.10, no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary. In addition, neither the Parent Guarantor nor any Restricted Subsidiary shall at any time be directly or indirectly liable for any Debt that provides that the holder thereof may (with the passage of time or notice or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its Stated Maturity upon the occurrence of a default with respect to any Debt, Lien or other obligation of any Unrestricted Subsidiary in existence and classified as an Unrestricted Subsidiary at the time the Parent Guarantor or the Restricted Subsidiary is liable for that Debt (including any right to take enforcement action against that Unrestricted Subsidiary).

The Board of Directors of the Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if, immediately after giving pro forma effect to the designation,

(x) the Parent Guarantor could Incur at least $1.00 of additional Debt pursuant to clause (a) of the first paragraph of Section 4.04, and

(y) no Default or Event of Default shall have occurred and be continuing or would result therefrom.

Any designation or redesignation of this kind by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors giving effect to the designation or redesignation and an Officer’s Certificate that:

(a) certifies that the designation or redesignation complies with the foregoing provisions, and

(b) gives the effective date of the designation or redesignation, and the filing with the Trustee to occur after the end of the fiscal quarter of the Parent Guarantor in which the designation or redesignation is made within the time period for which reports are required to be provided under Section 4.03.

Section 4.11 Limitation on Sale and Leaseback Transactions. The Parent Guarantor shall not, and shall not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction with respect to any Property unless:

(a) the Parent Guarantor or that Restricted Subsidiary would be entitled to:

(i) Incur Debt in an amount equal to the Attributable Debt with respect to that Sale and Leaseback Transaction pursuant to Section 4.04, and

(ii) create a Lien on the Property securing that Attributable Debt without also securing the Notes pursuant to Section 4.06, and

(b) the Sale and Leaseback Transaction is effected in compliance with Section 4.07 after treating all the consideration received in such Sale and Leaseback Transaction as Net Available Cash of such covenant.

Section 4.12 Change of Control.

(a) Upon the occurrence of a Change of Control, each Holder shall have the right to require the Issuers to repurchase all or any part of such Holder’s Notes pursuant to the offer described in this Section 4.12 (the “Change of Control Offer”) at a purchase price (the “Change of Control Purchase Price”) equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the purchase date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date).

(b) Within 30 days following any Change of Control, the Issuers shall send or cause to be sent by first-class mail (or electronic transmission in the case of Notes held in book-entry form), with a copy to the Trustee, to each Holder, at such Holder’s address appearing in the Note register, a notice stating (as applicable): (A) that a Change of Control has occurred and a Change of Control Offer is being made pursuant to this Section 4.12 and that all Notes properly tendered shall be accepted for purchase; (B) the Change of Control Purchase Price and the purchase date, which shall be, subject to any contrary requirements of applicable law, a Business Day no earlier than 30 days nor later than 60 days from the date such notice is delivered (the “Change of Control Purchase Date”); (C) if such notice is delivered prior to the occurrence of a Change of Control, that the Change of Control Offer is conditioned upon the occurrence of such Change of Control and setting forth a brief description of the definitive agreement for the Change of Control; and (D) the procedures that Holders must follow in order to tender their Notes (or portions thereof) for payment and the procedures that Holders must follow in order to withdraw an election to tender Notes (or portions thereof) for payment.

(c) Holders electing to have a Note purchased shall be required to surrender the Note, with an appropriate form duly completed and attached to the Note, or transfer by book-entry transfer, to the Issuers or their agent at the address specified in the notice at least three Business Days prior to the Change of Control Purchase Date. Holders shall be entitled to withdraw their election if the Trustee or the Issuers receive not later than the second Business Day prior to the Change of Control Purchase Date, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note that was delivered for purchase by the Holder and a statement that such Holder is withdrawing its election to have such Note purchased.

(d) Prior to 11:00 a.m., New York City time, on the Change of Control Purchase Date, the Issuers shall irrevocably deposit with either the Trustee or with the Paying Agent (or, if an Issuer, the Parent Guarantor or any of its Wholly Owned Subsidiaries is acting as the Paying Agent, segregate and hold in trust) in cash an amount equal to the Change of Control Purchase Price payable to the Holders entitled thereto, to be held for payment in accordance with the provisions of this Section 4.12. On the Change of Control Purchase Date, the Issuers shall deliver to the Trustee the Notes or portions thereof that have been properly tendered to and are to be accepted by the Issuers for payment. The Trustee or the Paying Agent shall, on the Change of Control Purchase Date, mail or, in the case of Global Notes, deliver in accordance with the applicable procedures of DTC payment to each tendering Holder of the Change of Control Purchase Price. In the event that the aggregate Change of Control Purchase Price is less than the amount delivered by the Issuers to the Trustee or the Paying Agent, the Trustee or the Paying Agent, as the case may be, shall deliver the excess to the Issuers immediately after the Change of Control Purchase Date.

(e) The Issuers shall not be required to make a Change of Control Offer following a Change of Control if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuers and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (ii) notice of redemption has been given pursuant to Section 3.07 to redeem all of the Notes, unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

(f) The Issuers shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the purchase of Notes pursuant to this Section 4.12. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.12, the Issuers shall comply with the applicable securities laws and regulations and shall not be deemed to have breached their respective obligations under this Section 4.12 by virtue thereof.

(g) If Holders of not less than 90% in aggregate principal amount of the then outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Issuers, or any third party making a Change of Control Offer in lieu of the Issuers, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuers shall have the right, upon not less than 30 nor more than 60 days’ prior written notice, given not more than 30 days following the Change of Control Purchase Date, to redeem all Notes that remain outstanding following such purchase at a redemption price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including the date of redemption (subject to the right of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date).

(h) Subject to Section 9.02(g) and (h), the obligation of the Issuers to make a Change of Control Offer pursuant to this Section 4.12 may be waived or modified at any time prior to the occurrence of a Change of Control with the written consent of the holders of a majority in principal amount of the Notes.

Section 4.13 Further Instruments and Acts. Further Instruments and Acts. Upon request of the Trustee, the Issuers shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture.

Section 4.14 Additional Note Guarantees. The Parent Guarantor shall not permit any of its Restricted Subsidiaries that is a Wholly Owned Subsidiary (and any Domestic Restricted Subsidiary that is a non-Wholly Owned Subsidiary if such non-Wholly Owned Subsidiary guarantees other capital markets debt securities of an Issuer or a Guarantor), other than the Issuers or the Subsidiary Guarantors, to guarantee the payment of any Debt of any Issuer or any other Guarantor incurred under any Credit Facility or other capital markets debt securities (other than Debt payable to the Parent Guarantor or a Restricted Subsidiary) unless:

(i) such Restricted Subsidiary within 30 days executes and delivers a supplemental indenture to this Indenture providing for a Note Guarantee by such Restricted Subsidiary, except that with respect to a guarantee of Debt of any Issuer or any Guarantor:

(A) if the Notes or such Guarantor’s Note Guarantee are subordinated in right of payment to such Debt, the Note Guarantee under the supplemental indenture shall be subordinated to such Restricted Subsidiary’s guarantee with respect to such Debt substantially to the same extent as the Notes are subordinated to such Debt; and

(B) if such Debt is by its express terms subordinated in right of payment to the Notes or such Guarantor’s Note Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Debt shall be subordinated in right of payment to such Note Guarantee substantially to the same extent as such Debt is subordinated to the Notes;

(ii) such Restricted Subsidiary waives and shall not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Note Guarantee; and

(iii) such Restricted Subsidiary shall deliver to the Trustee an Opinion of Counsel stating that:

(A) such Note Guarantee has been duly executed and authorized; and

(B) such Note Guarantee constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principals of equity;

provided that this Section 4.14 shall not be applicable to any guarantee of any Restricted Subsidiary that existed on the Issue Date or at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary; provided, further, that no Receivables Subsidiary or Foreign Subsidiary shall be required to become a Guarantor at any time.

Each Note Guarantee shall be released in accordance with the provisions of Section 10.10.

Section 4.15 Conduct of Business of Receivables Subsidiaries. Notwithstanding anything to the contrary contained herein, the Parent Guarantor shall not permit any Receivables Subsidiary to engage in any business activities (including, but not limited to, making acquisitions or Investments) or incur or assume any liabilities other than, in each case, solely in connection with the transactions contemplated by the Accounts Receivable Facility Documents.

Section 4.16 Maintenance of Office or Agency. The Issuers shall maintain an office or agency (which may be an office of the Trustee or an Affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuers and the Guarantors in respect of the Notes and this Indenture may be served. The Issuers shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuers shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Issuers may also from time to time designate additional offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Issuers shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Issuers hereby designate the Corporate Trust Office of the Trustee as one such office or agency of the Issuers in accordance with Section 2.04.

Section 4.17 Existence. Except as otherwise provided in this Article 4, Article 5 and Section 10.10 and subject to the ability of the Parent Guarantor or any Restricted Subsidiary to convert (or similar action) to another form of legal entity under the laws of the jurisdiction under which the Parent Guarantor or such Restricted Subsidiary then exists, the Parent Guarantor shall do or cause to be done all things necessary to preserve and keep in full force and effect its existence and the existence of each of its Restricted Subsidiaries, and the material rights, licenses and franchises of the Parent Guarantor and each Restricted Subsidiary; provided that the Parent Guarantor is not required to preserve any such right, license or franchise, or the existence of any Restricted Subsidiary, if the maintenance or preservation thereof is no longer desirable in the conduct of the business of the Parent Guarantor and its Restricted Subsidiaries, taken as a whole.

Section 4.18 Annual Officer’s Certificate as to Compliance. Not later than one hundred and twenty (120) days after the end of each fiscal year of Parent Guarantor, beginning with respect to the fiscal year ended December 31, 2018, the Issuer shall deliver to the Trustee a certificate (which need not comply with Section 12.05 of this Indenture) indicating whether the Officer signing such certificate knows of any Default that occurred during the previous year.

ARTICLE 5

SUCCESSORS

Section 5.01 When Issuers May Merge or Transfer Assets. Neither the Issuer nor the Co-Issuer (if applicable) shall merge, consolidate or amalgamate with or into any other Person or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all its Property in any one transaction or series of transactions unless:

(a) the Issuer or the Co-Issuer, as applicable, shall be the surviving Person or the surviving Person (if other than the Issuer or the Co-Issuer) formed by that merger, consolidation or amalgamation or to which that sale, transfer, assignment, lease, conveyance or disposition is made shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia (each such Person, the “Surviving Person”);

(b) the Surviving Person (if other than the Issuer or the Co-Issuer, as applicable) expressly assumes, (i) by supplemental indenture executed and delivered to the Trustee by that Surviving Person, in the case of a Surviving Person formed by the merger, consolidation or amalgamation with the Issuer or the Co-Issuer, as applicable, or to which the sale, transfer, assignment, lease, conveyance or disposition is with respect to all or substantially all of the Property of the Issuer or the Co-Issuer, the due and punctual payment of the principal of, and premium, if any, and interest on, all the Notes, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of this Indenture to be performed by the Issuer or the Co-Issuer and (ii) by written agreement, the obligations of the Issuer or the Co-Issuer, as applicable, under the Registration Rights Agreement;

(c) in the case of a sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all the Property of the Issuer or the Co-Issuer, that Property shall have been transferred as an entirety or virtually as an entirety to one Person;

(d) immediately before and after giving effect to that transaction or series of transactions on a pro forma basis, no Default or Event of Default shall have occurred and be continuing; and

(e) the Issuer and the Co-Issuer shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officer’s Certificate and an Opinion of Counsel, each stating that the transaction and the supplemental indenture, if any, in respect thereto comply with this Section 5.01 and that all conditions precedent herein provided for relating to the transaction have been satisfied.

The Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of the Issuer or the Co-Issuer, as applicable, under this Indenture.

Section 5.02 When Parent Guarantor May Merge or Transfer Assets. The Parent Guarantor shall not merge, consolidate or amalgamate with or into any other Person or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all its Property in any one transaction or series of transactions unless:

(a) the Parent Guarantor shall be the surviving Person or the surviving Person (if other than Parent Guarantor) formed by that merger, consolidation or amalgamation or to which that sale, transfer, assignment, lease, conveyance or disposition is made shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia (each such Person, the “Surviving Parent”);

(b) the Surviving Parent (if other than the Parent Guarantor) expressly assumes, (i) by supplemental indenture executed and delivered to the Trustee by that Surviving Parent, in the case of a Surviving Parent formed by the merger, consolidation or amalgamation with the Parent Guarantor or to which the sale, transfer, assignment, lease, conveyance or disposition is with respect to all or substantially all of the Property of the Parent Guarantor, the due and punctual payment of the principal of, and premium, if any, and interest on, all the Notes, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of this Indenture to be performed by the Parent Guarantor and (ii) by written agreement, the obligations of the Parent Guarantor under the Registration Rights Agreement;

(c) in the case of a sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all the Property of the Parent Guarantor, that Property shall have been transferred as an entirety or virtually as an entirety to one Person;

(d) immediately before and after giving effect to that transaction or series of transactions on a pro forma basis (and treating, for purposes of this clause (d) and clause (e) below, any Debt that becomes, or is anticipated to become, an obligation of the Surviving Parent or any Restricted Subsidiary as a result of that transaction or series of transactions as having been Incurred by the Surviving Parent or the Restricted Subsidiary at the time of that transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing;

(e) immediately after giving effect to that transaction or series of transactions on a pro forma basis, the Parent Guarantor or the Surviving Parent, as the case may be, (i) would be able to Incur at least $1.00 of additional Debt under clause (a) of the first paragraph of Section 4.04 or (ii) the Consolidated Fixed Charges Coverage Ratio of the Parent Guarantor or the Surviving Parent, as applicable, would be greater than or equal to such ratio immediately prior to such transaction; provided, however, that this clause (e) shall not be applicable to the Parent Guarantor merging, consolidating or amalgamating with or into an Affiliate incorporated solely for the purpose of reincorporating the Parent Guarantor in a State of the United States so long as the amount of Debt of the Parent Guarantor and the Restricted Subsidiaries is not increased thereby; and

(f) the Issuers shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officer’s Certificate and an Opinion of Counsel, each stating that the transaction and the supplemental indenture, if any, in respect thereto comply with this Section 5.02 and that all conditions precedent herein provided for relating to the transaction have been satisfied.

The Surviving Parent shall succeed to, and be substituted for, and may exercise every right and power of, the Parent Guarantor under this Indenture, but the predecessor Parent Guarantor in the case of:

(a) a sale, transfer, assignment, conveyance or other disposition (unless that sale, transfer, assignment, conveyance or other disposition is of all the assets of the Parent Guarantor as an entirety or virtually as an entirety), or

(b) a lease,

shall not be released from any obligation to pay the principal of, premium, if any, and interest on, the Notes, in the case of the Parent Guarantor.

Section 5.03 When Subsidiary Guarantors May Merge or Transfer Assets. No Subsidiary Guarantor may merge, consolidate or amalgamate with or into any other Person, or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all its Property in any one transaction or series of transactions, or permit any Person to merge, consolidate or amalgamate with or into the Subsidiary Guarantor unless:

(a) the other Person is the Parent Guarantor, the Issuer, the Co-Issuer or any Restricted Subsidiary that is a Subsidiary Guarantor or becomes a Subsidiary Guarantor concurrently with the transaction; or

(b) (i) either (x) the Subsidiary Guarantor is the continuing Person or (y) the resulting, surviving or transferee Person expressly assumes by supplemental indenture all of the obligations of the Subsidiary Guarantor under its Note Guarantee and by written agreement all of the obligations of the Subsidiary Guarantor under the Registration Rights Agreement; and (ii) immediately after giving effect to the transaction, no Default has occurred and is continuing; or

(c) the transaction constitutes a sale or other disposition (including by way of consolidation or merger) of the Subsidiary Guarantor or the sale or disposition of all or substantially all the Property of the Subsidiary Guarantor (in each case other than to the Parent Guarantor or a Restricted Subsidiary) in compliance with Section 4.07 and otherwise permitted by this Indenture.

Notwithstanding the foregoing, any Subsidiary Guarantor may merge, consolidate or amalgamate with or into or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all its properties and assets to any Issuer, the Parent Guarantor or another Subsidiary Guarantor or merge with a Restricted Subsidiary of the Parent Guarantor, so long as the resulting entity remains or becomes a Subsidiary Guarantor.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01 Events of Default. Each of the following is an “Event of Default”:

(a) failure to make the payment of any interest or Additional Interest (as required by the Registration Rights Agreement) on the Notes when the same becomes due and payable, and that failure continues for a period of 30 days;

(b) failure to make the payment of any principal of, or premium, if any, on any of the Notes when the same becomes due and payable at its Stated Maturity, upon acceleration, redemption, optional redemption, required repurchase or otherwise;

(c) failure to comply with Article 5;

(d) failure to comply with any other covenant or agreement in the Notes or in this Indenture (other than a failure that is the subject of the foregoing clause (a), (b) or (c)) and such failure continues for 60 days after written notice is given to the Issuers as specified in this Section 6.01;

(e) a default under any Debt by the Parent Guarantor or any Restricted Subsidiary that results in acceleration of the maturity of that Debt, or failure to pay any Debt at maturity, in an aggregate amount greater than $30 million or its foreign currency equivalent at the time;

(f) any judgment or judgments for the payment of money in an aggregate amount in excess of $30 million (or its foreign currency equivalent at the time) (net of amounts covered by insurance or bonded) that shall be rendered against the Parent Guarantor or any Restricted Subsidiary and that shall not be waived, satisfied, annulled, discharged or rescinded for any period of 60 consecutive days during which a stay of enforcement shall not be in effect;

(g) any Issuer, the Parent Guarantor or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(i) commences a voluntary case;

(ii) consents to the entry of an order for relief against it in an involuntary case;

(iii) consents to the appointment of a Custodian of it or for any material part of its property;

(iv) makes a general assignment for the benefit of its creditors; or

(v) takes any comparable action under any foreign laws relating to insolvency;

(h) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against any Issuer, the Parent Guarantor or any Significant Subsidiary in an involuntary case;

(ii) appoints a Custodian of any Issuer, the Parent Guarantor or any Significant Subsidiary or for any material part of its property;

(iii) orders the winding up or liquidation of any Issuer, the Parent Guarantor or any Significant Subsidiary; or

(iv) grants any similar relief under any foreign laws,

and in each such case the order or decree remains unstayed and in effect for 60 days; and

(i) any Note Guarantee ceases to be in full force and effect, other than in accordance with the terms of this Indenture, or Parent Guarantor or a Subsidiary Guarantor denies or disaffirms its obligations under its Note Guarantee.

A Default under clause (d) is not an Event of Default until the Trustee or the Holders of not less than 25% in aggregate principal amount of the Notes then outstanding notify the Issuers of the Default and the Issuers do not cure that Default within the time specified in clause (d) after receipt of such notice (the “Notice of Default”). The notice must specify the Default, demand that it be remedied and state that the notice is a “Notice of Default.”

The Issuers shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice in the form of an Officer’s Certificate of any event that with the giving of notice and the lapse of time would become an Event of Default, their status and what action the Issuers are taking or propose to take with respect thereto.

The Trustee shall be under no obligation to determine whether any Event of Default or potential Event of Default has occurred.

Following an Event of Default or potential Event of Default, the Trustee shall have the right to notify the Issuers to make all payments following an Event of Default or potential Event of Default to or to the order of the Trustee.

Section 6.02 Acceleration. If an Event of Default with respect to the Notes (other than an Event of Default specified in Sections 6.01(g) or 6.01(h) with respect to any Issuer, the Parent Guarantor or any Significant Subsidiary) shall have occurred and be continuing, the Trustee (at the written direction of, and as indemnified by, the Holders of not less than 25% in aggregate principal amount of Notes) or the Holders of not less than 25% in aggregate principal amount of Notes then outstanding may, by notice to the Issuers and the Trustee, declare to be immediately due and payable the principal amount of all the Notes then outstanding, plus accrued but unpaid interest to the date of acceleration. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default specified in Sections 6.01(g) or 6.01(h) with respect to the Issuers, the Parent Guarantor or any Significant Subsidiary occurs, the principal of and accrued and unpaid interest on all the Notes shall be due and payable immediately without any declaration or other act by the Trustee or the Holders of the Notes. After any such acceleration but before a judgment or decree based on acceleration is obtained by the Trustee, the Holders of a majority in aggregate principal amount of the outstanding Notes may, by notice to the Trustee and the Issuer, rescind and annul any declaration of acceleration if (i) the rescission would not conflict with any judgment or decree and (ii) all existing Events of Default have been cured or waived (other than nonpayment of principal, premium, or interest of any Note by a non-consenting Holder that has become due solely because of the acceleration).

Section 6.03 Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of, or premium, if any, or interest on, the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04 Waiver of Past Defaults. The Holders of a majority in aggregate principal amount of the Notes then outstanding by written notice to the Trustee may waive an existing or past Default and its consequences except (i) a Default in the payment of the principal of or interest on a Note or (ii) a Default in respect of a provision that under Section 9.02 cannot be amended without the consent of each Noteholder affected (with respect to any Notes held by a non-consenting Holder). When a Default is waived by written notice to the Trustee, it is deemed cured, but no such waiver shall extend to any subsequent or other Default or impair any consequent right. If a Default is deemed to occur solely as a consequence of the existence of another Default (the “Initial Default”), then, at the time such Initial Default is cured (including the payment of default interest, if any), the Default that resulted solely because that Initial Default shall also be cured without any further action.

Section 6.05 Control by Majority. The Holders of a majority in aggregate principal amount of the Notes then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee with respect to the Notes. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines is unduly prejudicial to the rights of other Noteholders or would involve the Trustee in personal liability; provided, however, that the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction. Subject to Section 7.01, in case an Event of Default shall occur and be continuing, the Trustee shall be under no obligation to exercise any of its rights or powers hereunder at the request or direction of any of the Holders, unless the Holders shall have offered to the Trustee reasonable security and/or indemnity satisfactory to it.

Section 6.06 Limitation on Suits. A Noteholder shall not have any right to institute any proceeding with respect to this Indenture or the Notes, or for the appointment of a receiver or Trustee, or for any remedy thereunder, unless:

(a) such Holder shall have previously given to the Trustee written notice of a continuing Event of Default;

(b) the Holders of at least 25% in aggregate principal amount of the Notes then outstanding shall have made a written request, and offered indemnity reasonably satisfactory to the Trustee to institute such proceeding as trustee; and

(c) the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the Notes then outstanding a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days after such notice.

The foregoing limitations shall not apply to a suit instituted by a Holder for the enforcement of payment of the principal of, and premium, if any, or interest on such Note on or after the applicable due date specified in such Note. A Noteholder may not use this Indenture to prejudice the rights of another Noteholder or to obtain a preference or priority over another Noteholder (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such actions or forbearances are unduly prejudicial to such Holders).

Section 6.07 Rights of Holders to Receive Payment. Notwithstanding any other provision of this Indenture, the right of any Holder to institute suit for the enforcement of payment of principal of, or interest on, the Notes held by such Holder, on or after the respective due dates expressed in the Notes, shall not be impaired or affected without the consent of such Holder; provided that for the avoidance of doubt, the amendment, supplement or modification in accordance with the terms of this Indenture of Articles 4 and 5 and Sections 6.01(c), (d), (e) and (i) and the related definitions shall be deemed not to impair the right of any Holder to institute suit for the enforcement of payment of principal of or interest on the Notes held by such Holder.

Section 6.08 Collection Suit by Trustee. If an Event of Default specified in Section 6.01(a) or 6.01(b) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Issuers for the whole amount then due and owing (together with interest on any unpaid interest to the extent lawful) and the amounts provided for in this Indenture.

Section 6.09 Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee and the Noteholders allowed in any judicial proceedings relative to the Issuers, their creditors or their property and, unless prohibited by law or applicable regulations, may vote on behalf of the Holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for such compensation as agreed upon in writing by the parties hereto, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under this Indenture, or in connection with the transactions contemplated hereunder.

Section 6.10 Priorities. If the Trustee collects any money or property pursuant to this Article 6, it shall pay out the money or property in the following order:

FIRST: to the Trustee, its agents and counsel for amounts due under this Indenture;

SECOND: to the other agents as may be appointed under this Indenture;

THIRD: to Noteholders for amounts due and unpaid on the Notes for principal and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

FOURTH: to the Issuers.

The Trustee may fix a record date and payment date for any payment to Noteholders pursuant to this Section 6.10. At least 15 days before such record date, the Issuers shall send to each Noteholder and the Trustee a notice that states the record date, the payment date and amount to be paid.

Section 6.11 Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit (other than the Trustee), having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07 or a suit by Holders of more than 10% in aggregate principal amount of the Notes.

Section 6.12 Restoration of Rights and Remedies. If the Trustee or any Holder has instituted a proceeding to enforce any right or remedy under this Indenture and the proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to the Holder, then, subject to any determination in the proceeding, the Issuers, the Guarantors, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder, and thereafter all rights and remedies of the Issuers, the Guarantors, the Trustee and the Holders shall continue as though no such proceeding had been instituted.

Section 6.13 Rights and Remedies Cumulative. Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07, no right or remedy conferred or reserved to the Trustee or to the Holders under this Indenture is intended to be exclusive of any other right or remedy, and all such rights and remedies are, to the extent permitted by law, cumulative and in addition to every other right and remedy hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or exercise of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or exercise of any other right or remedy.

Section 6.14 Delay or Omission Not Waiver. No delay or omission of the Trustee or of any Holder to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article 6 or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

ARTICLE 7

TRUSTEE

Section 7.01 Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee shall exercise the rights and powers vested in it by this Indenture and use the same degree of care and skill in its exercise as a prudent Person would exercise or use under the circumstances in the conduct of such Person’s own affairs.

(b) Except during the continuance of an Event of Default:

(i) the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture, and no implied duties, covenants or obligations shall be read into this Indenture against the Trustee, where duties and obligations shall be determined solely by the express provisions of this Indenture; and

(ii) in the absence of willful misconduct on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the statements and opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture but need not confirm or investigate the accuracy of any mathematical calculations or other facts stated therein; provided, the Trustee shall not be responsible for the content of legal opinion letters, whether delivered to it or on its behalf.

(c) The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(i) this paragraph (c) does not limit the effect of paragraph (b) of this Section 7.01;

(ii) the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer unless it is proved that the Trustee was negligent in ascertaining the pertinent facts;

(iii) the Trustee shall not be liable with respect to any action it takes or omits to take in accordance with a direction received by it pursuant to Section 6.05; and

(iv) no provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers.

(d) Every provision of this Indenture that in any way relates to the Trustee is subject to clauses (a), (b) and (c) of this Section 7.01.

(e) The Trustee shall not be liable for interest or payment of interest on any money received by it except as the Trustee may agree in writing with the Issuers, and the Trustee disclaims any obligation to otherwise manage such money.

(f) Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(g) The Trustee shall not be deemed to have notice of a Default or an Event of Default unless a Trust Officer of the Trustee has received written notice thereof (in accordance with the notice provisions of this Indenture) from the Issuers or any Holder and such notice references the Notes and this Indenture.

(h) The Trustee shall not be precluded from entering into transactions with any other party hereto that are separate from those contemplated under this Indenture.

Section 7.02 Rights of Trustee.

(a) The Trustee may conclusively rely on any document (whether in its original or facsimile form) believed by it to be genuine and to have been signed or presented by the proper person. The Trustee need not investigate any fact or matter stated in any document or be bound to make any investigation into the performance or observance of any of the covenants, agreements or other terms or conditions set forth in this Indenture. The Trustee may, however, in its discretion make such further inquiry or investigation into such facts or matters as it may see fit and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine, during business hours and upon reasonable notice, the books, records and premises of the Issuers, personally or by agent or attorney at the expense of the Issuers, and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(b) Before the Trustee acts or refrains from acting, it shall be entitled to receive an Officer’s Certificate and/or an Opinion of Counsel. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel.

(c) The Trustee may act through agents and/or attorneys and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take that it believes to be authorized or within its rights or powers or as the Trustee regards as necessary for the Trustee to comply with any applicable law, regulation or court order.

(e) The Trustee may consult with counsel of its selection, and the advice or opinion of counsel with respect to legal matters relating to this Indenture and the Notes shall be full and complete authorization and protection from liability in respect to any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(f) The permissive rights of the Trustee to do things enumerated in this Indenture shall not be construed as a duty unless so specified herein.

(g) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders pursuant to this Indenture, unless such Holders shall have offered to the Trustee security and/or indemnity satisfactory to it against the costs, expenses and liabilities which might be incurred by the Trustee in compliance with such request or direction.

(h) In no event shall the Trustee be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit), irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

(j) The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(k) The Trustee may request that the Issuers deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture.

(l) Delivery of any reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive or actual notice or knowledge of any information contained therein or determinable from information contained therein, including the Issuers’ compliance with any of their covenants hereunder (as to which the Trustee may conclusively rely on an Officer’s Certificate).

Section 7.03 Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuers or their Affiliates or any other party hereto with the same rights it would have if it were not Trustee. Any Paying Agent, Registrar or co-registrar may do the same with like rights. Notwithstanding the foregoing, the Trustee must comply with Sections 7.10 and 7.11.

Section 7.04 Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity, priority or adequacy of this Indenture or the Notes, it shall not be accountable for the Issuers’ use of the proceeds from the Notes, and it shall not be responsible for any statement of the Issuers in this Indenture or in any other document other than the certificate of authentication executed by the Trustee.

Section 7.05 Notice of Defaults. If a Default or Event of Default occurs and is continuing and if a written notice of a Default or Event of Default is received by a Trust Officer, the Trustee shall send to each Noteholder notice of the Default or Event of Default within 90 days after written notice of it is received by a Trust Officer of the Trustee. Except in the case of a Default or Event of Default in payment of principal of or interest on any Note, the Trustee may withhold the notice if and so long as a committee of its Trust Officers in good faith determines that withholding the notice is in the interests of Noteholders.

Section 7.06 Reports by Trustee to Holders. As promptly as practicable after each December 31 beginning with December 31, 2018, and in any event prior to February 28 in each year, the Trustee shall send to each Noteholder a brief report dated as of December 31 each year that complies with TIA § 313(a), if and to the extent required by such subsection. The Trustee shall also comply with TIA § 313(b).

A copy of each report at the time it is sent to Noteholders shall be filed with the SEC and each stock exchange (if any) on which the Notes are listed. The Issuers agree to notify promptly the Trustee whenever the Notes become listed on any stock exchange and of any delisting thereof.

Section 7.07 Compensation and Indemnity. The Issuers and the Guarantors shall pay to the Trustee from time to time such reasonable compensation for its services as agreed upon in writing by the parties hereto. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuers and Guarantors, jointly and severally, shall reimburse the Trustee upon request for all reasonable, documented out-of-pocket expenses incurred or made by it, including costs of collection, in addition to the compensation for its services. Such expenses shall include the reasonable compensation and reasonable, documented out-of-pocket expenses, disbursements and advances of the Trustee’s agents, counsel, accountants and experts. The Issuers and Guarantors, jointly and severally, shall indemnify the Trustee and every receiver, attorney, manager, agent or other person appointed by the Trustee hereunder against any and all loss, liability, claim, damage, penalty, action, suit, cost and expense (including reasonable attorneys’ fees and out-of-pocket expenses and taxes (other than taxes based upon, measured by or determined by the income of the Trustee)) incurred by it in connection with the acceptance or administration of the trust hereunder and/or the transactions contemplated under this Indenture (including this Section) and defending itself against any claim (whether asserted by the Company, the Guarantors, any Holder or any other Person), and the Trustee shall have no liability or responsibility for any action or inaction on the part of any Paying Agent, Registrar, Authentication Agent or any successor trustee. The Trustee shall notify the Issuers and the Guarantors promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Issuers and the Guarantors shall not relieve the Issuers or any of the Guarantors of their respective obligations hereunder except to the extent that the Issuers or any of the Guarantors shall have been actually prejudiced as a result of such failure. The Issuers and the Guarantors shall defend the claim and the Trustee may participate in the defense and have separate counsel, and the Issuers and the Guarantors shall pay the fees and expenses of such counsel. Notwithstanding the foregoing, none of the Issuers or any of the Guarantors shall be required to reimburse any expense or indemnify against any and all loss, liability, claim, damage, penalty, action, suit, cost or expense incurred by the Trustee or any receiver, attorney, manager, agent or other person appointed by the Trustee hereunder through the Trustee’s or such receiver’s, attorney’s, manager’s, agent’s or other person’s own willful misconduct or negligence. None of the Issuers or any of the Guarantors shall be required to pay for any settlement made by the Trustee without the Issuers’ consent, such consent not to be unreasonably withheld. All indemnifications and releases from liability granted hereunder to the Trustee shall extend to its officers, directors, employees, agents, successors and assigns.

To secure the Issuers’ and Guarantors’ payment obligations in this Section 7.07, the Trustee shall have a lien prior to the Notes on all money or property held or collected by the Trustee other than money or property held in trust to pay principal of and interest on particular Notes.

The Issuers’ and Guarantors’ payment obligations pursuant to this Section 7.07 shall survive the resignation or removal of the Trustee and the discharge of this Indenture. When the Trustee incurs expenses after the occurrence of a Default specified in Sections 6.01(g) or 6.01(h) with respect to the Issuers, the expenses are intended to constitute expenses of administration under the Bankruptcy Law.

The provisions of this Section 7.07 shall survive the satisfaction and discharge or termination, for any reason, of this Indenture and the resignation or removal of the Trustee.

Section 7.08 Replacement of Trustee. The Trustee may resign at any time by so notifying the Issuers in writing not less than 30 days prior to the effective date of such resignation. The Holders of a majority in aggregate principal amount of the Notes then outstanding may remove the Trustee by so notifying the Trustee in writing not less than 30 days prior to the effective date of such removal and may appoint a successor Trustee with the Issuers’ written consent. The Issuers shall remove the Trustee if:

(a) the Trustee fails to comply with Section 7.10;

(b) the Trustee is adjudged bankrupt or insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(c) a receiver or other public officer takes charge of the Trustee or its property; or

(d) the Trustee otherwise becomes incapable of acting.

If the Trustee resigns, is removed by the Issuers or by the Holders of a majority in aggregate principal amount of the Notes then outstanding and such Holders do not reasonably promptly appoint a successor Trustee, or if a vacancy exists in the office of Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Issuers shall promptly appoint a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuers. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The Issuers shall send a notice of any proposed succession to Noteholders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided for in Section 7.07.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, at the reasonable expense of the Issuers, or the Holders of 10% in aggregate principal amount of the Notes then outstanding may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee fails to comply with Section 7.10, unless the Trustee’s duty to resign is stayed as provided in TIA § 310(b), any Noteholder who has been a bona fide Holder of a Note for at least six months may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

Notwithstanding the replacement or resignation of the Trustee pursuant to this Section 7.08, the Issuers’ obligations under Section 7.07 shall continue for the benefit of the Trustee and survive the termination of this Indenture.

Section 7.09 Successor Trustee by Merger. If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation or banking association without any further act shall be the successor Trustee.

Section 7.10 Eligibility; Disqualification. The Trustee shall at all times satisfy the requirements of TIA § 310(a). The Trustee shall have (or, in the case of a corporation included in a bank holding company system, the related bank holding company shall have) a combined capital and surplus of at least $25.0 million as set forth in its (or its related bank holding company’s) most recent published annual report of condition. The Trustee shall comply with TIA § 310(b), subject to the penultimate paragraph thereof; provided, however, that there shall be excluded from the operation of TIA § 310(b)(i) any indenture or indentures under which other securities or certificates of interest or participation in other securities of the Issuers are outstanding if the requirements for such exclusion set forth in TIA § 310(b)(1) are met.

Section 7.11 Preferential Collection of Claims Against Issuer. The Trustee shall comply with TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b). A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated.

ARTICLE 8

DISCHARGE OF INDENTURE; DEFEASANCE

Section 8.01 Discharge of Liability on Notes; Defeasance.

(a) When (i) all outstanding Notes (other than Notes replaced pursuant to Section 2.07) have been delivered to the Trustee for cancellation and the Issuers have paid or caused to be paid all sums payable by them hereunder, or (ii) (A) all outstanding Notes not theretofore delivered to the Trustee for cancellation (1) have become due and payable by reason of the making of a notice of redemption or otherwise, (2) mature within one year or (3) are to be called for redemption within one year under arrangements satisfactory to the Trustee for giving the notice of redemption, (B) the Issuers irrevocably deposit with the Trustee cash in U.S. Dollars, Government Obligations or a combination thereof, sufficient in the opinion of a nationally recognized accounting or investment banking firm, to pay at maturity or upon redemption all outstanding Notes, including interest thereon to maturity or such redemption date (other than Notes replaced pursuant to Section 2.07), (C) no Default (other than that resulting from borrowing funds to be applied to make such deposit and the granting of Liens in connection therewith) with respect to this Indenture or the Notes issued hereunder has occurred and is continuing on the date of the deposit, (D) the deposit shall not result in a breach or violation of, or constitute default under any other material agreement or instrument (other than this Indenture) to which any Issuer is a party or by which any Issuer is bound, and (E) the Issuers pay or cause to be paid all other sums payable hereunder by the Issuers, then this Indenture shall, subject to Section 8.01(c), cease to be of further effect. The Trustee shall acknowledge satisfaction and discharge of this Indenture on written demand of the Issuers accompanied by an Officer’s Certificate and an Opinion of Counsel and at the cost and expense of the Issuers.

(b) Subject to Sections 8.01(c) and 8.02, the Issuers at any time may terminate (i) all of their obligations and the obligations of the Guarantors under the Notes, the Note Guarantees and this Indenture, as applicable (“legal defeasance option”) or (ii) the obligations under Sections 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12 and 4.14, the operations of Sections 6.01(d) (with respect to the covenants under Article 4 identified in this sentence), 6.01(e), 6.01(f), 6.01(g) and 6.01(h) (but, in the case of Sections 6.01(g) and 6.01(h), with respect only to Significant Subsidiaries) and the limitations contained in Section 5.02(e) (“covenant defeasance option”). If the Issuers exercise their legal defeasance option, the Note Guarantees in effect at such time shall be automatically released. If the Issuers exercise their covenant defeasance option, the Note Guarantees (other than the Note Guarantee of the Parent Guarantor) in effect at such time shall be automatically released. The Issuers may exercise their legal defeasance option notwithstanding their prior exercise of their covenant defeasance option.

If the Issuers exercise their legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default. If the Issuers exercise their covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in Sections 6.01(d) (only with respect to the covenants of Article 4 identified in the immediately preceding paragraph), 6.01(e), 6.01(f), 6.01(g) (with respect only to Significant Subsidiaries), 6.01(h) (with respect only to Significant Subsidiaries) or 6.01(i) (other than with respect to the Note Guarantee of the Parent Guarantor) or because of the failure of the Parent Guarantor to comply with the limitations contained in Section 5.02(e).

Upon satisfaction of the conditions set forth herein and upon request of the Issuers, accompanied by an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent specified herein relating to the defeasance contemplated have been complied with, the Trustee shall acknowledge in writing the discharge of those obligations that the Issuers terminate.

(c) Notwithstanding clauses (a) and (b) in this Section 8.01, the Issuers’ obligations in Sections 2.04, 2.05, 2.06, 2.07, 7.07, 7.08, 8.05 and 8.06 shall survive until the Notes have been paid in full. Thereafter, the Issuers’ obligations in Sections 7.07 and 8.05 shall survive such satisfaction or discharge.

Section 8.02 Conditions to Defeasance. The Issuers may exercise their legal defeasance option or their covenant defeasance option only if:

(a) the Issuers irrevocably deposit in trust with the Trustee, for the benefit of the Holders, money in U.S. Dollars, U.S. Dollar-denominated Government Obligations or a combination thereof for the payment of principal of and premium, if any, and interest on the Notes to maturity or redemption;

(b) the Issuers deliver to the Trustee a certificate of an Independent Financial Advisor expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited Government Obligations plus any deposited money without investment will provide cash at the times and in the amounts as will be sufficient to pay principal and interest (including premium, if any) when due on all the Notes to maturity or redemption, as the case may be;

(c) no Default or Event of Default has occurred and is continuing on the date of the deposit and after giving effect thereto (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Debt and, in each case, the granting of Liens in connection therewith);

(d) the deposit does not constitute a default under any other agreement or instrument binding on the Issuers;

(e) the Issuer delivers to the Trustee an Opinion of Counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940;

(f) in the case of the legal defeasance option, the Issuer delivers to the Trustee an Opinion of Counsel stating that (i) the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling, or (ii) since the Issue Date there has been a change in the applicable federal income tax law, to the effect, in either case, that, and based thereon the Opinion of Counsel shall confirm that, the Holders shall not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance and shall be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance had not occurred;

(g) in the case of the covenant defeasance option, the Issuer delivers to the Trustee an Opinion of Counsel to the effect that the Holders shall not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and shall be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if that covenant defeasance had not occurred;

(h) the Issuers deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of this Indenture and the Notes as contemplated by this Article 8 have been complied with; and

(i) the Issuer delivers irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be (which instructions may be contained in the Officer’s Certificate referred to in clause (e) above).

Simultaneous with a deposit, the Issuers may make arrangements satisfactory to the Trustee for the redemption of Notes at a future date in accordance with Article 3.

Section 8.03 Application of Trust Money. The Trustee shall hold in trust money or Government Obligations deposited with it pursuant to this Article 8. It shall apply the deposited money and the money from Government Obligations through the Paying Agent and in accordance with this Indenture to the payment of principal of, premium, if any, and interest on the Notes.

Section 8.04 Repayment to Issuer. The Trustee and the Paying Agent shall promptly turn over to the Issuers upon written request any excess money or securities held by them upon satisfaction of the conditions and occurrence of the events set forth in this Article 8.

Subject to any applicable abandoned property law, the Trustee and the Paying Agent shall pay to the Issuers upon request any money held by them for the payment of principal, premium, if any, or interest that remains unclaimed for two years after such principal, premium, if any, or interest has become due and payable, and, thereafter, Noteholders entitled to the money must look to the Issuers for payment as general creditors.

Section 8.05 Indemnity for Government Obligations. The Issuers shall pay and shall indemnify the Trustee against any tax, fee or other charge imposed on or assessed against deposited Government Obligations or the principal and interest received on such Government Obligations pursuant to Section 8.02, which by law is for the account of the Holders.

Section 8.06 Reinstatement. If the Trustee or Paying Agent is unable to apply any money or Government Obligations in accordance with this Article 8 by reason of any legal proceeding or by reason of any order or judgment of any court or Governmental Authority enjoining, restraining or otherwise prohibiting such application, the Issuers’ and the Guarantors’ obligations under this Indenture, the Notes and the Note Guarantees shall be revived and reinstated as though no deposit had occurred pursuant to this Article 8 until such time as the Trustee or Paying Agent is permitted to apply all such money or Government Obligations in accordance with this Article 8; provided, however, that, if the Issuers have made any payment of interest on or principal of any Notes because of the reinstatement of its obligations, the Issuers shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Obligations held by the Trustee or Paying Agent.

ARTICLE 9

AMENDMENTS

Section 9.01 Without Consent of Holders. Notwithstanding Section 9.02, the Issuers, the Trustee and (with respect to any amendment or supplement to the Note Guarantees) the Guarantors may amend, supplement or otherwise modify this Indenture, the Notes or the Note Guarantees without notice to or consent of any Noteholder:

(a) to cure any ambiguity, omission, defect, mistake, error or inconsistency;

(b) to provide for the assumption by a successor of the obligations of any Issuer or any Guarantor under this Indenture;

(c) to provide for uncertificated Notes in addition to or in place of certificated Notes; provided, that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code;

(d) to comply with the rules of any applicable depositary;

(e) to add Guarantors with respect to the Notes or release Guarantors from their Note Guarantees in accordance with the applicable terms of this Indenture or the Note Guarantees;

(f) to secure the Notes and the Note Guarantees (and, thereafter, provide for releases of collateral in accordance with the security documents entered into in connection therewith), to add to the covenants of the Issuers and the Guarantors for the benefit of the Holders or to surrender any right or power herein conferred upon the Parent Guarantor or any Restricted Subsidiary;

(g) to make any change that does not adversely affect the rights of any Noteholder;

(h) to comply with any requirements of the SEC in connection with qualifying, or maintaining the qualification of, this Indenture under the TIA;

(i) to make such provisions as necessary (as determined in good faith by the Issuer) to provide for the issuance of Additional Notes in accordance with this Indenture;

(j) to provide for the issuance of Exchange Notes or other exchange securities that shall have terms substantially identical to the Notes (except that the transfer restrictions contained in the Notes shall be modified or eliminated as appropriate) and which shall be treated, together with any outstanding Notes, as a single class of securities;

(k) to provide for the appointment of a successor trustee; provided that the successor trustee is otherwise qualified and eligible to act as such under the terms of this Indenture;

(l) to make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including, without limitation, to facilitate the issuance and administration of Notes; provided, however, that (i) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any other applicable securities laws and (ii) such amendment does not adversely affect the rights of Holders to transfer Notes in any material respect; or

(m) to conform any provision of this Indenture, the Notes or the Note Guarantees to the “Description of the Exchange Notes” in the Offering Memorandum to the extent that such provision of this Indenture, the Notes or the Note Guarantees was intended to be a verbatim recitation of such provision of the “Description of the Exchange Notes.”

Section 9.02 With Consent of Holders. Except as provided in Section 9.01, the Issuers, the Trustee and (with respect to any amendment or supplement to the Note Guarantees) the Guarantors may amend or supplement this Indenture, the Notes or the Note Guarantees without notice to any Noteholder but with the written consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the Notes), and any past Default or compliance with any provisions may also be waived with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding (including waivers obtained in connection with a tender offer or exchange offer for the Notes), except a Default in the payment of principal, premium, if any, or interest and particular covenants and provisions of this Indenture which cannot be amended without the consent of each Holder of an outstanding Note (with respect to any Note held by such non-consenting Holder), as specified in this Section 9.02. However, without the consent of each Noteholder affected thereby, an amendment, supplement or waiver (with respect to any Notes held by a non-consenting Holder) may not:

(a) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(b) reduce the rate of or extend the time for payment of interest on any Note;

(c) reduce the principal of or extend the Stated Maturity of any Note;

(d) make any Note payable in money other than U.S. Dollars;

(e) impair the right of any Holder to receive payment of principal of and interest on that Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to that Holder’s Notes;

(f) subordinate the Notes or the Note Guarantees to any other obligation of any Issuer or any Guarantor, as applicable;

(g) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed, as set forth in Section 3.07 or (at any time after a Change of Control has occurred) under Section 4.12(g);

(h) (i) other than as provided in Section 4.12(h), reduce the premium payable upon a Change of Control or, (ii) at any time after a Change of Control has occurred, change the time at which the Change of Control Offer relating thereto must be made or at which the Notes must be repurchased pursuant to that Change of Control Offer;

(i) at any time after the Issuers are obligated to make a Prepayment Offer with the Excess Proceeds from Asset Sales, change the time at which the Prepayment Offer must be made or at which the Notes must be repurchased pursuant thereto;

(j) amend, supplement or modify this Section 9.02; or

(k) release any Guarantor from any of its obligations under its Note Guarantee or this Indenture, except in accordance with the terms of this Indenture.

The consent of the Holders is not necessary to approve the particular form of any proposed amendment, supplement or waiver. It is sufficient if such consent approves the substance of the proposed amendment, supplement or waiver. A consent to any amendment, supplement or waiver under this Indenture by any Holder given in connection with a tender or exchange of such Holder’s Notes shall not be rendered invalid by such tender or exchange. After an amendment, supplement or waiver becomes effective, the Issuers are required to deliver to each Holder at the Holder’s address appearing in the Note register a notice briefly describing the amendment. However, the failure to give this notice to all Holders, or any defect therein, shall not impair or affect the validity of the amendment.

Section 9.03 Compliance with Trust Indenture Act. Upon and after, but not before, the qualification of this Indenture under the TIA, every amendment or supplement to this Indenture or the Notes shall be set forth in an amended or supplemental indenture that complies with the TIA as then in effect.

Section 9.04 Revocation and Effect of Consents and Waivers. A consent to an amendment, supplement or a waiver by a Holder of a Note shall bind the Holder and every subsequent Holder of that Note or portion of the Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent or waiver is not made on the Note. However, any such Holder or subsequent Holder may revoke the consent or waiver as to such Holder’s Note or portion of the Note if the Trustee receives the notice of revocation before the date the amendment, supplement or waiver becomes effective. After an amendment or waiver becomes effective, it shall bind every Noteholder. An amendment, supplement or waiver becomes effective upon the execution of such amendment or waiver by the Trustee.

The Issuers may, but shall not be obligated to, fix a record date for the purpose of determining the Noteholders entitled to give their consent or take any other action described in this Section 9.04 or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Noteholders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date.

Section 9.05 Notation on or Exchange of Notes. If an amendment or supplement changes the terms of a Note, the Trustee may require the Holder of the Note to deliver such Note to the Trustee. The Trustee may place an appropriate notation on the Note regarding the changed terms and return such Note to the Holder. Alternatively, if the Issuers or the Trustee so determine, the Issuers in exchange for the Note shall issue and the Trustee shall authenticate a new Note that reflects the changed terms. Failure to make the appropriate notation or to issue a new Note shall not affect the validity of such amendment or supplement.

Section 9.06 Trustee to Sign Amendments. The Trustee shall sign any amendment or supplement authorized pursuant to this Article 9 if such amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. If it does, the Trustee may but need not sign it. In signing such amendment or supplement the Trustee shall receive and (subject to Section 7.01) shall be fully protected in conclusively relying upon, in addition to the documents required by Section 12.04, an Officer’s Certificate and an Opinion of Counsel each stating that the execution of such amendment or supplement is authorized or permitted by this Indenture and is the legal, valid and binding obligation of each of the Issuers, enforceable in accordance with its terms.

ARTICLE 10

GUARANTEES

Section 10.01 The Guarantees. Subject to the provisions of this Article 10, each Guarantor hereby irrevocably and unconditionally guarantees, jointly and severally, on a senior unsecured basis, the full and punctual payment (whether at Stated Maturity, upon redemption, purchase pursuant to an offer to purchase required under Section 4.07 or Section 4.12 or acceleration, or otherwise) of the principal of, premium, if any, and interest on, and all other amounts payable under, each Note, and the full and punctual payment of all other amounts payable by the Issuers under this Indenture. Upon failure by the Issuers to pay punctually any such amount, each Guarantor shall forthwith on demand pay the amount not so paid at the place and in the manner specified in this Indenture.

Section 10.02 Guarantee Unconditional. The obligations of each Guarantor hereunder are unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(1) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of any Issuer under this Indenture or any Note, by operation of law or otherwise;

(2) any modification or amendment of or supplement to this Indenture or any Note;

(3) any change in the corporate existence, structure or ownership of any Issuer, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Issuer or its assets or any resulting release or discharge of any obligation of any Issuer contained in this Indenture or any Note;

(4) the existence of any claim, set-off or other rights which the Guarantor may have at any time against any Issuer, the Trustee or any other Person, whether in connection with this Indenture or any unrelated transactions; provided that nothing herein prevents the assertion of any such claim by separate suit or compulsory counterclaim;

(5) any invalidity or unenforceability relating to or against any Issuer for any reason of this Indenture or any Note, or any provision of applicable law or regulation purporting to prohibit the payment by any Issuer of the principal of or interest on any Note or any other amount payable by any Issuer under this Indenture; or

(6) any other act or omission to act or delay of any kind by any Issuer, the Trustee or any other Person or any other circumstance whatsoever which might, but for the provisions of this Section 10.02, constitute a legal or equitable discharge of or defense to such Guarantor’s obligations hereunder.

Section 10.03 Discharge; Reinstatement. Subject to Section 10.10, each Guarantor’s obligations hereunder shall remain in full force and effect until the principal of, premium, if any, and interest on the Notes and all other amounts payable by any Issuer under this Indenture have been paid in full. If at any time any payment of the principal of, premium, if any, or interest on any Note or any other amount payable by any Issuer under this Indenture is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of any Issuer or otherwise, each Guarantor’s obligations hereunder with respect to such payment shall be reinstated as though such payment had been due but not made at such time.

Section 10.04 Waiver by the Guarantors. Each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against the Issuers or any other Person.

Section 10.05 Subrogation and Contribution. Upon making any payment with respect to any obligation of the Issuers under this Article 10, the Guarantor making such payment shall be subrogated to the rights of the payee against the Issuers with respect to such obligation; provided that the Guarantor may not enforce either any right of subrogation, or any right to receive payment in the nature of contribution, or otherwise, from any other Guarantor, with respect to such payment so long as any amount payable by the Issuers hereunder or under the Notes remains unpaid.

Section 10.06 Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Issuers under this Indenture or the Notes is stayed upon the insolvency, bankruptcy or reorganization of any Issuer, all such amounts otherwise subject to acceleration under the terms of this Indenture are nonetheless payable by the Guarantors hereunder forthwith on demand by the Trustee or the Holders.

Section 10.07 Limitation on Amount of Guarantee. Notwithstanding anything to the contrary in this Article 10, each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent conveyance under applicable fraudulent conveyance provisions of the Bankruptcy Law or any comparable provision of state law. To effectuate that intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of each Guarantor under its Note Guarantee are limited to the maximum amount that would not render the Guarantor’s obligations subject to avoidance under applicable fraudulent conveyance provisions of the Bankruptcy Law or any comparable provision of state law.

Section 10.08 Execution and Delivery of Guarantee. The execution by each Guarantor of this Indenture (or a supplemental indenture in the form of Exhibit B) evidences the Note Guarantee of such Guarantor, whether or not the person signing as an officer of the Guarantor still holds that office at the time of authentication of any Note. The delivery of any Note by the Trustee after authentication constitutes due delivery of the Note Guarantee set forth in this Indenture on behalf of each Guarantor.

Section 10.09 Benefits Acknowledged. Each Guarantor acknowledges that it shall receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the guarantee and waivers made by it pursuant to its Note Guarantee are knowingly made in contemplation of such benefits.

Section 10.10 Release of Guarantee. The Note Guarantee of a Subsidiary Guarantor shall terminate, and the Note Guarantee shall be automatically and unconditionally released and discharged, upon:

(1) a sale or other disposition (including by way of consolidation or merger) of Capital Stock of the Subsidiary Guarantor following which such Subsidiary Guarantor ceases to be a Subsidiary or the sale or disposition of all or substantially all the Property of the Subsidiary Guarantor (in each case other than to the Parent Guarantor or a Domestic Restricted Subsidiary) otherwise permitted by this Indenture;

(2) the release or discharge of such Subsidiary Guarantor as a guarantor or borrower under the Credit Agreement and any other Credit Facility and such Subsidiary Guarantor’s guarantee in respect of other capital markets debt securities of any Issuer or any Guarantor, as applicable, that resulted in the creation of such Note Guarantee other than, in each case, a release or discharge through payment thereon;

(3) the designation in accordance with this Indenture of the Subsidiary Guarantor as an Unrestricted Subsidiary; or

(4) defeasance or discharge of the Notes, as provided in Article 8.

The Note Guarantee of the Parent Guarantor shall terminate, and the Note Guarantee shall be automatically and unconditionally released and discharged, upon defeasance or discharge of the Notes, as provided in Article 8.

Upon delivery by the Issuers to the Trustee of an Officer’s Certificate and an Opinion of Counsel to the foregoing effect, the Trustee shall execute any documents reasonably required in order to evidence the release of the Guarantor from its obligations under its Note Guarantee.

ARTICLE 11

[RESERVED]

ARTICLE 12

MISCELLANEOUS

Section 12.01 Trust Indenture Act Controls. If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by TIA Section 318(c) in respect of Sections of the TIA that are incorporated by reference in this Indenture pursuant to Section 1.03, the imposed duties shall control upon and after, but not before, the qualification of this Indenture under the TIA.

Section 12.02 Notices. Any notice or communication shall be in writing in English and delivered in person, mailed by first-class mail or sent by facsimile or electronic transmission and addressed as follows:

if to the Issuers:

c/o Marriott Vacations Worldwide Corporation

6649 Westwood Boulevard

Orlando, Florida 32821

Fax: (407) 513-6680

Attention: James H Hunter, IV, General Counsel

E-mail: james.hunter@mvwc.com

with a copy to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Fax: (212) 446-4900

Attention: Richard Aftanas, P.C.

David Curtiss

E-mail: richard.aftanas@kirkland.com

david.curtiss@kirkland.com

if to the Trustee:

HSBC Bank USA, National Association

452 Fifth Avenue

New York, New York 10018

Attn: Corporate Trust & Loan Agency

Facsimile: (212)-525-1300

The Issuers or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications.

Any notice or communication sent to a Noteholder shall be sent or delivered to the Noteholder at the Noteholder’s address as it appears on the registration books of the Registrar and shall be sufficiently given if so sent within the time prescribed.

Failure to send or deliver a notice or communication to a Noteholder or any defect in it shall not affect its sufficiency with respect to other Noteholders. If a notice or communication is sent or delivered in the manner provided in this Section 12.02, it is duly given, whether or not the addressee receives it.

The Trustee agrees to accept and act upon instructions or directions pursuant to this Indenture sent by e-mail, pdf, facsimile transmission or other similar unsecured electronic methods. If the Issuers elect to give the Trustee e-mail or facsimile instructions (or instructions by a similar electronic method) and the Trustee in its discretion elects to act upon such instructions, the Trustee’s understanding of such instructions shall be deemed controlling. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such instructions notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction. The Issuers agree to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk or interception and misuse by third parties

Section 12.03 Communication by Holders with Other Holders. Noteholders may communicate pursuant to TIA § 312(b) with other Noteholders with respect to their rights under this Indenture or the Notes. The Issuers, the Trustee, the Registrar and anyone else shall have the protection of TIA § 312(c).

Section 12.04 Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Issuers to the Trustee to take or refrain from taking any action under this Indenture, the Issuers shall furnish to the Trustee:

(a) an Officer’s Certificate in form and substance reasonably satisfactory to the Trustee stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(b) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

Section 12.05 Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture shall include:

(a) a statement that the individual making such certificate or opinion has read such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d) a statement as to whether or not, in the opinion of such individual, such covenant or condition has been fully complied with.

In giving such Opinion of Counsel, counsel may rely as to factual matters on an Officer’s Certificate or on certificates of public officials.

Section 12.06 Rules by Trustee, Paying Agents and Registrar. The Trustee may make reasonable rules for action by or a meeting of Noteholders. The Registrar and the Paying Agents or co-registrar may make reasonable rules for their functions.

Section 12.07 Business Days. If a payment date, a redemption date or a repurchase date is not a Business Day, payment shall be made on the next succeeding day that is a Business Day, and no interest shall accrue for the intervening period. If a regular record date is not a Business Day, the record date shall not be affected.

Section 12.08 Governing Law/Waiver of Trial by Jury; Submission to Jurisdiction. THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES AND ANY CLAIM, CONTROVERSY OR DISPUTE RELATING TO OR ARISING OUT OF THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY. EACH OF THE PARTIES HERETO AND EACH HOLDER BY ITS ACCEPTANCE THEREOF IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

The parties hereto irrevocably submit to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, City of New York, over any suit, action or proceeding arising out of or relating to this Indenture. To the fullest extent permitted by applicable law, the parties irrevocably waive and agree not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

Section 12.09 No Recourse Against Others. No past, present or future director, officer, employee, incorporator, member, partner or stockholder of any Issuer or any Guarantor, as such, shall have any liability for any obligations of any Issuer or any Guarantor (other than an Issuer in respect of the Notes and each Guarantor in respect of its Note Guarantee) under the Notes, the Note Guarantees or this Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. This waiver and release are part of the consideration for issuance of the Notes. This waiver may not be effective to waive liabilities under the federal securities law.

Section 12.10 Successors. All agreements of the Issuers and the Guarantors in this Indenture and the Notes shall bind their respective successors. All agreements of the Trustee in this Indenture shall bind its successors.

Section 12.11 Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.

Section 12.12 Multiple Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Indenture. Delivery of an executed signature page by facsimile or electronic transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof.

Section 12.13 Table of Contents; Headings. The table of contents, cross-reference sheet and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

Section 12.14 Force Majeure. In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 12.15 U.S.A. Patriot Act. The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. Patriot Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this Indenture agree that they shall provide the Trustee with such information as may be available that the Trustee may request in order for the Trustee to satisfy the requirements of the U.S.A. Patriot Act.

Section 12.16 FATCA. In order to assist the Trustee with its compliance with Sections 1471 through 1474 of the U.S. Internal Revenue Code and the rules and regulations thereunder (as in effect from time to time, collectively, the “Applicable Law”) each Issuer agrees (i) to provide to the Trustee reasonably available information regarding such Issuer or the Holders (solely in their capacity as such) and which is necessary for the Trustee’s determination of whether it has tax related obligations under Applicable Law and (ii) that the Trustee shall be entitled to make any withholding or deduction from payments under this Indenture to the extent necessary to comply with Applicable Law and shall have not liability in connection therewith other than as a result of its negligence or willful misconduct. Nothing in the immediately preceding sentence shall be construed as obligating the Issuers or the Trustee to make any “gross up” payment or similar reimbursement in connection with a payment in respect of which amounts are so withheld or deducted.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Indenture to be duly executed as of the date first written above.

MARRIOTT OWNERSHIP RESORTS, INC.

By:	/s/ Joseph J. Bramuchi
Name: Joseph J. Bramuchi
Title: Vice President

ILG, LLC

By:	/s/ John E. Geller, Jr.
Name: John E. Geller, Jr.
Title: Executive Vice President and Chief
Financial Officer

MARRIOTT VACATIONS WORLDWIDE CORPORATION, as Guarantor

By:	/s/ Joseph J. Bramuchi
Name: Joseph J. Bramuchi
Title: Vice President

[Signature Page to the Indenture]

VOLT MERGER SUB, LLC
MVW US HOLDINGS, INC.
MH KAPALUA VENTURE, LLC
MORI MEMBER (KAUAI), LLC
MORI GOLF (KAUAI), LLC
KAUAI LAGOONS HOLDINGS LLC
MARRIOTT RESORTS HOSPITALITY CORPORATION
MVW SSC, INC.
MARRIOTT OWNERSHIP RESORTS PROCUREMENT, LLC
E-CRM CENTRAL, LLC
MARRIOTT RESORTS SALES COMPANY, INC.
MARRIOTT KAUAI OWNERSHIP RESORTS, INC.
THE RITZ-CARLTON DEVELOPMENT COMPANY, INC.
THE LION & CROWN TRAVEL CO., LLC
RBF, LLC
THE RITZ-CARLTON TITLE COMPANY, INC.
THE RITZ-CARLTON SALES COMPANY, INC.
RCDC CHRONICLE LLC
RCDC 942, L.L.C.
RCC (GP) HOLDINGS LLC
MORI RESIDENCES, INC.
MTSC, INC.,
as Guarantors

By:	/s/ Joseph J. Bramuchi
Name: Joseph J. Bramuchi
Title: Vice President

[Signature Page to the Indenture]

MVW OF HAWAII, INC., as Guarantor

By:	/s/ Marcus O’Leary
Name: Marcus O’Leary
Title: President

MVW US SERVICES, LLC, as Guarantor

By:	MVW SSC, Inc., a Delaware corporation,
its sole member

By:	/s/ Joseph J. Bramuchi
Name: Joseph J. Bramuchi
Title: Vice President

MORI WAIKOLOA HOLDING COMPANY, LLC,
as Guarantor

By:	Marriott Ownership Resorts, Inc.,
a Delaware corporation, its sole member

By:	/s/ Joseph J. Bramuchi
Name: Joseph J. Bramuchi
Title: Vice President

THE COBALT TRAVEL COMPANY, LLC,
as Guarantor

By:	The Ritz-Carlton Development
Company, Inc., a Delaware corporation,
Its sole member

By:	/s/ Joseph J. Bramuchi
Name: Joseph J. Bramuchi
Title: Vice President

[Signature Page to the Indenture]

THE RITZ-CARLTON MANAGEMENT COMPANY, L.L.C., as Guarantor

By:	The Ritz-Carlton Development
Company, Inc., a Delaware corporation,
Its sole member

By:	/s/ Joseph J. Bramuchi
Name: Joseph J. Bramuchi
Title: Vice President

RCC (LP) HOLDINGS L.P., as Guarantor

By:	RCDC Chronicle LLC, a Delaware limited
liability company, its general partner

By:	The Ritz-Carlton Development
Company, Inc., a Delaware corporation,
Its sole member

By:	/s/ Joseph J. Bramuchi
Name: Joseph J. Bramuchi
Title: Vice President

R.C. CHRONICLE BUILDING, L.P., as Guarantor

By:	RCC (GP) HOLDINGS LLC,
a Delaware limited liability company, its general partner

By:	RCC (LP) HOLDINGS L.P.,
a Delaware limited partnership, its sole member

By:	RCDC CHRONICLE LLC,
a Delaware limited liability company, its general partner

By:	THE RITZ-CARLTON DEVELOPMENT
COMPANY, INC., a Delaware corporation, its sole member

By:	/s/ Joseph J. Bramuchi
Name: Joseph J. Bramuchi
Title: Vice President

[Signature Page to the Indenture]

THE GUARANTORS ON SCHEDULE I HERETO

By:	/s/ John E. Geller, Jr.
Name: John E. Geller, Jr.
Title: Executive Vice President

INTERVAL ACQUISITION CORP.
S.O.I. ACQUISITION CORP., as Guarantors

By:	/s/ John E. Geller, Jr.
Name: John E. Geller, Jr.
Title: Executive Vice President and Chief
Financial Officer

BEACH HOUSE DEVELOPMENT PARTNERSHIP, as Guarantor
By: HTS-Beach House, Inc., its managing venturer

By:	/s/ John E. Geller, Jr.
Name: John E. Geller, Jr.
Title: Executive Vice President

CDP INVESTORS, L.P., as Guarantor
By: CDP GP, Inc., its General Partner

By:	/s/ John E. Geller, Jr.
Name: John E. Geller, Jr.
Title: Executive Vice President

CERROMAR DEVELOPMENT PARTNERS, L.P.,
S.E., as Guarantor
By: Cerromar Development Partners GP, Inc., its general partner

By:	/s/ John E. Geller, Jr.
Name: John E. Geller, Jr.
Title: Executive Vice President

[Signature Page to the Indenture]

HTS-SAN ANTONIO, L.P., as Guarantor
By: HTS-San Antonio, Inc., its general partner

By:	/s/ John E. Geller, Jr.
Name: John E. Geller, Jr.
Title: Executive Vice President

KEY WESTER LIMITED, as Guarantor
By: HTS-KW, Inc., its general partner

By:	/s/ John E. Geller, Jr.
Name: John E. Geller, Jr.
Title: Executive Vice President

PELICAN LANDING TIMESHARE VENTURES LIMITED PARTNERSHIP, as Guarantor
By: HTS-Coconut Point, Inc., its general partner

By:	/s/ John E. Geller, Jr.
Name: John E. Geller, Jr.
Title: Executive Vice President

VACATION OWNERSHIP LENDING, L.P., as Guarantor
By: Vacation Ownership Lending GP, Inc., its general partner

By:	/s/ John E. Geller, Jr.
Name: John E. Geller, Jr.
Title: Executive Vice President

VOL INVESTORS, L.P., as Guarantor
By: VOL GP, Inc., its general partner, as Guarantor

By:	/s/ John E. Geller, Jr.
Name: John E. Geller, Jr.
Title: Executive Vice President

[Signature Page to the Indenture]

AQUA HOSPITALITY LLC ASTON HOTELS & RESORTS FLORIDA, LLC ILG MANAGEMENT, LLC MAUI CONDO AND HOME, LLC RQI HOLDINGS, LLC,
as Guarantors

By:	/s/ John E. Geller, Jr.
Name: John E. Geller, Jr.
Title: Manager

AQUA HOTELS & RESORTS, LLC DIAMOND HEAD MANAGEMENT LLC HOTEL MANAGEMENT SERVICES LLC KAI MANAGEMENT SERVICES LLC, as Guarantors
By: Aqua Hospitality LLC, their Manager

By:	/s/ John E. Geller, Jr.
Name: John E. Geller, Jr.
Title: Manager

AQUA LUANA OPERATOR LLC, as Guarantor
By: Aqua Hospitality LLC, its Sole Member

By:	/s/ John E. Geller, Jr.
Name: John E. Geller, Jr.
Title: Manager

AQUA HOTELS AND RESORTS OPERATOR LLC, as Guarantor
By: Aqua Hospitality LLC, its Managing Member

By:	/s/ John E. Geller, Jr.
Name: John E. Geller, Jr.
Title: Manager

[Signature Page to the Indenture]

FOH HOLDINGS, LLC, as Guarantor

By:	/s/ Angela K. Halladay
Name: Angela K. Halladay
Title: Assistant Secretary

RESORT MANAGEMENT FINANCE SERVICES, INC., as Guarantor

By:	/s/ James H Hunter, IV
Name: James H Hunter, IV
Title: President

AQUA-ASTON HOSPITALITY, LLC, as Guarantor

By:	/s/ Kelvin Bloom
Name: Kelvin Bloom
Title: Chief Executive Officer

REP Holdings, Ltd., as Guarantor

By:	/s/ Kelvin Bloom
Name: Kelvin Bloom
Title: President

[Signature Page to the Indenture]

SCHEDULE I

Aqua Hotels and Resorts, Inc.

Aqua-Aston Holdings, Inc.

CDP GP, Inc.

Cerromar Development Partners GP, Inc.

Coconut Plantation Partner, Inc.

Data Marketing Associates East, Inc.

Flex Collection, LLC

FOH Hospitality, LLC

Grand Aspen Holdings, LLC

Grand Aspen Lodging, LLC

Hawaii Vacation Title Services, Inc.

HPC Developer, LLC

HT-Highlands, Inc.

HTS-BC, L.L.C.

HTS-Beach House Partner, L.L.C.

HTS-Beach House, Inc.

HTS-Coconut Point, Inc.

HTS-Ground Lake Tahoe, Inc.

HTS-Key West, Inc.

HTS-KW, Inc.

HTS-Lake Tahoe, Inc.

HTS-Loan Servicing, Inc.

HTS-Main Street Station, Inc.

HTS-Maui, L.L.C.

HTS-San Antonio, Inc.

HTS-San Antonio, L.L.C.

HTS-Sedona, Inc.

HTS-Sunset Harbor Partner, L.L.C.

HTS-Windward Pointe Partner, L.L.C.

HV Global Group, Inc.

HV Global Management Corporation

HV Global Marketing Corporation

HVO Key West Holdings, LLC

IIC Holdings, Incorporated

ILG Shared Ownership, Inc.

Interval Holdings, Inc.

Interval International, Inc.

Interval Resort & Financial Services, Inc.

Interval Software Services, LLC

Kauai Blue, Inc.

Lagunamar Cancun Mexico, Inc.

Management Acquisition Holdings, LLC

Resort Sales Services, Inc.

Scottsdale Residence Club, Inc.

Sheraton Flex Vacations, LLC

St. Regis New York Management, Inc.

St. Regis Residence Club, New York Inc.

Vacation Ownership Lending GP, Inc.

Vacation Title Services, Inc.

VCH Communications, Inc.

VCH Consulting, Inc.

VCH Systems, Inc.

Vistana Acceptance Corp.

Vistana Aventuras, Inc.

Vistana Development, Inc.

Vistana Hawaii Management, Inc.

Vistana Management, Inc.

Vistana MB Management, Inc.

Vistana Portfolio Services, Inc.

Vistana PSL, Inc.

Vistana Residential Management, Inc.

Vistana Signature Experiences, Inc.

Vistana Signature Network, Inc.

Vistana Vacation Ownership, Inc.

Vistana Vacation Realty, Inc.

Vistana Vacation Services Hawaii, Inc.

VOL GP, Inc.

VSE Development, Inc.

VSE East, Inc

VSE Mexico Portfolio Services, Inc.

VSE Myrtle Beach, LLC

VSE Pacific, Inc.

VSE Trademark, Inc.

VSE Vistana Villages, Inc.

VSE West, Inc.

Westin Sheraton Vacation Services, Inc.

Windward Pointe II, L.L.C.

Worldwide Vacation & Travel, Inc.

WVC Rancho Mirage, Inc.

HSBC BANK USA, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Jackson Hui
Name: Jackson Hui
Title: Associate Vice President

[Signature Page to the Indenture]

Appendix A

PROVISIONS RELATING TO INITIAL NOTES

AND EXCHANGE NOTES

1. Definitions

1.1 Definitions

For the purposes of this Appendix A the following terms shall have the meanings indicated below:

“Clearstream” means Clearstream Banking, Société Anonyme, or any successor securities clearing agency.

“Dealer Managers” means Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC.

“Dealer Manager and Solicitation Agent Agreement” means the Dealer Manager and Solicitation Agent Agreement, dated July 26, 2018, among the Issuer, the guarantors party thereto and the Dealer Managers relating to the Original Notes, or any similar agreement relating to any future sale of Initial Notes by the Issuers.

“Definitive Note” means a certificated Initial Note or Exchange Note bearing, if required, the restricted securities legend set forth in Section 2.3(d) of this Appendix A.

“Depositary” means with respect to the Notes, The Depository Trust Company, its nominees and their respective successors.

“Distribution Compliance Period” means, with respect to any Notes, the period of 40 consecutive days beginning on the later of (i) the day on which such Notes are first offered to Persons other than distributors (as defined in Regulation S) in reliance on Regulation S and (ii) the issue date with respect to such Notes.

“Euroclear” means Euroclear Bank S.A./N.Y., as operator of Euroclear Clearance System or any successor securities clearing agency.

“Exchange Notes” means the 5.625% Senior Notes due 2023 to be issued by the Issuers pursuant to the Indenture in connection with a Registered Exchange Offer pursuant to the Registration Rights Agreement.

“IAI” means an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act.

“Initial Notes” means the 5.625% Senior Notes due 2023, to be issued from time to time, as provided for in the Indenture in transactions exempt from registration under the Securities Act pursuant to resales under Rule 144A or Regulation S.

“Notes Custodian” means the custodian with respect to a Global Note (as appointed by the Depositary) or any successor person thereto, who shall initially be the Trustee.

“Original Notes” has the meaning assigned to such term in the recitals to the Indenture.

Appendix A-1

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Registered Exchange Offer” means an offer by the Issuers, pursuant to the Registration Rights Agreement, to certain Holders of Initial Notes, to issue and deliver to such Holders, in exchange for the Initial Notes, a like aggregate principal amount of Exchange Notes registered under the Securities Act.

“Shelf Registration Statement” means a registration statement issued by the Issuers in connection with the offer and sale of Initial Notes pursuant to the Registration Rights Agreement.

“Transfer Restricted Notes” means Definitive Notes and any other Notes that bear or are required to bear the legend set forth in Section 2.3(d) hereto.

1.2 Other Definitions

Term	Defined in Section:
“Agent Members”	2.1	(b)
“Global Note”	2.1	(a)
“IAI Global Note”	2.1	(a)
“Regulation S”	2.1
“Regulation S Global Note”	2.1	(a)
“Rule 144A”	2.1
“Rule 144A Global Note”	2.1	(a)

Terms otherwise used herein and not otherwise defined herein shall have the meaning ascribed thereto in the Indenture.

2. The Notes

2.1 Form and Dating

The Initial Notes shall be offered and sold by the Issuers, from time to time, pursuant to one or more Purchase Agreements. The Initial Notes shall be resold initially only to QIBs in reliance on Rule 144A under the Securities Act (“Rule 144A”) and other purchasers in reliance on Regulation S under the Securities Act (“Regulation S”). Initial Notes may thereafter be transferred to, among others, QIBs and other purchasers in reliance on Regulation S and IAIs under Rule 501(a)(1), (2), (3) or (7) under the Securities Act, subject to the restrictions on transfer set forth herein.

(a) Global Notes. Initial Notes initially resold pursuant to Rule 144A shall be issued initially in the form of one or more permanent Global Notes in registered form (collectively, the “Rule 144A Global Note”) with the global securities legend and the applicable restricted securities legend set forth in Exhibit A to the Indenture, and Initial Notes initially resold pursuant to Regulation S shall be issued initially in the form of one or more permanent Global Notes in registered form with the global securities legend and the applicable restricted securities legend set forth in Exhibit A to the Indenture (collectively, the “Regulation S Global Note”) or with such other legends as may be appropriate. Except as set forth in this Section 2.1(a) and Section 2.3(c) hereof, beneficial ownership interest in a Regulation S Global Note shall be exchangeable for interests in a Rule 144A Global Note or a Definitive Note in registered certificated form only after the expiration of the Distribution Compliance Period and then only (i) upon certification that beneficial ownership interests in such Regulation S Global Note are owned either by non-U.S. persons or U.S. persons who purchased such interests in a transaction that did not require registration under the Securities Act and (ii) in the case of an exchange for a Definitive Note, in compliance with the requirements described in Section 2.4 and, subject to Section 2.4 hereof, Initial Notes

Appendix A-2

transferred subsequent to the initial resale thereof to IAIs shall be issued initially in the form of one or more permanent global securities in registered form (collectively, the “IAI Global Note”), in each case without interest coupons and with the global securities legend and the applicable restricted securities legend set forth in Exhibit A to the Indenture, which shall be deposited on behalf of the purchasers of the Initial Notes represented thereby with the Notes Custodian, and registered in the name of the applicable Depositary or a nominee of the applicable Depositary, duly executed by the Issuers and authenticated by the Trustee or the Authentication Agent as provided in the Indenture. The Rule 144A Global Note, IAI Global Note and Regulation S Global Note are collectively referred to herein as “Global Notes.” The aggregate principal amount of the Global Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee and the applicable Depositary or its nominee as hereinafter provided.

(b) Book-Entry Provisions. This Section 2.1(b) shall apply only to a Global Note deposited with or on behalf of the applicable Depositary.

The Issuers shall execute and the Trustee shall, in accordance with this Section 2.1(b) and pursuant to an order of the Issuer, authenticate and deliver initially one or more Global Notes that (a) shall be registered in the name of the applicable Depositary for such Global Note or Global Notes or the nominee of such Depositary and (b) shall be delivered by the Trustee to such Depositary or pursuant to such Depositary’s instructions or held by the Trustee as Notes Custodian.

Members of, or participants, in the Depositary (“Agent Members”) shall have no rights under the Indenture with respect to any Global Note held on their behalf by the Depositary or by the Trustee as Notes Custodian or under such Global Note, and the Depositary may be treated by the Issuers, the Trustee and any agent of the Issuers or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuers, the Trustee or any agent of the Issuers or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of such Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Note.

(c) Definitive Notes. Except as provided in Section 2.3 or 2.4 hereof, owners of beneficial interests in Global Notes shall not be entitled to receive physical delivery of Definitive Notes.

2.2 Authentication. The Trustee or Authentication Agent shall authenticate and deliver Notes in accordance with Section 2.03 and, if applicable, Section 2.14 of the Indenture.

2.3 Transfer and Exchange.

(a) Transfer and Exchange of Definitive Notes for Definitive Notes. When Definitive Notes are presented to the Registrar or a co-registrar with a request:

(i) to register the transfer of such Definitive Notes; or

(ii) to exchange such Definitive Notes for an equal principal amount of Definitive Notes of other authorized denominations, the Registrar or co-registrar shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Definitive Notes surrendered for transfer or exchange:

Appendix A-3

(1) shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Issuers and the Registrar or co-registrar, duly executed by the Holder thereof or his attorney duly authorized in writing; and

(2) if such Definitive Notes bear a restricted securities legend, they are being transferred or exchanged pursuant to an effective registration statement under the Securities Act or pursuant to clause (A), (B), (C) or (D) below, and are accompanied by the following additional information and documents, as applicable:

(A) if such Definitive Notes are being delivered to the Registrar by a Holder for registration in the name of such Holder, without transfer, a certification from such Holder to that effect;

(B) if such Definitive Notes are being transferred to any Issuer, a certification to that effect;

(C) if such Definitive Notes are being transferred pursuant to an exemption from registration in accordance with Rule 144 under the Securities Act, (i) a certification to that effect (such certification to be in the form set forth on the reverse of the Initial Note) and (ii) an opinion of counsel or other evidence reasonably satisfactory to the Issuers and the Trustee as to the compliance with the restrictions set forth in the legend set forth in Section 2.3(d)(i); or

(D) if such Definitive Notes are being transferred pursuant to another available exemption from the registration requirements of the Securities Act, (i) the appropriate certification in the form set forth on the reverse of the Initial Note) and (ii) as applicable, delivery of such legal opinions, certifications and other information as may be requested pursuant thereto (including, in the case of a transfer to an IAI, a signed letter to the Trustee containing certain representations and agreements in the form of Exhibit C to the Indenture).

(b) Restrictions on Transfer of a Definitive Note for a Beneficial Interest in a Global Note. A Definitive Note may not be exchanged for a beneficial interest in a Global Note except upon satisfaction of the requirements set forth below. Upon receipt by the Trustee of a Definitive Note, duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Issuers and the Registrar or co-registrar, together with:

(i) a certification from the transferor in the form provided on the reverse of the Initial Notes for exchange or registration of transfers and, as applicable, delivery of such legal opinions, certifications and other information as may be requested pursuant thereto; and

(ii) written instructions directing the Trustee to make, or to direct the Custodian to make, an adjustment on its books and records with respect to such Global Note to reflect an increase in the aggregate principal amount of the Notes represented by the Global Note, such instructions to contain information regarding the Depositary account to be credited with such increase, the Trustee shall cancel such Definitive Note and cause, or direct the Custodian to cause, in accordance with the standing instructions and procedures existing between the Depositary and the Custodian, the aggregate principal amount of Notes represented by the Global Note to be increased by the aggregate principal amount of the Definitive Note to be exchanged and shall credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in the Global Note equal to the principal amount of the Definitive Note so canceled. If the applicable Global Note is not then outstanding, the Issuers shall issue and the Trustee shall authenticate a new applicable Global Note in the appropriate principal amount at the Registrar’s or co-registrar’s request.

Appendix A-4

(c) Transfer and Exchange of Global Notes.

(i) The transfer and exchange of Global Notes or beneficial interests therein shall be effected through the applicable Depositary, in accordance with the Indenture (including applicable restrictions on transfer set forth herein, if any) and the procedures of the Depositary therefor. A transferor of a beneficial interest in a Global Note shall deliver a written order given in accordance with the Depositary’s procedures containing information regarding the participant account of the Depositary to be credited with a beneficial interest in the Global Note and such account shall be credited in accordance with such instructions with a beneficial interest in the Global Note and the account of the Person making the transfer shall be debited by an amount equal to the beneficial interest in the Global Note being transferred. In the case of a transfer of a beneficial interest in a Global Note to an IAI, the transferee must furnish a signed letter to the Trustee containing certain representations and agreements in the form of Exhibit C to the Indenture.

(ii) If the proposed transfer is a transfer of a beneficial interest in one Global Note to a beneficial interest in another Global Note, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Global Note to which such interest is being transferred in an amount equal to the principal amount of the interest to be so transferred, and the Registrar shall reflect on its books and records the date and a corresponding decrease in the principal amount of the Global Note from which such interest is being transferred.

(iii) Notwithstanding any other provisions of this Appendix A (other than the provisions set forth in Section 2.4), a Global Note may not be transferred as a whole except by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.

(iv) In the event that a Global Note is exchanged for Definitive Notes pursuant to Section 2.4 prior to the consummation of a Registered Exchange Offer or the effectiveness of a Shelf Registration Statement with respect to such Notes, such Notes may be exchanged only in accordance with such procedures as are substantially consistent with the provisions of this Section 2.3 (including the certification requirements set forth on the reverse of the Initial Notes intended to ensure that such transfers comply with Rule 144A, Regulation S or such other applicable exemption from registration under the Securities Act, as the case may be) and such other procedures as may from time to time be adopted by the Issuers.

(v) Restrictions on Transfer of Regulation S Global Notes.

(A) During the Distribution Compliance Period, beneficial ownership interests in Regulation S Global Notes may only be sold, pledged or transferred directly or indirectly through Euroclear or Clearstream in accordance with the applicable procedures of Euroclear, Clearstream or the Depositary (i) to any Issuer, (ii) in an offshore transaction in accordance with Rule 904 of Regulation S, (iii) to QIBs pursuant to Rule 144A who take delivery in the form of a beneficial interest in the Rule 144A Global Note or (iv) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any State of the United States; and

Appendix A-5

(B) Beneficial interests in a Rule 144A Global Note may be transferred to a Person who takes delivery in the form of an interest in a Regulation S Global Note, whether before or after the expiration of the Distribution Compliance Period, only if the transferor first delivers to the Trustee a written certificate to the effect that such transfer is being made in accordance with Rule 903 or 904 of Regulation S or Rule 144 (if applicable).

(d) Legends.

(i) Except as permitted by the following paragraphs (ii), (iii) and (iv), each certificate evidencing the Global Notes and the Definitive Notes (and all Notes issued in exchange therefor or in substitution thereof) shall bear a legend in substantially the following form:

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS EXCEPT AS SET FORTH BELOW. BY ITS ACQUISITION HEREOF, THE HOLDER AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE THAT IS [IN THE CASE OF RULE 144A NOTES: ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE LAST DATE ON WHICH ANY ISSUER OR ANY AFFILIATE OF ANY ISSUER WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY)] [IN THE CASE OF REGULATION S NOTES: 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE DATE ON WHICH THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY) WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN RULE 902 OF REGULATION S) IN RELIANCE ON REGULATION S], ONLY (A) TO AN ISSUER OR ANY SUBSIDIARY THEREOF, (B) INSIDE THE UNITED STATES TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (C) INSIDE THE UNITED STATES TO AN ACCREDITED INVESTOR THAT, PRIOR TO SUCH TRANSFER, FURNISHES (OR HAS FURNISHED ON ITS BEHALF BY A U.S. BROKER-DEALER) TO THE TRUSTEE A SIGNED LETTER CONTAINING CERTAIN REPRESENTATIONS AND AGREEMENTS RELATING TO THE RESTRICTIONS ON TRANSFER OF THIS SECURITY (THE FORM OF WHICH LETTER CAN BE OBTAINED FROM THE TRUSTEE FOR THIS SECURITY), (D) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 UNDER THE SECURITIES ACT (IF AVAILABLE), (E) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (F) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL IF THE ISSUERS SO REQUEST), OR (G) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS SECURITY IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. IN

Appendix A-6

CONNECTION WITH ANY TRANSFER OF THIS SECURITY WITHIN ONE YEAR AFTER THE ORIGINAL ISSUANCE OF THIS SECURITY, IF THE PROPOSED TRANSFEREE IS AN ACCREDITED INVESTOR, THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE TRUSTEE AND THE ISSUERS SUCH CERTIFICATIONS, LEGAL OPINIONS OR OTHER INFORMATION AS ANY OF THEM MAY REASONABLY REQUIRE TO CONFIRM THAT SUCH TRANSFER IS BEING MADE PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANING GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT.”

Each Definitive Note shall also bear the following additional legend:

“IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.”

(ii) Upon any sale or transfer of a Transfer Restricted Note (including any Transfer Restricted Note represented by a Global Note) pursuant to Rule 144 under the Securities Act:

(A) in the case of any Transfer Restricted Note that is a Definitive Note, the Registrar shall permit the Holder thereof to exchange such Transfer Restricted Note for a Note that does not bear the legends set forth above and rescind any restriction on the transfer of such Transfer Restricted Note; and

(B) in the case of any Transfer Restricted Note that is represented by a Global Note, the Registrar shall permit the Holder thereof to exchange such Transfer Restricted Note for a Note that does not bear the legends set forth above and rescind any restriction on the transfer of such Transfer Restricted Note, in either case, if the Holder certifies in writing to the Registrar that its request for such exchange was made in reliance on Rule 144 (such certification to be in the form set forth on the reverse of the Initial Note).

(iii) After a transfer of any Initial Notes during the period of the effectiveness of a Shelf Registration Statement with respect to such Initial Notes, all requirements pertaining to restricted legends on such Initial Note shall cease to apply and an Initial Note in global form without restricted legends shall be available to the transferee of the beneficial interests of such Initial Notes. Upon the occurrence of any of the circumstances described in this paragraph (iii), the Issuer shall deliver an Officer’s Certificate to the Trustee instructing the Trustee to issue Notes without restricted legends.

(iv) Upon the consummation of a Registered Exchange Offer with respect to the Initial Notes pursuant to which certain Holders of such Initial Notes are offered Exchange Notes in exchange for their Initial Notes, Exchange Notes in global form without the restricted legends shall be available to Holders or beneficial owners that exchange such Initial Notes (or beneficial interests therein) in such Registered Exchange Offer. Upon the occurrence of any of the circumstances described in this paragraph (iv), the Issuer shall deliver the Exchange Notes accompanied by an Officer’s Certificate to the Trustee instructing the Trustee to authenticate the Exchange Notes without restricted legends.

Appendix A-7

(e) Cancellation or Adjustment of Global Note. At such time as all beneficial interests in a Global Note have either been exchanged for Definitive Notes, redeemed, repurchased or canceled, such Global Note shall be returned by the Depositary to the Trustee for cancellation pursuant to its customary practice.

At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Definitive Notes, redeemed, repurchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Trustee (if it is then the Notes Custodian for such Global Note) with respect to such Global Note, by the Trustee or the Notes Custodian, to reflect such reduction.

(f) Obligations with Respect to Transfers and Exchanges of Notes.

(i) To permit registrations of transfers and exchanges, the Issuers shall execute and the Trustee shall authenticate Definitive Notes and Global Notes at the Registrar’s or co-registrar’s request.

(ii) No service charge shall be made for any registration of transfer or exchange, but the Issuers may require payment of a sum sufficient to cover any transfer tax, assessments, or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charge payable upon exchange or transfer pursuant to Sections 3.06 and 9.05 of the Indenture).

(iii) The Registrar or co-registrar shall not be required to register the transfer of or exchange of any Note selected for redemption (except, in the case of a Note to be redeemed in part, the portion of the Note not to be redeemed) or to transfer or exchange any Note for a period beginning 15 days before the notice of redemption or an offer to repurchase Notes is sent or 15 days before an Interest Payment Date.

(iv) Prior to the due presentation for registration of transfer of any Note, the Issuers, the Trustee, the Paying Agent, the Registrar or any co-registrar may deem and treat the person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Issuers, the Trustee, the Paying Agent, the Registrar or any co-registrar shall be affected by notice to the contrary.

(v) All Notes issued upon any transfer or exchange pursuant to the terms of the Indenture shall evidence the same debt and shall be entitled to the same benefits under the Indenture as the Notes surrendered upon such transfer or exchange.

(g) No Obligation of the Trustee.

(i) The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in the Depositary or any other Person with respect to the accuracy of the records of the Depositary or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depositary) of any notice (including any notice of redemption or repurchase) or the payment of any amount, under or with

Appendix A-8

respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes shall be given or made only to the registered Holders (which shall be the Depositary or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through the Depositary subject to the applicable rules and procedures of the Depositary. The Trustee may rely and shall be fully protected in relying upon information furnished by the Depositary with respect to its members, participants and any beneficial owners.

(ii) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under the Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of the Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

2.4 Definitive Notes

(a) A Global Note deposited with the Depositary or with the Trustee as Notes Custodian pursuant to Section 2.1 shall be transferred (or, in the case of clause (ii) below, shall be transferrable) to the beneficial owners thereof in the form of Definitive Notes in an aggregate principal amount equal to the principal amount of such Global Note, in exchange for such Global Note, only if such transfer complies with Section 2.3 and (i) the Depositary notifies the Issuers that it is unwilling or unable to continue as a Depositary for such Global Note or if at any time the Depositary ceases to be a “clearing agency” registered under the Exchange Act, and a successor Depositary is not appointed by the Issuers within 90 days of such notice, (ii) a Default or an Event of Default has occurred and is continuing or (iii) the Issuers, in their sole discretion, notify the Trustee in writing that they elect to cause the issuance of Definitive Notes under the Indenture.

(b) Any Global Note that is transferable to the beneficial owners thereof pursuant to this Section 2.4 shall be surrendered by the Depositary to the Trustee, to be so transferred, in whole or from time to time in part, without charge, and the Trustee shall authenticate and deliver, upon such transfer of each portion of such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations. Definitive Notes issued in exchange for any portion of a Global Note transferred pursuant to this Section 2.4 shall be executed, authenticated and delivered only in denominations of $2,000 and any integral multiples of $1,000 in excess thereof and registered in such names as the Depositary shall direct. Any Definitive Note delivered in exchange for an interest in the Global Note shall, except as otherwise provided by Section 2.3(d), bear the restricted securities legend set forth in Section 2.3(d)(i).

(c) The registered Holder of a Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action that a Holder is entitled to take under the Indenture or the Notes.

(d) In the event of the occurrence of any of the events specified in Section 2.4(a)(i), (ii) or (iii), the Issuers shall promptly make available to the Trustee a reasonable supply of Definitive Notes in definitive, fully registered form without interest coupons.

Appendix A-9

EXHIBIT A

[FORM OF FACE OF INITIAL NOTE]

[Global Notes Legend]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE ISSUERS OR THEIR AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

[Restricted Notes Legend]

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS EXCEPT AS SET FORTH BELOW. BY ITS ACQUISITION HEREOF, THE HOLDER AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE THAT IS [IN THE CASE OF RULE 144A NOTES: ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE LAST DATE ON WHICH ANY ISSUER OR ANY AFFILIATE OF ANY ISSUER WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY)] [IN THE CASE OF REGULATION S NOTES: 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE DATE ON WHICH THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY) WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN RULE 902 OF REGULATION S) IN RELIANCE ON REGULATION S], ONLY (A) TO AN ISSUER OR ANY SUBSIDIARY THEREOF, (B) INSIDE THE UNITED STATES TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (C) INSIDE THE UNITED STATES TO AN ACCREDITED INVESTOR THAT, PRIOR TO SUCH TRANSFER, FURNISHES (OR HAS FURNISHED ON ITS BEHALF BY A U.S. BROKER-DEALER) TO THE TRUSTEE A SIGNED LETTER CONTAINING CERTAIN REPRESENTATIONS AND AGREEMENTS RELATING TO THE RESTRICTIONS ON TRANSFER OF THIS SECURITY (THE FORM OF WHICH LETTER CAN BE OBTAINED FROM THE TRUSTEE FOR THIS SECURITY), (D) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 UNDER THE SECURITIES ACT (IF AVAILABLE), (E) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT

(IF AVAILABLE), (F) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL IF THE ISSUERS SO REQUEST), OR (G) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS SECURITY IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. IN CONNECTION WITH ANY TRANSFER OF THIS SECURITY WITHIN ONE YEAR AFTER THE ORIGINAL ISSUANCE OF THIS SECURITY, IF THE PROPOSED TRANSFEREE IS AN ACCREDITED INVESTOR, THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE TRUSTEE AND THE ISSUERS SUCH CERTIFICATIONS, LEGAL OPINIONS OR OTHER INFORMATION AS ANY OF THEM MAY REASONABLY REQUIRE TO CONFIRM THAT SUCH TRANSFER IS BEING MADE PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANING GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT.

[Definitive Notes Legend]

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

[ERISA Legend]

BY ITS ACQUISITION OF THIS NOTE, THE HOLDER THEREOF WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (1) NO PORTION OF THE ASSETS USED BY SUCH HOLDER TO ACQUIRE OR HOLD THIS NOTE CONSTITUTES THE ASSETS OF AN EMPLOYEE BENEFIT PLAN THAT IS SUBJECT TO TITLE I OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OF A PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER ARRANGEMENT THAT IS SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR PROVISIONS UNDER ANY OTHER FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAWS”), OR OF AN ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE “PLAN ASSETS” (WITHIN THE MEANING OF 29 C.F.R. SECTION 2510.3-101, AS MODIFIED BY SECTION 3(42) OF ERISA) OF ANY SUCH PLAN, ACCOUNT OR ARRANGEMENT, OR (2) THE PURCHASE AND HOLDING OF THIS NOTE AND ANY INTEREST HEREIN DOES NOT AND WILL NOT RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A SIMILAR VIOLATION UNDER ANY APPLICABLE SIMILAR LAWS.

[FORM OF FACE OF INITIAL NOTE]

5.625% Senior Notes due 2023

No. [RA-[     ] RS-[     ]]

[CUSIP: [         ]]

[ISIN: [         ]]

MARRIOTT OWNERSHIP RESORTS, INC., a Delaware corporation, promises to pay to [Cede & Co.]1 [                     ], or its registered assigns, the principal sum [of [                     ] Dollars ($)]2 [as revised by the Schedule of Increases and Decreases annexed hereto]3 on April 15, 2023.

Interest Payment Dates: April 15 and October 15.

Record Dates: April 1 and October 1.

[1]	Insert for Global Securities
[2]	Insert for Definitive Securities
[3]	Insert for Global Securities

IN WITNESS WHEREOF, the parties have caused this instrument to be duly executed.

MARRIOTT OWNERSHIP RESORTS, INC.

By:
Name:
Title:

ILG, LLC

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

Dated:

HSBC BANK USA, NATIONAL ASSOCIATION, as Trustee, certifies that this is one of the Notes referred to in the Indenture.

By:
Authorized Signatory

[FORM OF REVERSE SIDE OF NOTE]

5.625% Senior Notes due 2023

1.	Interest

(a) MARRIOTT OWNERSHIP RESORTS, INC., a Delaware corporation (such corporation, and its successors and assigns under the Indenture (as defined below) hereinafter referred to, being herein called the “Issuer”), and ILG, LLC, a Delaware limited liability company (such Person, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Co-Issuer” and, together with the Issuer, the “Issuers”), promise to pay interest on the principal amount of this 5.625% Senior Note due 2023 (this “Note “and, together with any other 5.625% Senior Notes due 2023, the “Notes”) at the rate per annum shown above. The Issuers shall pay interest semiannually in arrears on April 15 and October 15 of each year. Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of original issuance; provided that the first Interest Payment Date shall be [October 15, 2018 and shall include interest on the Notes from April 15, 2018 (the date interest was most recently paid on the Existing ILG Notes to, but not including, October 15, 2018][                    ]).

Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months. The Issuers shall pay interest on overdue principal at the rate specified herein.

(b) Special Interest. The holder of this Note is entitled to the benefits under the terms of the Registration Rights Agreement, dated as of September 4, 2018, among the Issuers, the Guarantors named therein and Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC, as the dealer managers (the “Registration Rights Agreement”).

2.	Method of Payment

The Issuers shall pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on the April 1 or October 1 immediately preceding the Interest Payment Date even if Notes are canceled after the Record Date and on or before the Interest Payment Date. Holders must surrender Notes to a Paying Agent to collect principal payments. The Issuers shall pay principal and interest in money of the United States of America that at the time of payment is legal tender for payment of public and private debts. Payments in respect of the Notes represented by a Global Note (including principal, premium and interest) shall be made by wire transfer of immediately available funds to the accounts specified by The Depository Trust Company. The Issuers shall make all payments in respect of a Definitive Note (including principal, premium and interest), by mailing a check to the registered address of each Holder thereof; provided, however, that payments on the Notes may also be made, in the case of a Holder of at least $1,000,000 aggregate principal amount of Notes, by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).

3.	Paying Agent and Registrar

Initially, HSBC Bank USA, National Association (the “Trustee”) shall act as Paying Agent and Registrar. The Issuers may appoint and change any Paying Agent, Registrar or co-registrar without notice. Any Issuer, the Parent Guarantor or any of its domestically incorporated Wholly Owned Subsidiaries may act as Paying Agent, Registrar or co-registrar.

4.	Indenture; Note Guarantee

The Issuers issued the Notes under an Indenture, dated as of September 4, 2018 (as it may be amended or supplemented from time to time in accordance with the terms thereof, the “Indenture”), among the Issuers, the Guarantors party thereto and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the date of the Indenture (the “TIA”); provided, however, that, in the event the TIA is amended after such date, “TIA” means, to the extent required by any such amendments, the Trust Indenture Act of 1939 as so amended. Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all such terms, and Noteholders are referred to the Indenture and the TIA for a statement of those terms. This Note is guaranteed, as set forth in the Indenture. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

The Indenture imposes certain limitations on the ability of the Parent Guarantor and its Restricted Subsidiaries to, among other things, make certain Investments and other Restricted Payments, pay dividends and other distributions, incur Debt, enter into consensual restrictions upon the payment of certain dividends and distributions by such Restricted Subsidiaries, issue or sell shares of capital stock of such Restricted Subsidiaries, enter into or permit certain transactions with Affiliates, create or incur Liens and make Asset Sales. The Indenture also imposes limitations on the ability of the Issuers and the Guarantors to consolidate or merge with or into any other Person or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all of the Property of the Issuers or the Guarantors.

5.	Redemption and Repurchase

The Notes are subject to optional redemption, and may be the subject of an offer to purchase upon a Change of Control or an Asset Sale, as further described in the Indenture. The Issuers shall not be required to make any mandatory redemption or sinking fund payments with respect to the Notes.

6.	Denominations; Transfer; Exchange

The Notes are in registered form without coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof. A Holder may transfer or exchange Notes in accordance with the Indenture. Upon any transfer or exchange, the Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange any Notes selected for redemption (except, in the case of a Note to be redeemed in part, the portion of the Note not to be redeemed) or to transfer or exchange any Notes for a period beginning 15 days before the notice of redemption or an offer to repurchase Notes is sent or 15 days before the notice of redemption or an offer to repurchase Notes is sent or 15 days before an Interest Payment Date.

7.	Persons Deemed Owners

The registered Holder of this Note may be treated as the owner of it for all purposes.

8.	Unclaimed Money

If money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Issuers at their written request unless an abandoned property law designates another Person. After any such payment, Holders entitled to the money must look only to the Issuers and not to the Trustee for payment.

9.	Discharge and Defeasance

Subject to certain conditions, the Issuers at any time may terminate some of or all their obligations under the Notes and the Indenture if the Issuers deposit or cause to be deposited with the Trustee money in U.S. dollars or Government Obligations for the payment of principal of and interest (including premium, if any) on the Notes, in each case to redemption or maturity.

10.	Amendment, Waiver

The Indenture, the Note Guarantees and the Notes may be amended and supplemented as provided in the Indenture.

11.	Defaults and Remedies

The Events of Default relating to the Notes are defined in Section 6.01 of the Indenture. Upon the occurrence of an Event of Default, the rights and obligations of the Issuers, the Guarantors, the Trustee and the Holders shall be as set forth in the applicable provisions of the Indenture.

12.	Trustee Dealings with the Issuer

Subject to certain limitations imposed by the TIA, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Issuers or their Affiliates and may otherwise deal with the Issuers or their Affiliates with the same rights it would have if it were not Trustee.

13.	No Recourse Against Others

No past, present or future director, officer, employee, incorporator, member, partner or stockholder of any Issuer or any Guarantor, as such, shall have any liability for any obligations of any Issuer or any Guarantor (other than an Issuer in respect of the Notes and each Guarantor in respect of its Note Guarantee) under the Notes, the Note Guarantees or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. This waiver and release are part of the consideration for issuance of the Notes. This waiver may not be effective to waive liabilities under the federal securities law.

14.	Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an Authentication Agent) manually signs the certificate of authentication on the other side of this Note.

15.	Abbreviations

Customary abbreviations may be used in the name of a Noteholder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

16.	Governing Law/Waiver of Trial by Jury

THIS NOTE AND ANY CLAIM, CONTROVERSY OR DISPUTE RELATING TO OR ARISING OUT OF THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY. EACH OF THE PARTIES HERETO AND EACH HOLDER BY ITS ACCEPTANCE THEREOF IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

17.	CUSIP Numbers

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuers have caused CUSIP numbers to be printed on the Notes and have directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Noteholders. To the extent such numbers have been issued, the Issuers have caused ISIN and Common Code numbers to be similarly printed on the Notes and has similarly instructed the Trustee. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Issuers shall furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture which has in it the text of this Note.

All capitalized terms used but not defined in this Note shall have the meanings assigned to them in the Indenture.

MARRIOTT OWNERSHIP RESORTS, INC.

ILG, LLC

5.625% Senior Notes due 2023

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint agent to transfer this Note on the books of the Issuers. The agent may substitute another to act for him.

Date:	Your Signature:

Sign exactly as your name appears on the other side of this Note

In connection with any transfer of any of the Notes evidenced by this certificate occurring while this Note is a Transfer Restricted Note, the undersigned confirms that such Notes are being transferred in accordance with its terms:

CHECK ONE BOX BELOW

(1)	☐	To an Issuer; or

(2)	☐	Pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”); or

(3)	☐	Inside the United States to a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that such transfer is being made in reliance on Rule 144A, in each case pursuant to and in compliance with Rule 144A under the Securities Act; or

(4)	☐	Outside the United States in an offshore transaction within the meaning of Regulation S under the Securities Act in compliance with Rule 904 under the Securities Act (and if the transfer is being made prior to the expiration of the Distribution Compliance Period, the Notes shall be held immediately thereafter directly or indirectly through Euroclear or Clearstream);

(5)	☐	In a principal amount of not less than $250,000 to an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) and (7) under the Securities Act) that has furnished to the Trustee a signed letter containing certain representations and agreements (the form of which letter can be obtained from the Trustee or the Issuers); or

(6)	☐	Pursuant to another available exemption from registration provided by Rule 144 under the Securities Act or any other available exemption from the registration requirements of the Securities Act.

Unless one of the above boxes is checked, the Trustee shall refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered holder thereof; provided, however, that if box (4), (5) or (6) is checked, the Trustee may require, prior to registering any such transfer of the Notes, such legal opinions, certifications and other information as the Issuers have reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

Your Signature

Signature Guarantee:

Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor acceptable to the Trustee

Date:

Signature of Signature Guarantor

TO BE COMPLETED BY PURCHASER IF (3) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuers as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Date:

NOTICE: To be executed by an executive officer

[TO BE ATTACHED TO GLOBAL NOTES]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The initial principal amount of this Global Note is $[    ]. The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Notes Custodian

MARRIOTT OWNERSHIP RESORTS, INC.

ILG, LLC

5.625% Senior Notes due 2023

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuers pursuant to Section 4.07 (Limitation on Asset Sales) or Section 4.12 (Change of Control) of the Indenture, check this box:

If you want to elect to have only part of this Note purchased by the Issuers pursuant to Section 4.07 or Section 4.12 of the Indenture, state the amount:

$

Date:

(Sign exactly as your name appears on the other side of the Note)

Signature Guarantee:

Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor acceptable to the Trustee

Date:

Signature of Signature Guarantor

EXHIBIT B

SUPPLEMENTAL INDENTURE

dated as of                    ,

among

MARRIOTT OWNERSHIP RESORTS, INC.

ILG, LLC

The Guarantors Party Hereto

and

HSBC BANK USA, NATIONAL ASSOCIATION,

as Trustee

5.625% Senior Notes due 2023

THIS SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), entered into as of [         , 20         ], among MARRIOTT OWNERSHIP RESORTS, INC., a Delaware corporation (the “Issuer”), ILG, LLC, a Delaware limited liability company (the “Co-Issuer” and, together with the Issuer, the “Issuers”), [insert each Guarantor executing this Supplemental Indenture and its jurisdiction of incorporation] (each an “Undersigned”) and HSBC BANK USA, NATIONAL ASSOCIATION, a national banking association, as trustee (the “Trustee”).

RECITALS

WHEREAS, the Issuers, the Guarantors party thereto and the Trustee entered into an Indenture, dated as of September 4, 2018 (the “Indenture”), relating to the Issuers’ 5.625% Senior Notes due 2023 (the “Notes”);

WHEREAS, as a condition to the purchase of the Notes by the Holders, the Issuers agreed pursuant to the Indenture to cause any Restricted Subsidiary (with certain exceptions) that guarantees certain indebtedness of any Issuer or any Guarantor following the Issue Date to provide a Note Guarantee.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally bound, the parties to this Supplemental Indenture hereby agree as follows:

Section 1. Capitalized terms used herein and not otherwise defined herein are used as defined in the Indenture.

Section 2. Each Undersigned, by its execution of this Supplemental Indenture, agrees to be a Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to Guarantors, including, but not limited to, Article 10 thereof.

Section 3. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

Section 4. This Supplemental Indenture may be signed in various counterparts which together shall constitute one and the same instrument.

Section 5. This Supplemental Indenture is an amendment supplemental to the Indenture, and the Indenture and this Supplemental Indenture shall henceforth be read together.

Section 6. The recitals and statements herein are deemed to be those of the Issuers and the Undersigned and not the Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or the Guarantees provided by the Guarantors party to this Supplemental Indenture.

Section 7. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

MARRIOTT OWNERSHIP RESORTS, INC., as Issuer

By:
Name:
Title:

ILG, LLC, as Co-Issuer

By:
Name:
Title:

[GUARANTOR(S)]

By:
Name:
Title:

HSBC BANK USA, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

EXHIBIT C

Form of

Transferee Letter of Representation

Marriott Ownership Resorts, Inc.

ILG, LLC

In care of:

HSBC Bank USA, National Association

452 Fifth Avenue

New York, New York 10018

Attn: Corporate Trust & Loan Agency

Facsimile: (212)-525-1300

Ladies and Gentlemen:

This certificate is delivered to request a transfer of $[                ] principal amount of the 5.625% Senior Notes due 2023 [CUSIP Number] (the “Notes”) of Marriott Ownership Resorts, Inc. (the “Issuer”) and ILG, LLC (the “Co-Issuer” and, together with the Issuer, the “Issuers”).

Upon transfer, the Notes would be registered in the name of the new beneficial owner as follows:

Name:

Address:

Taxpayer ID Number:

The undersigned represents and warrants to you that:

1. We are an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933, as amended (the “Securities Act”)), purchasing for our own account or for the account of such an institutional “accredited investor,” and we are acquiring the Notes not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act. We have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we invest in or purchase notes similar to the Notes in the normal course of our business. We, and any accounts for which we are acting, are each able to bear the economic risk of our or its investment.

2. We understand that the Notes have not been registered under the Securities Act and, unless so registered, may not be sold except as permitted in the following sentence. We agree on our own behalf and on behalf of any investor account for which we are purchasing Notes to offer, sell or otherwise transfer such Notes prior to the date that is one year after the later of the date of original issue and the last date on which any Issuer or any affiliate of the Issuers was the owner of such Notes (or any predecessor thereto) (the “Resale Restriction Termination Date”) only (a) to an Issuer, (b) pursuant to a registration statement that has been declared effective under the Securities Act, (c) in a transaction complying with the requirements of Rule 144A under the Securities Act (“Rule 144A”), to a person we reasonably believe is a qualified institutional buyer under Rule 144A (a “QIB”) that is purchasing for its own account or for the account of a QIB and to whom notice is given that the transfer is being made in reliance on Rule 144A, (d) pursuant to offers and sales that occur outside the United States within the meaning of

C-1

Regulation S under the Securities Act, (e) to an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act that is purchasing for its own account or for the account of such an institutional “accredited investor,” or (f) pursuant to any other available exemption from the registration requirements of the Securities Act, subject in each of the foregoing cases to any requirement of law that the disposition of our property or the property of such investor account or accounts be at all times within our or their control and in compliance with any applicable state securities laws. The foregoing restrictions on resale shall not apply subsequent to the Resale Restriction Termination Date. If any resale or other transfer of the Notes is proposed to be made pursuant to clause (e) above prior to the Resale Restriction Termination Date, the transferor shall deliver a letter from the transferee substantially in the form of this letter to the Issuers and the Trustee, which shall provide, among other things, that the transferee is an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act and that it is acquiring such Notes for investment purposes and not for distribution in violation of the Securities Act. Each purchaser acknowledges that the Issuers and the Trustee reserve the right prior to the offer, sale or other transfer prior to the Resale Restriction Termination Date of the Notes pursuant to clause (d), (e) or (f) above to require the delivery of an opinion of counsel, certifications or other information satisfactory to the Issuers and the Trustee.

TRANSFEREE:

By:

C-2